EXHIBIT 10.3
EXECUTION COPY
SEVENTH AMENDMENT TO
RECEIVABLES LOAN AND SECURITY AGREEMENT
     THIS SEVENTH AMENDMENT TO THE RECEIVABLES LOAN AND SECURITY AGREEMENT, dated as of November 13, 2008 (this “Amendment”), is entered into by and among:
     (1) LEAF CAPITAL FUNDING III, LLC, a Delaware limited liability company, as the borrower (the “Borrower”);
     (2) LEAF FINANCIAL CORPORATION, a Delaware corporation, as the servicer (the “Servicer”);
     (3) MORGAN STANLEY BANK, as a Class A Lender (a “Class A Lender”), and as collateral agent (the “Collateral Agent”);
     (4) MORGAN STANLEY ASSET FUNDING INC., as a Class B Lender (a “Class B Lender”);
     (5) THE ROYAL BANK OF SCOTLAND PLC, as a Class A Lender (a “Class A Lender”), and as a Class B Lender (a “Class B Lender”) (the Class A Lenders and the Class B Lenders shall be collectively referred to herein as the “Lenders”);
     (6) U.S. BANK NATIONAL ASSOCIATION, as the custodian (the “Custodian”), and as the lenders’ bank (the “Lenders’ Bank”);
     (7) LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services), a Minnesota corporation, as the backup servicer (the “Backup Servicer”); and
     (8) MORGAN STANLEY CAPITAL SERVICES INC., as the Qualifying Swap Counterparty (the “Qualifying Swap Counterparty”).
R E C I T A L S
     A. WHEREAS, the Borrower, the Servicer, the Lenders, the Collateral Agent, the Custodian, the Lenders’ Bank and the Backup Servicer are parties to the Receivables Loan and Security Agreement, dated as of November 1, 2007 (as amended, supplemented or otherwise modified through the date hereof, the “Agreement”);
     B. WHEREAS, the parties hereto desire to amend the Agreement on the terms and conditions set forth herein; and
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth for such terms in Section 1.01(a) of the Agreement.
     2. Amendments to the Agreement. The Agreement is hereby amended to incorporate the changes reflected on Exhibit A hereto.
     3. Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the receipt by the Lenders of (i) executed signature pages to this Amendment from each of the parties hereto, (ii) executed signature pages to that certain fee letter agreement, dated as of the date hereof, among the Borrower and each Lender from each of the parties thereto, (iii) an opinion of counsel to each of the Borrower and the Servicer, in form and substance satisfactory to the Lenders, covering certain corporate and enforceability matters, (iv) an executed power of attorney, in form and substance satisfactory to the Lenders, covering any successor Servicer and (v) such other documents, instruments and opinions as the Lenders may request.
     4. Representations and Warranties. Each of the Borrower and the Servicer represents and warrants that:
     (a) this Amendment has been duly authorized, executed and delivered on its behalf, and the Agreement, as so amended, constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof or thereof;
     (b) after giving effect to this Amendment, the representations and warranties made by it in the Agreement (as amended by this Amendment) are true and correct as of the date hereof (except to the extent any such representations or warranties relate to a prior date, in which case such representation or warranty shall relate to such prior date); and
     (c) after giving effect to this Amendment, no Program Termination Event, Event of Default, Termination Event or Unmatured Event of Default shall exist on the date hereof.
     5. Effect of Amendment. Except as expressly amended and/or modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. After the date hereof, all references in the Agreement to “this Agreement”, “hereof”, or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as specifically set forth herein.
     6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts (including by facsimile or electronic transmission), each of which shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.
     7. Governing Law; Severability. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS THEREOF (OTHER

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THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
     8. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the sole benefit of the parties hereto.
     9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LEAF CAPITAL FUNDING III, LLC, as Borrower
By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	President, COO

LEAF FINANCIAL CORPORATION, as Servicer
By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	President, COO

Seventh Amendment to RLSA

MORGAN STANLEY BANK, as a Class A Lender and as the Collateral Agent
By:	/s/ Andrew J. Coon
	Name:	Andrew J. Coon
	Title:	Authorized Signatory

MORGAN STANLEY ASSET FUNDING INC., as a Class B Lender
By:	/s/ Andrew J. Coon
	Name:	Andrew J. Coon
	Title:	Authorized Signatory

Seventh Amendment to RLSA

THE ROYAL BANK OF SCOTLAND PLC, as a Class A Lender and as a Class B Lender By: Greenwich Capital Markets, Inc., as agent
By:	/s/ Jere P. Dieck
	Name:	Jere P. Dieck
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Custodian and as Lenders’ Bank
By:	/s/ Diane L. Reynolds
	Name:	Diane L. Reynolds
	Title:	Vice President

Seventh Amendment to RLSA

LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services), as Backup Servicer
By:	/s/ Joseph Andries
	Name:	Joseph Andries
	Title:	Senior Vice President

MORGAN STANLEY CAPITAL SERVICES INC., as the Qualifying Swap Counterparty
By:	/s/ Charmaine Fearon
	Name:	Charmaine Fearon
	Title:	Authorized Signatory

Exhibit A
[incorporates Consent, dated as
of December 7, 2007, Second Amendment,
dated as of December 27, 2007,
Third Amendment, dated as of May 16, 2008,
Fourth Amendment, dated as of September 15, 2008,
Fifth Amendment, dated as of October 31, 2008
Sixth Amendment, dated as of November 7, 2008
and Seventh Amendment, dated as of November 13, 2008]
EXECUTION VERSION

RECEIVABLES LOAN AND SECURITY AGREEMENT

Dated as of November 1, 2007
Among
LEAF CAPITAL FUNDING III, LLC,
as the Borrower
and
LEAF FINANCIAL CORPORATION,
as the Servicer
and
MORGAN STANLEY BANK
as a Class A Lender and Collateral Agent
and
MORGAN STANLEY ASSET FUNDING INC.
as a Class B Lender
and
THE ROYAL BANK OF SCOTLAND PLC
as a Class A Lender and as a Class B Lender
and

U.S. BANK NATIONAL ASSOCIATION,
as the Custodian and the Lenders’ Bank
and
LYON FINANCIAL SERVICES, INC. (D/B/A U.S. BANK PORTFOLIO SERVICES),
as the Backup Servicer

     This RECEIVABLES LOAN AND SECURITY AGREEMENT is made as of November 1, 2007, among:
     (1) LEAF CAPITAL FUNDING III, LLC, a Delaware limited liability company (the “Borrower”);
     (2) LEAF FINANCIAL CORPORATION, a Delaware corporation (“LEAF Financial” or the “Initial Servicer”), as the Servicer (as defined herein);
     (3) MORGAN STANLEY BANK, as a Class A Lender (“Morgan Stanley” and a “Lender” hereunder) and Collateral Agent (as defined herein);
     (4) THE ROYAL BANK OF SCOTLAND PLC, as a Class A Lender (“RBS” and a “Lender” hereunder) and as a Class B Lender (a “Lender” hereunder);
     (5) MORGAN STANLEY ASSET FUNDING INC., as a Class B Lender (“Morgan Stanley AFI” and a “Lender” hereunder and, together with Morgan Stanley and RBS, the “Lenders”);
     (6) U.S. BANK NATIONAL ASSOCIATION, as the Custodian and the Lenders’ Bank (as each such term is defined herein); and
     (7) LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services), a Minnesota corporation, as the Backup Servicer (as defined herein).
     IT IS AGREED as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01 Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
     (b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Accountants’ Report” has the meaning assigned to that term in Section 6.11(b).
     “Active Backup Servicer’s Fee” means, for any Fee Period or portion thereof after the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the greater of (i) the Active Backup Servicing Fee Rate, multiplied by the Eligible Receivables Balance as of the first day of such Fee Period, multiplied by a fraction, the numerator of which shall be the actual number of days in such Fee Period and the denominator of which shall be 360, and (ii) $7,000. The Active Backup Servicer’s Fees shall also include reasonable out-of-pocket expenses incurred by the Backup Servicer in performing its duties as Servicer.
     “Active Backup Servicing Fee Rate” means 1.50%.
     “Adjusted Eurodollar Rate” means, (i) on and prior to November 23, 2008, with respect to any Interest Period for any Loan (or portion thereof) allocated to such Interest Period, an interest rate per annum equal to the average of the interest rates per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) reported during such Interest Period on Reuters LIBOR01 Page (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000 or more (or, if such page shall cease to be publicly available or, if the information contained on such page, in each applicable Lender’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by such Lender that, in such Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate), and (ii) thereafter, with respect to each other Interest Period for any Loan (or portion thereof) allocated to such Interest Period, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) reported on the date that is two (2) Business Days prior to the end of the immediately preceding Interest Period on Reuters LIBOR01 Page (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000 or more (or, if such page shall cease to be publicly available or, if the information contained on such page, in each applicable Lender’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by such Lender that, in such Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate).
     “Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than, with (i) respect to the Pledged Assets, any lien, security interest, charge, encumbrance or other right or claim in favor of the Collateral Agent or (ii) any Permitted Lien.
     “Affected Party” has the meaning assigned to that term in Section 2.09.
     “Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Aggregate Advance Amount” means the Class A Advance Amount plus the Class B Advance Amount.

     “Agreement” means this Receivables Loan and Security Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter in accordance with its terms.
     “Allocable Share” means, in respect of any Segregated Collateral Pool at any time, such Segregated Collateral Pool’s share of any amount, which shall be determined by multiplying such amount by a fraction, (x) the numerator of which is the aggregate Discounted Balance of all Pledged Receivables included in such Segregated Collateral Pool at such time and (y) the denominator of which is the aggregated Discounted Balance of all Pledged Receivables at such time.
     “Amendment Consent Parties” has the meaning assigned to that term in Section 9.01.
     “Amortized Equipment Cost” means, (i) with respect to all Eligible Receivables (a) as of the Borrowing Date, the present value of the remaining Scheduled Payments under all Eligible Receivables (including any Balloon Payment or Put Payment), discounted monthly at the rate at which the present value of all Scheduled Payments under all Eligible Receivables (including any Balloon Payment or Put Payment) equals the Purchase Price and, (b) as of any subsequent date of determination, shall mean the present value of the then remaining Scheduled Payments under all Eligible Receivables (including any Balloon Payment or Put Payment) discounted monthly at the aforementioned discount rate, and (ii) with respect to an Eligible Receivable (a) as of the Borrowing Date, the present value of the remaining Scheduled Payments under such Eligible Receivable (including any Balloon Payment or Put Payment), discounted monthly at the rate at which the present value of all Scheduled Payments under all Eligible Receivables (including any Balloon Payment or Put Payment) equals the Purchase Price and, (b) as of any subsequent date of determination, shall mean the present value of the then remaining Scheduled Payments under such Eligible Receivable (including any Balloon Payment or Put Payment) discounted monthly at the aforementioned discount rate.
     “Approved Lienholder” means any Person that (i) has entered into a Nominee Lienholder Agreement, a copy of which has been delivered by the Collateral Agent to the Custodian and (ii) appears on the list of approved lienholders provided by LEAF Financial Corporation to the Custodian from time to time.
     “Assigned Documents” has the meaning assigned to that term in Section 2.10.
     “Assignment” has the meaning set forth in the Purchase and Sale Agreement.
     “Assignment and Acceptance” has the meaning assigned to that term in Section 9.04.
     “Available Cash” has the meaning assigned to that term in Section 7.01(t)(i).
     “Available Funds” has the meaning assigned to that term in Section 2.04(a).
     “Backup Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) or any successor Backup Servicer appointed by the Lenders pursuant to Section 6.13.

     “Backup Servicer Delivery Date” has the meaning assigned to that term in Section 6.10(d).
     “Balloon Payment” means a payment due, or which may be required, at the end of the term of a Contract (which constitutes a loan) equal to the principal amount under such Contract which remains outstanding after the payment of all regular scheduled payments of principal during the term of such Contract.
     “Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended.
     “Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:
     (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
     (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.
     “Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the arithmetic average of the rates of interest publicly announced by JPMorgan Chase Bank and Citibank, N.A. (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank’s “base” or other rate determined by the Collateral Agent to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, the Collateral Agent shall, during such period, determine the Base Rate based upon the prime commercial lending (or equivalent) rates announced publicly by the other such bank or, if each such bank ceases to announce publicly its prime commercial lending (or equivalent) rate, based upon the prime commercial lending (or equivalent) rate or rates announced publicly by one or more other banks selected by the Collateral Agent. The prime commercial lending (or equivalent) rates used in computing the Base Rate are not intended to be the lowest rates of interest charged by such banks in connection with extensions of credit to debtors. The Base Rate shall change as and when such banks’ prime commercial lending (or equivalent) rates change.
     “Borrower” has the meaning assigned to that term in the preamble hereto.
     “Borrower Pension Plan” means a “pension plan” as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of Borrower may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
     “Borrowing” means the borrowing of the Class A Loan and the Class B Loan under this Agreement.
     “Borrowing Date” means, with respect to the Borrowing, the date on which the Borrowing is funded.
     “Borrowing Limit” means on the Borrowing Date, the least of (i) the Facility Limit, (ii) the Maximum Advance Amount and (iii) the Aggregate Advance Amount; provided, however, that at all times, on or after the Program Termination Date, the Borrowing Limit shall mean the aggregate outstanding principal balance of the Loans.
     “Breakage Fee” means, for Loans allocated to any Interest Period during which such Loans are repaid (in whole or in part) prior to the end of such Interest Period, the breakage costs, if any, related to such repayment plus the amount, if any, by which (i) interest (calculated without taking into account any Breakage Fee), which would have accrued on the amount of the payment of such Loans during such Interest Period (as so computed) if such payment had not been made, as the case may be, exceeds (ii) the sum of (A) interest actually received by each Lender in respect of such Loans for such Interest Period and, if applicable, (B) the income, if any, received by the Lenders from each Lender’s investing the proceeds of such payments on such Loans.
     “Business Day” means a day of the year other than a Saturday or a Sunday or any other day on which banks are authorized or required to close in New York City, St. Paul, Minnesota or Salt Lake City, Utah; provided, that, if any determination of a Business Day shall relate to a Loan bearing interest at the Adjusted Eurodollar Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Calculated Swap Amortizing Balance” means, with respect to a Qualifying Interest Rate Swap and as of any date of determination, the projected scheduled amortizing balance of the Pledged Receivables which were Pledged during the period ending on the Remittance Date on which such Qualifying Interest Rate Swap became effective and beginning on the day following the immediately preceding Remittance Date, determined by the Servicer and accepted by the Lenders based upon the Discounted Balance of such Pledged Receivables as of such date of determination, adjusted for prepayments using an absolute prepayment speed which, in the judgment of the Lenders, is consistent with the speed with which the Pledged Receivables have prepaid in the past.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, contingent share issuances, participations or other equivalents of or interest in equity (however designated) of such Person.
     “Certificate of Title” means with respect to a Vehicle, (i) if such Vehicle is registered in Florida, (x) to the extent the related Receivable has been originated by an Originator, an original certificate of title or (y) to the extent the related Receivable has been Originated by a Person other than an Originator, (A) an original certificate of title or (B) if the original certificate of title has been sent to the registered owner of such Vehicle, an original computer confirmation of lien, (ii) if such Vehicle is registered in Kansas, a true copy of the application for certificate of title and registration, (iii) if such Vehicle is registered in Kentucky, an original notice of lien, (iv) if such Vehicle is registered in Maryland, an original notice of security interest filing, (v) if such Vehicle is registered in Minnesota, an original lien card, (vi) if such Vehicle is registered in Missouri, an original notice of recorded lien, (vii) if such Vehicle is registered in Montana, a true copy of the application for certificate of title, (viii) if such Vehicle is registered in New York, an original notice of lien, (ix) if such Vehicle is registered in Oklahoma, an original, file-stamped lien entry form, (x) if such Vehicle is registered in Wisconsin, an original lien confirmation card or (xi) if such Vehicle is registered in any other State, an original certificate of title, in each case issued by the Registrar of Titles of the applicable State listing the lienholder of record with respect to such Vehicle (it being understood and agreed that solely for purposes of clauses (i) through (x) above (other than clauses (i)(x) and (i)(y)(A)), the “original” of any document required thereby shall consist of whatever documentation has been issued by the Registrar of Titles of the related State to the lienholder).
     “Change of Control” means that at any time (i) Owner shall own directly or indirectly less than 100% of all membership interests of the Borrower, (ii) Resource America shall own directly or indirectly less than 50.1% of all Capital Stock or voting power of the Initial Servicer, (iii) the Initial Servicer shall own directly or indirectly less than 80% of all Capital Stock or voting power of Originator and Owner, (iv) Resource America, Owner or the Borrower merges or consolidates with any other Person without the prior written consent of the Lenders, (v) the Initial Servicer or the Originator merges or consolidates with any other Person and the Initial Servicer or the Originator, as applicable, is not the surviving entity or (vi) either of Crit DeMent or Miles Herman is not employed in a senior management position at the Initial Servicer, is not involved in the day-to-day operations of the Initial Servicer or is not able to perform substantially all of his duties as an employee of the Initial Servicer during any three month period and, in each case, has not been replaced by a person approved by the Lenders in writing within 90 days of any such event.
     “Check-in Repurchase Event” has the meaning set forth in Section 5.02(e).
     “Check-in Requirements” means the procedures set forth in Section 5.02 of this Agreement.
     “Class A Advance Amount” means $333,380,316.91.

     “Class A Facility Limit” means, at any time, with respect to the Class A Notes, the product of (x) 97.10%, (y) 89%, and (z) the Amortized Equipment Cost with respect to all Pledged Receivables that are Eligible Receivables.
     “Class A Interest Rate” means (i) from August 8, 2008 through October 31, 2008, the Adjusted Eurodollar Rate plus 2.50%; (ii) from November 1, 2008 through the Facility Maturity Date, the Adjusted Eurodollar Rate plus 4.00%; and (iii) from and after the Facility Maturity Date or at any time upon the occurrence and continuation of any Program Termination Event, the Adjusted Eurodollar Rate plus 5.00%.
     “Class A Lender” means each Lender in respect of the Class A Loan.
     “Class A Loan” has the meaning set forth in Section 2.01(a).
     “Class A Note” has the meaning set forth in Section 2.01(b).
     “Class B Advance Amount” means $33,712,616.32.
     “Class B Interest Rate” means (i) from August 8, 2008 through October 31, 2008, the Adjusted Eurodollar Rate plus 12.50%; (ii) from November 1, 2008 through the Facility Maturity Date, the Adjusted Eurodollar Rate plus 17.50%; and (iii) from and after the Facility Maturity Date or at any time upon the occurrence and continuation of any Program Termination Event, the Adjusted Eurodollar Rate plus 20.00%.
     “Class B Lender” means each Lender in respect of the Class B Loan.
     “Class B Loan” means the sum of the Class B Advance Amount plus $1,000,000.
     “Class B Note” has the meaning set forth in Section 2.01(b).
     “Closing Date” means November 7, 2007.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral Agent” means Morgan Stanley, in its capacity as collateral agent on behalf of the Secured Parties, and any other Person appointed as Collateral Agent hereunder.
     “Collateral Agent’s Fee” means, for any Fee Period, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the amount listed in the Fee Letter.
     “Collateral Receipt” has the meaning assigned to that term in the Custodial Agreement.
     “Collateral Split” has the meaning set forth in Section 7.03(b). The Collateral Split shall be deemed to occur on the Collateral Split Effective Date.
     “Collateral Split Accrued Expenses” means, as of any date, each of the following amounts to the extent accrued or invoiced on or prior to such date: all amounts payable under clauses (i), (ii) (including, without limitation, all applicable swap breakage costs, indemnities and

Other Swap Breakage Costs), (iii), (iv), (v), (vi), (viii) and (xiii) of Section 2.04(a); it being understood and agreed that extraordinary amounts reasonably expected to be incurred in connection with any Program Termination Event or the Collateral Split may be invoiced in advance and shall be included in the Collateral Split Accrued Expenses.
     “Collateral Split Buyout Right” has the meaning set forth in Section 7.04.
     “Collateral Split Effective Date” means (i) the day after the first Remittance Date to occur following the later of (a) the date on which each applicable Lender’s Collateral Split Buyout Rights expire pursuant to Section 7.03 and (b) the date on which all Collateral Split Accrued Expenses are paid in full or (ii) any other date agreed to by the parties hereto and the Qualifying Swap Counterparty.
     “Collateral Split Notice” has the meaning set forth in Section 7.04(a).
     “Collection Account” means a special trust account (account number 119320000 at the Lenders’ Bank) in the name of the Borrower and under the control of U.S. Bank National Association, as securities intermediary, on behalf of the Lenders; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any taxes payable with respect to the Collection Account.
     “Collection Account Agreement” means that certain Collection Account Agreement, dated the date of this Agreement, among the Borrower, the Servicer, the Lenders’ Bank, the Lenders and the Collateral Agent, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
     “Collection Date” means the date on which the aggregate outstanding principal amount of the Loans have been repaid in full and all interest and Fees and all other Obligations have been paid in full.
     “Collection Period” means, (i) with respect to any Remittance Date (including the initial Remittance Date), the period beginning on, and including, the first day of the most recently ended calendar month and ending on, and including, the last day of the most recently ended calendar month; provided, that the final Collection Period shall begin on, and include, the first day of the then current calendar month and shall end on the Collection Date and (ii) in any context other than with respect to any Remittance Date, a calendar month.
     “Collections” means, without duplication, with respect to any Pledged Receivable, all Scheduled Payments related to such Receivable, all prepayments and related penalty payments with respect to the Contract related to such Receivable, all overdue payments and related interest and penalty payments with respect to the Contract related to such Receivable, all Guaranty Amounts, all Insurance Proceeds, all Servicing Charges, all proceeds under “buyout letters” or other prepayment/termination agreements and all Recoveries related to such Receivable, all amounts paid to the Borrower related to such Receivable pursuant to the terms of the Purchase and Sale Agreement, all amounts paid by the Servicer related to such Receivable in connection with its obligations under Section 6.20 hereof, and all other payments received with respect to the Contract related to such Receivable, all cash receipts and proceeds in respect of the Other

Conveyed Property or Related Security (including, without limitation, the Obligor Collateral) related to such Receivable, any Servicer Advances related to such Receivable, and any amounts paid to the Borrower under or in connection with any Qualifying Interest Rate Swap or the hedging arrangements contemplated thereunder.
     “Computer Tape or Listing” means the computer tape or listing (whether in electronic form or otherwise) generated by the Servicer on behalf of the Borrower, which provides information relating to the Receivables included in the Eligible Receivables Balance.
     “Consolidated EBITDA” means, with respect to LEAF Financial and its consolidated subsidiaries for any period, the aggregate net income (or loss) of LEAF Financial and its consolidated subsidiaries for such period plus, without duplication and to the extent deducted in the calculation of such aggregate net income (or loss) for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense (including interest on the Loans) for such period, (c) depreciation and amortization expense and (d) amortization of intangibles (including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP).
     “Consolidated Interest Expense” means, with respect to LEAF Financial and its consolidated subsidiaries for any period, the aggregate of the interest expense of LEAF Financial and its consolidated subsidiaries for such period, as determined in accordance with GAAP, and including, without duplication, net cash costs under all Qualifying Interest Rate Swaps (excluding amortization or accretion of original discount or cost).
     “Contract” means a Lease Contract or a Loan Contract.
     “Controlling Holders” means, (i) at any time prior to a Collateral Split, both of the Primary Lenders acting together and (ii) at any time after a Collateral Split, with respect to any Loan Agreement and the related Transaction Documents, the holders of a majority of the aggregate outstanding principal amount of the Class A Notes and the Class B Notes governed by such Loan Agreement or, if there are only two holders of such Class A Notes and the Class B Notes, all of such holders of such Class A Notes and the Class B Notes.
     “Credit and Collection Policy” means (i) collectively, the “Operations Policies & Procedures” memorandum and certain other items, as annexed hereto as Schedule IV as such policy may hereafter be amended, modified or supplemented from time to time in compliance with this Agreement and (ii) with respect to any Servicer other than LEAF Financial, that Servicer’s collection policies for similar assets in effect from time to time.
     “Cumulative Net Loss Rate” means, as of any date of determination following November 1, 2008, an amount (expressed as a percentage) equal to (i) the difference of (x) the aggregate Discounted Balances of all Pledged Receivables which were Eligible Receivables at the time of their Pledge hereunder and which became Defaulted Receivables at any time, minus (y) Recoveries received, divided by (ii) the Purchase Price.
     “Cumulative Net Loss Rate Percentage” means, for each calendar month, the corresponding percentage set forth in the “Cumulative Net Loss Rate Percentage” column on Schedule IX hereto.

     “Custodial Agreement” means that certain Custodial Agreement dated as of the date hereof among the Servicer, the Borrower, the Lenders and the Custodian, together with all instruments, documents and agreements executed in connection therewith, as such Custodial Agreement may from time to time be amended, restated, supplemented and/or otherwise modified in accordance with the terms thereof.
     “Custodian” means U.S. Bank National Association (or a sub-custodian on its behalf) or any substitute Custodian appointed by the Lenders pursuant to the Custodial Agreement.
     “Custodian’s Fee” means, for any Fee Period, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the aggregate fees (and, following a Collateral Split, the aggregate fees with respect to each related Segregated Collateral Pool, without duplication) listed in that certain “Schedule of Fees” letter dated October 23, 2007 between U.S. Bank National Association and LEAF Financial Corporation, as amended, which relate to such Fee Period.
     “Debt” of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments related to transactions that are classified as financings under GAAP, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by an Adverse Claim upon property or assets owned (under GAAP) by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor, against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.
     “Defaulted Receivable” means, as of any date of determination, any Pledged Receivable:
     (i) with respect to which any part of any Scheduled Payment, or any tax-related payment, owed by the applicable Obligor under the terms of the related Contract remains unpaid for more than 120 days after the due date therefor set forth in such Contract;
     (ii) with respect to which the first or second Scheduled Payment is not paid in full when due under the related Contract;
     (iii) with respect to which any payment or other material terms of the related Contract have been modified due to credit related reasons after such Contract was acquired by the Borrower pursuant to the Purchase and Sale Agreement;
     (iv) which has been or should be charged off as a result of the occurrence of a Bankruptcy Event with respect to the related Obligor, if any, or which has been or should otherwise be deemed uncollectible by the Servicer, in each case, in accordance with the Credit and Collection Policy; or
     (v) with respect to which the Servicer has repossessed the related Equipment.

     “Deficiency” has the meaning assigned to that term in the Custodial Agreement.
     “Delinquency Rate” means, as of any date of determination, an amount (expressed as a percentage) equal to (i) the aggregate Discounted Balances of all Delinquent Receivables as of the last day of the immediately preceding Collection Period divided by (ii) aggregate Discounted Balances of all Pledged Receivables which are Eligible Receivables as of such day.
     “Delinquent Receivable” means, as of any date of determination, any Pledged Receivable (other than a Defaulted Receivable) with respect to which any part of any Scheduled Payment (or other amount payable under the terms of the related Contract) remains unpaid for more than 60 days but not more than 120 days after the due date therefor set forth in such Contract.
     “Depository Institution” means a depository institution or trust company, incorporated under the laws of the United States or any State thereof, that is subject to supervision and examination by federal and/or State banking authorities.
     “Discount Rate” means, as of any date of determination, a percentage equal to the sum of (i) 7.20% per annum, (ii) at any time prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, the Servicing Fee Rate and the Standby Backup Servicing Fee Rate, (iii) at any time after the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, the Active Backup Servicing Fee Rate and (iv) a rate per annum equal to 0.05%.
     “Discounted Balance” means, with respect to any Contract, as of any date of determination, the present value of the aggregate amount of Scheduled Payments (including any Balloon Payment or Put Payment but, in any event, calculated without giving effect to any booked residual value with respect to any related Equipment) due or to become due under the terms of the related Contract after the Cut-Off Date applicable to the Receivable related thereto, which remain unpaid as of such date of determination, calculated by discounting such aggregate amount of such Scheduled Payments to such date of determination at an annual rate equal to the Discount Rate.
     “Discrepancy Procedure” has the meaning assigned to that term in the eighth paragraph of Section 6.13.
     “Dollar Purchase Option Contract” means a Contract (i) in connection with which an agreement was executed which grants the related Obligor a right to purchase the Equipment leased under such Contract for $1.00 or other nominal consideration at the end of the initial term of such Contract or (ii) grants the related Obligor a right to purchase the Equipment leased under such Contract for $1.00 or other nominal consideration at the end of the initial term of such Contract.
     “Eligible Depository Institution” means a Depository Institution the short term unsecured senior indebtedness of which is rated at least Prime-1 by Moody’s, A-1 by S&P, and F1 by Fitch, if rated by Fitch.

     “Eligible Receivable” means, at any time, a Pledged Receivable with respect to which each of the representations and warranties regarding the Contract related to such Pledged Receivable contained in Schedule III hereto is true and correct at such time.
     “Eligible Receivables Balance” means, at any time, the aggregate Discounted Balances of all Eligible Receivables which are Pledged Receivables hereunder to secure Loans at such time.
     “Equipment” means the equipment or Vehicle leased to an Obligor, or serving as collateral for a loan to an Obligor, under a Contract together with any replacement parts, additions and repairs thereof, and any accessories incorporated therein and/or affixed thereto.
     “Equipment Category” means any of the Equipment Categories set forth on Schedule V hereto, as such schedule may be updated from time to time by the Borrower with the consent of the Lenders (which such consent shall not be unreasonably withheld).
     “Equity Event” means (i) the occurrence and continuation of any Other Default, unless waived by the Lenders in their sole discretion or (ii) the Delinquency Rate in respect of the most recent Collection Period, calculated by the Lenders solely with respect to Receivables, exceeds 3.5%.
     “Equity Investment” means $10,210.637.42.
     “Equity Payment” means (a) on any Remittance Date prior to the Facility Maturity Date and so long as an Equity Event shall not have occurred and then be continuing, the least of (i) the amount then required to be paid by the Partnership (pursuant to its partnership agreement) to its limited partners, (ii) 5% times the remaining Collections, if any, to be distributed on such Remittance Date after giving effect to the application of Collections in accordance with the priority of payments set forth in clauses (i) through (x) of Section 2.04(a) on such Remittance Date, and (iii) $72,325.35, or (b) on any Remittance Date on or after the Facility Maturity Date or if an Equity Event shall have occurred and is continuing, zero.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means a corporation, trade or business that is, along with any Person, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414 of the Internal Revenue Code of 1986, as amended, or section 4001 of ERISA.
     “Eurodollar Disruption Event” means any of the following: (i) a determination by any Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Loan, (ii) a determination by any Lender that the rate at which deposits of United States dollars are being offered in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan or (iii) the inability of any Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Loan.

     “Eurodollar Index” means an index based upon an interest rate reported on Reuters LIBOR01 Page (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for United States dollar deposits.
     “Event of Default” has the meaning assigned to that term in Section 7.01.
     “Exception Report” has the meaning set forth in the Custodial Agreement.
     “Exception Sublimit Receivable” means a Receivable arising under a Lease Contract related to Equipment having an Amortized Equipment Cost of less than $100,000 as to which the original, executed Lease Contract has not been forwarded to the Custodian for inclusion in the related Receivable File.
     “Excluded Assets” means all Receivables and other assets acquired by the Originator pursuant to the FDIC Purchase Agreement which are not Pledged Assets.
     “Exit Fee” has the meaning set forth in the Fee Letter.
     “Facility Amount” means, at any time, the difference between the aggregate Loans Outstanding hereunder minus $1,000,000 (the deferred, capitalized portion of the Class B Arrangement Fee (as defined in the Fee Letter) payable by the Borrower to Morgan Stanley AFI, as Class B Lender).
     “Facility Deficiency” means, at any time, that either: (i) the Class A Facility Limit is less than the aggregate outstanding principal balance of the Class A Notes, or (ii) the Facility Limit is less than the Facility Amount; an amount equal to the amount of such deficiency, respectively.
     “Facility Limit” means, at any time, with respect to the Class A Notes and the Class B Notes, collectively, the product of (x) 97.10%, (y) 98%, and (z) the Amortized Equipment Cost with respect to all Pledged Receivables that are Eligible Receivables.
     “Facility Limit Certificate” means a report, in substantially the form of Exhibit A, prepared by the Borrower (or the Initial Servicer on its behalf) for the benefit of Lenders pursuant to Section 6.10(c).
     “Facility Maturity Date” means November 1, 2009, unless extended by all of the Lenders in their sole discretion, at the written request of the Borrower, by written notice to the other parties hereto.
     “FDIC Documents” has the meaning specified in the Purchase and Sale Agreement.
     “FDIC Purchase Agreement” means the Loan Sale Agreement between Federal Deposit Insurance Corporation, as Receiver of Netbank and the Originator with respect to the Pledged Receivables and other assets.
     “Fee Letter” has the meaning assigned to that term in Section 2.08(a).

     “Fee Period” means a period commencing on (and including) a Remittance Date and ending on (and including) the day prior to the next Remittance Date; provided, that, the initial Fee Period hereunder shall commence on (and include) the date hereof and end on (and include) December 13, 2007.
     “Fees” has the meaning assigned to that term in Section 2.08(a).
     “Fitch” means Fitch, Inc. (or its successors in interest).
     “FMV Contract” means a Contract which (i) in connection with which any agreement was executed which grants the related Obligor a right to purchase the Equipment leased under such Contract for the fair market value thereof at the end of the initial term of such Contract or (ii) grants the related Obligor a right to purchase the Equipment leased under such Contract for the fair market value thereof at the end of the initial term of such Contract.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
     “Government Entity” means the United States, any State, any political subdivision of a State and any agency or instrumentality of the United States or any State or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guaranty Amounts” means any and all amounts paid by any guarantor with respect to the applicable Contract.
     “Included Repurchased Receivable” means any Receivable repurchased by the Originator pursuant to Section 6.1(b) of the Purchase and Sale Agreement with respect to which, as of the date of repurchase, any part of any Scheduled Payment (or other amount payable under the terms of the related Contract) remained unpaid after the due date therefor set forth in such Contract.
     “Indemnified Amounts” has the meaning assigned to that term in Section 8.01.
     “Independent Accountants” has the meaning assigned to that term in Section 6.11(b).
     “Initial Qualifying Swap Counterparty” means Morgan Stanley Capital Services Inc., a Delaware corporation, and its successors and permitted assigns.
     “Initial Servicer” has the meaning assigned to that term in the preamble hereto.
     “Insurance Certificate” means the insurance certificate related to the Insurance Policy with respect to such Receivable (which insurance certificate shall list the Originator as a loss payee).
     “Insurance Policy” means, with respect to any Obligor Collateral, the insurance policy maintained by or on behalf of the Obligor pursuant to the related Contract that covers physical damage to the related Equipment (in an amount sufficient to insure completely the value of such

Equipment) and general liability (including policies procured by the Borrower or the Servicer, or any agent thereof, on behalf of the Obligor).
     “Insurance Proceeds” means, with respect to an item of Obligor Collateral and a related Contract, any amount paid under an Insurance Policy issued with respect to such Obligor Collateral and/or the related Contract.
     “Interest Coverage Ratio” means, in respect of any fiscal quarter, the ratio (calculated based on the most recent financial statements of LEAF Financial and its consolidated subsidiaries delivered pursuant to Section 6.11 hereof) of (a) the Consolidated EBITDA of LEAF Financial and its consolidated subsidiaries for fiscal quarter to (b) Consolidated Interest Expense of LEAF Financial and its consolidated subsidiaries for fiscal quarter but excluding accrued and unpaid interest on subordinated Debt of LEAF Financial to its parent company.
     “Interest Period” means, for any outstanding Loans, a period determined pursuant to Section 2.03(a).
     “Interest Rate” has the meaning assigned to such term in Section 2.03(b).
     “LEAF Financial” has the meaning assigned to that term in the preamble hereto.
     “LEAF Managed Entity” means any Person for which LEAF Financial has contractually agreed (pursuant to any agreement, including, without limitation, a partnership agreement or other organizational document, management agreement or servicing agreement) to act as a manager or a servicer with respect to the equipment leases and loans owned by such Person and which is (i) contractually obligated to purchase all such leases and loans only from LEAF Financial and its affiliates and only at such seller’s cost basis and (ii) not contractually limited in when it can purchase such leases and loans.
     “Lease Contract” means (i) the standard form equipment lease contract of NBBF in the form delivered to the Servicer and the Lenders and which shall be deemed incorporated herein as Exhibit D-1 attached hereto or (ii) a lease agreement otherwise approved by the Servicer in compliance with the Credit and Collection Policy, pursuant to which Equipment is leased to an Obligor by NBBF or Originator, together with all schedules, supplements and amendments thereto and each other document and instrument related to such lease.
     “Lease File” has the meaning assigned to that term in clause (a) of the definition of “Receivable File”.
     “Lender” means, any one of and “Lenders” means all of, the Class A Lenders and the Class B Lenders, and each such Person’s successors and assigns.
     “Lenders’ Bank” means U.S. Bank National Association and its successors and assigns that are Eligible Depository Institutions.
     “Lenders’ Bank Fee” means an annual fee paid in advance, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the

Pledged Receivables, equal to $6,000. The “Lenders’ Bank Fee” shall also include (i) a one-time acceptance fee of $4,500 payable on the Closing Date and (ii) reasonable out-of-pocket expenses incurred by the Lenders’ Bank in the performance of its duties; provided, that all expenses exceeding a total of $50,000 shall be approved in advance by all Lenders and the Borrower so long as an Event of Default shall not have occurred and then be continuing.
     “Leverage Ratio” means, with respect to LEAF Financial or Resource America, as of any date of determination, the ratio of (a) all recourse Debt (including (I) in the case of LEAF Financial, the revolving credit facility with National City Bank, as agent, or other similar types of credit facilities existing on or after the date hereof, and (II) in the case of Resource America, similar types of credit facilities), to (b) the Tangible Net Worth of such Person.
     “Liquidation Proceeds” means, with respect to a Receivable with respect to which the related Obligor Collateral has been repossessed or foreclosed upon by the Servicer, all amounts realized with respect to such Receivable net of (i) reasonable expenses of the Servicer incurred in connection with the collection, repossession, foreclosure and/or disposition of the related Obligor Collateral and (ii) amounts that are required to be refunded to the Obligor on such Receivable; provided, however, that the Liquidation Proceeds with respect to any Receivable shall in no event be less than zero.
     “Liquidity Availability Amount” means, with respect to any calendar quarter, the aggregate amount of funds that any LEAF Managed Entity may draw under revolving lines of any credit facility that does not have a maturity within 120 days of the last day of such calendar quarter.
     “Loan” means either of the Class A Loan or the Class B Loan and “Loans” means the Class A Loan and the Class B Loan.
     “Loan Agreement” has the meaning assigned to that term in Section 7.03(c)(i).
     “Loan Contract” means, (i) the standard form equipment loan/security contract of NBBF delivered to the Servicer and the Lenders and which shall be deemed incorporated herein as Exhibit D-2 and Exhibit D-3 or (ii) a loan/security agreement and promissory note otherwise approved by the Servicer in compliance with the Credit and Collection Policy, in each case, pursuant to which NBBF or the Originator makes a loan to an Obligor secured by Equipment purchased by such Obligor, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
     “Loan File” has the meaning assigned to that term in clause (b) of the definition of “Receivable File”.
     “Loans Outstanding” means the sum of the principal amounts of all Loans, as reduced from time to time by Collections with respect to any Pledged Receivable received and distributed as repayment of principal amounts of Loans outstanding pursuant to Section 2.04 and any other amounts received by the Lenders to repay the principal amounts of Loans outstanding pursuant to Section 2.15 or otherwise; provided, however, that the principal amounts of Loans outstanding shall not be reduced by any Collections with respect to any Pledged Receivable or other amounts if at any time such Collections or other amounts are rescinded or must be returned for any reason.
     “Lockbox” means a post office box to which Collections with respect to any Pledged Receivable are remitted for retrieval by the Lockbox Bank and for deposit by the Lockbox Bank into the Lockbox Account.
     “Lockbox Account” means the deposit account (account number 153910088597 at the Lockbox Bank) in the name of “U.S. Bank NA as Securities Intermediary for LEAF Financial and various lenders”.
     “Lockbox Bank” means U.S. Bank National Association and its successors in interest.
     “Lockbox Intercreditor Agreement” means the Amended and Restated Lockbox Intercreditor Agreement, dated as of April 18, 2005, among the Lockbox Bank, the Servicer, the Borrower, and certain other parties.
     “Material Adverse Effect” means a material adverse effect on (i) the ability of the Borrower, the Originator and/or the Servicer to conduct its business, (ii) the ability of the Borrower, the Originator and/or the Servicer to perform its respective obligations under this Agreement and/or any other Transaction Document to which it is a party, (iii) the validity or enforceability of this Agreement and/or any other Transaction Document to which the Borrower, the Originator and/or the Servicer is a party, (iv) the rights and remedies of any Lender under this Agreement and/or any of the Transaction Documents and/or (v) the validity, enforceability or collectibility of all or any portion of the Pledged Receivables.
     “Maximum Advance Amount” means, on the Borrowing Date, $367,092,933.23.
     “Minimum Equity Requirement” means $10,000,000.
     “Minimum Tangible Net Worth” means, (i) with respect to Resource America, a Tangible Net Worth (measured as of each fiscal quarter end) of $125,000,000 and (ii) with respect to LEAF Financial, a Tangible Net Worth (measured as of each fiscal quarter end) of (x) $34,170,544 plus (y) 75% of the net income from each preceding fiscal quarter (beginning with and including September 30, 2008) in which net income is positive.
     “Monthly Remittance Report” means a report, in substantially the form of Exhibit C, furnished by the Servicer to the Lenders and each Qualifying Swap Counterparty pursuant to Section 6.10(b) and to the Backup Servicer pursuant to Section 6.10(d).
     “Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).
     “Morgan Stanley” has the meaning assigned to that term in the preamble hereto.
     “Morgan Stanley AFI” has the meaning assigned to that term in the preamble hereto.
     “MS Loan Agreement” has the meaning assigned to that term in Section 7.03(c)(iv).

     “MS Primary Lender” means Morgan Stanley; provided, however, that (i) if Morgan Stanley no longer owns any interest in the Loans, Morgan Stanley AFI shall succeed Morgan Stanley as MS Primary Lender so long as it owns any interest in the Loans, and (ii) if neither Morgan Stanley nor Morgan Stanley AFI owns any interest in the Loans, then the Person who acquired directly or indirectly from Morgan Stanley or Morgan Stanley AFI Loans having the greatest principal balance of all such Loans shall succeed Morgan Stanley and Morgan Stanley AFI as MS Primary Lender.
     “NetBank” means NetBank, FSB, Alpharetta, Georgia, a federally chartered savings bank.
     “NBBF” means NetBank Business Finance, a division of NetBank. All references to NBBF shall also mean NetBank or any other applicable division thereof.
     “Nominee Lienholder Agreement” means either (i) a “Vehicle Lienholder Nominee Agreement” in the form attached hereto as Exhibit E (with such modifications as the Collateral Agent may approve) or (ii) any other nominee lienholder agreement or collateral agency agreement approved in writing by the Collateral Agent.
     “Non-Level Payment Contract” means a Contract that does not provide for level Scheduled Payments during the term of such Contract.
     “Notes” has the meaning assigned to that term in Section 2.01(b) hereof.
     “Notice of Borrowing” has the meaning assigned to that term in Section 2.02(b) hereof.
     “Notice of Pledge” has the meaning assigned to that term in the Custodial Agreement.
     “Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement, the Notes and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Loans, indemnifications and other amounts due or to become due by the Borrower to the Secured Parties under this Agreement and/or any other Transaction Document, including, without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
     “Obligor” means, collectively, each Person obligated to make payments under a Contract.
     “Obligor Collateral” means (i) the Equipment leased to an Obligor under a Lease Contract, (ii) the Equipment and other property pledged by an Obligor to secure its obligations under a Loan Contract and (iii) any other property pledged by an Obligor to secure its obligations under a Loan Contract.
     “Obligor Financing Statement” means a UCC financing statement filed by Originator or the Underlying Originator against an Obligor under a Contract which evidences a security interest in the related Obligor Collateral.

     “Officer’s Certificate” means a certificate signed by the president, the secretary, the chief financial officer or any vice president of any Person.
     “Opinion of Counsel” means a written opinion of independent counsel acceptable to the Lenders, which opinion, if such opinion or a copy thereof is required by the provisions of this Agreement or any other Transaction Document to be delivered to the Borrower or the Lenders, is acceptable in form and substance to the Lenders.
     “Originator” means LEAF Funding, LLC, a Delaware limited liability company and/or the Partnership.
     “Originator Insurance Agreement” means that certain letter agreement regarding the Originator’s obligations as named loss payee under Insurance Policies, dated as of the date hereof, among the Originator, the Servicer, the Borrower and the Lenders, as such agreement may from time to time be amended, restated, supplemented and/or otherwise modified in accordance with the terms thereof.
     “Other Conveyed Property” means, with respect to any Receivable, all of the Borrower’s right, title and interest in, to and under (i) all Collections and other monies at any time received or receivable with respect to such Receivable after the applicable Cut-Off Date (as defined in the Purchase and Sale Agreement), (ii) the Equipment related to such Receivable (to the extent of the Borrower’s ownership rights, if any, therein), (iii) in the case of a Receivable related to any Contract, any and all agreements, documents, certificates and instruments evidencing the Borrower’s security interest or other interest in and to the related Obligor Collateral or any intercreditor agreement with respect thereto, including, without limitation, any Certificate of Title, (iv) the Obligor Collateral related to such Receivable including, without limitation, the security interest in such Obligor Collateral granted by the related Obligor to Originator under the related Contract and assigned by Originator to the Borrower under the Purchase and Sale Agreement, (v) the Obligor Financing Statement, if any, related to such Receivable, (vi) the Insurance Policy and any proceeds from the Insurance Policy relating to such Receivable, including rebates of premiums not otherwise due to an Obligor, (vii) the related Contract and all other items required to be contained in the related Receivable File, any and all other documents or electronic records that the Borrower keeps on file in accordance with its customary procedures relating to such Receivable, the related Obligor Collateral or the related Obligor, (viii) all property (including the right to receive future Liquidation Proceeds) that secures such Receivable and that has been acquired by or on behalf of the Borrower pursuant to the liquidation of such Receivable, and (ix) all present and future rights, claims, demands, causes and chooses in action in respect of any or all of the foregoing and all payments on or under and all proceeds and investments of any kind and nature in respect of any of the foregoing.
     “Other Default” has the meaning set forth in Section 5.01(z).
     “Other Swap Breakage Cost” has the meaning assigned to that term in Section 2.15 hereof.

     “Overdue Payment” means, with respect to a Collection Period, all payments due in a prior Collection Period that the Servicer receives from or on behalf of an Obligor during such Collection Period, including any Servicing Charges.
     “Owner” means (i) the Originator or (ii) subject to the prior written consent of the Lenders (such consent not to be unreasonably withheld), the Partnership or any subsidiary thereof or of the Initial Servicer (each, a “Permitted Transferee”) which acquires all of the membership interests of the Borrower.
     “Partnership” means, LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership.
     “Percentage” means, with respect to any Lender at any time, a fraction (expressed as a percentage) (x) the numerator of which is the outstanding principal amount of such Lender’s Loans and (y) the denominator of which is the aggregate principal amount of all Loans outstanding at such time.
     “Permitted Investments” means any one or more of the following:
     (i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;
     (ii) repurchase obligations (the collateral for which is held by a third party or the Collateral Agent), with respect to any security described in clause (i) above, provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by Moody’s and S&P in one of their two highest long-term rating categories and if rated by Fitch, in one of its two highest long-term rating categories;
     (iii) certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company incorporated under the laws of the United States or any State thereof or the District of Columbia, provided that the short-term commercial paper of such bank or trust company (or, in the case of the principal depository institution in a depository institution holding company, the long-term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof has been rated by Moody’s and S&P in their highest short-term rating category, and if rated by Fitch, in its highest short-term rating category;
     (iv) commercial paper (having original maturities of not more than 270 days) of any corporation incorporated under the laws of the United States or any State thereof or the District of Columbia, having a rating, on the date of acquisition thereof, of no less than A-1 by Moody’s, P-1 by S&P and F-1 if rated by Fitch;
     (v) money market mutual funds, including funds managed by the Lenders’ Bank or its Affiliates, registered under the Investment Company Act of 1940, as amended, having a rating, at the time of such investment, of no less than Aaa by Moody’s, AAA by S&P and AAA if rated by Fitch; and

     (vi) any other investments approved in writing by the Lenders;
     provided, that no such instrument shall be a Permitted Investment if such instrument evidences the right to receive either (a) interest only payments with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument, where the principal and interest payments with respect to such instrument provide a yield to maturity exceeding 120% of the yield to maturity at par of such underlying obligation. Each Permitted Investment may be purchased by the Lenders’ Bank or through an Affiliate of the Lenders’ Bank.
     “Permitted Liens” means with respect to Obligor Collateral, (A) liens and security interests in favor of the Collateral Agent, granted pursuant to the Transaction Documents, (B) the interests of an Obligor arising under the Contract to which it is a party in the Obligor Collateral related to such Contract, (C) liens for taxes, assessments, levies, fees and other governmental and similar charges either not yet due or being contested in good faith and by appropriate proceedings, provided, that appropriate reserves shall have been established with respect to any such taxes either not yet due or being contested in good faith and by appropriate proceedings, (D) any liens with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of a servicer’s, lessor’s/lender’s or lessee’s/borrower’s business securing obligations which are not due and payable, and (E) salvage rights of insurers with respect to the equipment subject to a Contract under insurance policies maintained pursuant to the Transaction Documents or a Contract.
     “Permitted Transferee” has the meaning given to such term in the definition of “Owner” herein.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.
     “Pledge” means the pledge of any Receivable pursuant to Article II.
     “Pledged Assets” has the meaning assigned to that term in Section 2.11.
     “Pledged Receivables” has the meaning assigned to that term in Section 2.11(a).
     “Prepayment Amount” means the principal amount of Loans repaid by the Borrower in connection with an optional prepayment of Loans made by the Borrower pursuant to Section 2.15 hereof.
     “Prepayment Date” means any date on which an optional prepayment of Loans is made by the Borrower pursuant to Section 2.15 hereof.
     “Primary Lender” means each of the MS Primary Lender and the RBS Primary Lender.
     “Priority Documents” means, (i) with respect to a Lease Contract, the related original, executed Lease Contract (or, in the case of a Lease Contract under a master lease, a machine or facsimile copy of the related master lease certified by an authorized officer of the Borrower and stamped “I hereby certify that this is a true and exact copy of the original” and an original, executed schedule thereto describing the related Equipment) and the item listed in clause (4) of subsection (a)(i) of the definition of Receivable File, and (ii) with respect to a Loan Contract, the items listed in clauses (1), (2) and (4) of subsection (b)(i) of the definition of Receivable File. The term “Priority Documents” shall also include a machine copy of the existing Certificate of Title with respect to any Vehicle subject to a Contract.
     “Program Termination Date” means the date of the occurrence of a Program Termination Event which has not been waived by the Controlling Holders.
     “Program Termination Event” means the occurrence of any of the following events:
     (i) a regulatory, tax or accounting body has ordered that the activities of any Lender or any Affiliate thereof contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of any Lender or any Affiliate contemplated hereby may reasonably be expected to cause such Lender or the Person, if any, then acting as the administrator or the manager for such Lender or any of its Affiliates to suffer materially adverse regulatory, accounting or tax consequences;
     (ii) an Event of Default has occurred and is continuing;
     (iii) Reserved;
     (iv) the rolling weighted average of the Delinquency Rates in respect of any three consecutive Collection Periods, calculated by the Lenders solely with respect to Receivables, exceeds 3.5%;
     (v) Reserved;
     (vi) the Cumulative Net Loss Rate, calculated by (or in a manner satisfactory to) the Lenders solely with respect to Receivables, exceeds the applicable Cumulative Net Loss Rate Percentage on the last day of the corresponding calendar month;
     (vii) Reserved;
     (viii) Reserved;
     (ix) Reserved;
     (x) a Servicer Default has occurred and is continuing; or
     (xi) (1) any Qualifying Swap Counterparty (other than the Initial Qualifying Swap Counterparty) ceases to maintain the long-term debt ratings required of a Qualifying Swap Counterparty and (A) does not post cash collateral in a manner acceptable to the Lenders within 45 days or (B) is not replaced within 45 days by a replacement acceptable to the Lenders or (2) the Borrower fails to comply with any term, covenant or agreement hereunder related to the maintenance of any Qualifying Interest Rate Swaps; or

     (xii) the occurrence of three or more Termination Events.
     “Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, between the Originator, as seller, and the Borrower, as purchaser, together with all instruments, documents and agreements executed in connection therewith, as such Purchase and Sale Agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.
     “Purchase Date” has the meaning set forth in the Purchase and Sale Agreement.
     “Purchase Price” means $385,772,014.15.
     “Put Payment” means with respect to any Contract constituting a lease, the payment, if any, required to be made by the Obligor under the terms of such lease in connection with the required purchase by such Obligor of the related Equipment at the end of the term of such lease.
     “Qualifying Interest Rate Swap” means (X) an interest rate swap agreement (i) between the Borrower and a Qualifying Swap Counterparty, (ii) under which the Borrower shall receive a floating rate of interest based on a Eurodollar Index acceptable to the Lenders in exchange for the payment by the Borrower of a fixed rate of interest equal to the applicable Swapped Rate, (iii) the effective date of which is the Borrowing Date, (iv) having a varying notional balance which is, as of the effective date thereof, in an amount equal to the aggregate principal amount of the Loans advanced on such effective date and (v) which shall otherwise be on such terms and conditions and pursuant to such documentation as shall be acceptable to the Lenders or (Y) an alternative interest rate hedging agreement agreed to in writing by the Borrower and the Lenders, in each case, as amended in accordance with the terms hereof and thereof.
     “Qualifying Swap Counterparty” means (A) Morgan Stanley Capital Services Inc. (or any successors or permitted assigns) or (B) any Lender or any Affiliate of a Lender, provided that in the case of a Person set forth in this clause (B) or any successors or permitted assigns of Morgan Stanley Capital Services Inc., such Person or its credit support provider (x) shall have (i) a short-term rating of at least “A1+” or the equivalent and (ii) a long-term rating of at least “AA-” or the equivalent from S&P, Moody’s or Fitch (and no lower than the equivalent rating by any of them) and (y) is otherwise acceptable to the Collateral Agent and the Controlling Holders.
     “Rating Agencies” means Moody’s, S&P and Fitch, or any other nationally recognized statistical rating organizations as may be designated by the Lenders.
     “RBS” has the meaning assigned to that term in the preamble hereto.
     “RBS Collateral Agent” has the meaning assigned to that term in Section 7.03(c)(v).
     “RBS Loan Agreement” has the meaning assigned to that term in Section 7.03(c)(i).
     “RBS Primary Lender” means RBS; provided, however, that if RBS no longer owns any interest in the Loans, then the Person who acquired directly or indirectly from RBS Loans having the greatest principal balance of all such Loans shall succeed RBS as RBS Primary Lender.

     “Receivable” means the rights to all payments from an Obligor under a Contract, including, without limitation, any right to the payment with respect to (i) Scheduled Payments, (ii) any prepayments or overdue payments made with respect to such Scheduled Payments, (iii) any Guaranty Amounts, (iv) any Insurance Proceeds, (v) any Servicing Charges and (vi) any Recoveries.
     “Receivable File” means with respect to each Receivable:
     (a) if such Receivable is related to a Lease Contract the following items (collectively, a “Lease File”):
     (i) (1) the related original, executed Lease Contract and certified copies of all amendments thereto (or, in the case of a Lease Contract under a master lease, a machine or facsimile copy of the related master lease and all amendments thereto, in each case certified by an authorized officer of the Borrower and stamped “I hereby certify that this is a true and exact copy of the original” and an original, executed schedule thereto describing the related Equipment and certified copies of all amendments thereto) unless such Lease Contract is related to an Exception Sublimit Receivable, in which event the executed Lease Contract and all amendments thereto (or, in the case of Lease Contracts under a master lease, the related schedule and all amendments thereto) may be a machine or facsimile copy certified in the manner described above, (2) a true, executed copy of the related delivery/installation certificate or acknowledgment and acceptance of delivery certificate if such Receivable is related to Equipment with an Amortized Equipment Cost in excess of $50,000, (3) a true copy of the  Insurance Certificate if such Receivable is related to Equipment with an Amortized Equipment Cost in excess of $100,000, (4) other than with respect to a Lease Contract related to Equipment which has an Amortized Equipment Cost of less than $25,000 if such Lease Contract is a Dollar Purchase Option Contract or $50,000 if such Lease Contract is a FMV Contract, a “transmittal order” from the Servicer to a filing service company and an “in process report” from such filing service company to the Servicer (or other evidence of the submission of the related UCC financing statement for filing in the appropriate filing office) and, within 45 days of the related Contract being executed, a file-stamped copy of the related UCC financing statement and (5) vendor order(s) or invoice(s); and
     (ii) copies of any additional documents, other than servicing related documents (except for vendor contracts), that the Borrower keeps on file with respect to such Receivable;
     (b) if such Receivable is related to a Loan Contract the following items (collectively, a “Loan File”):
     (i) (1) the original, executed payment schedule or promissory note (if any) and certified copies of all amendments thereto, (2) a true, executed copy of the related “Master Agreement” or “Finance Agreement” and all amendments thereto, (3) a true copy of the related Insurance Certificate if such Receivable is related to Equipment with an Amortized Equipment Cost in excess of $100,000 and (4) other than with respect to a Receivable related to Equipment which has an Amortized Equipment Cost of less than

$25,000, a “transmittal order” from the Servicer to a filing service company and an “in process report” from such filing service company to the Servicer (or other evidence of the submission of the related UCC financing statement for filing in the appropriate filing office) and, within 45 days of the related Contract being executed, a file-stamped copy of the related UCC financing statement; and
     (ii) copies of any additional documents, other than servicing related documents (except for vendor contracts), that the Borrower keeps on file with respect to such Receivable;
     In addition, if the Obligor Collateral related to such Receivable is a Vehicle, the related Receivable File shall include the original copy of the Certificate of Title with respect to such Vehicle, which such Certificate of Title satisfies the Titling Requirements or (prior to the 90th day after such Receivable was first included in the calculation of the Eligible Receivables Balance, if such Certificate of Title has not yet been received by the Servicer or the Borrower) a copy of the application for such Certificate of Title.
     “Receivables Schedule” has the meaning assigned to that term in the Custodial Agreement.
     “Records” means all documents, books, records and other information (including, without limitation, tapes, disks, punch cards and related property and rights) maintained with respect to Receivables and the related Obligors which the Borrower has itself generated, in which the Borrower has acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower has otherwise obtained an interest.
     “Recoveries” means, for any Collection Period during which, or any Collection Period after the date on which, any Receivable becomes a Defaulted Receivable and with respect to such Defaulted Receivable, all payments that the Servicer received from or on behalf of the related Obligor during such Collection Period in respect of such Defaulted Receivable or from the repossession, liquidation or re-leasing of the related Obligor Collateral, including but not limited to Scheduled Payments, Overdue Payments, Guaranty Amounts and Insurance Proceeds.
     “Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
     “Related Custodial Agreement” has the meaning assigned to that term in Section 7.03(c)(iii).
     “Related Lender” means each Lender determined as follows:
     (i) with respect to Morgan Stanley, so long as Morgan Stanley is the MS Primary Lender, its Related Lenders shall be Morgan Stanley AFI and any other Person to whom Morgan Stanley or Morgan Stanley AFI has directly or indirectly assigned any of the Loans;

     (ii) with respect to Morgan Stanley AFI, so long as Morgan Stanley AFI is the MS Primary Lender, its Related Lenders shall be each other Person to whom Morgan Stanley or Morgan Stanley AFI has directly or indirectly assigned any of the Loans;
     (iii) with respect to any Person that has succeeded Morgan Stanley or Morgan Stanley AFI as MS Primary Lender, its Related Lenders shall be each other Person who acquired any Loans directly or indirectly from Morgan Stanley or Morgan Stanley AFI;
     (iv) with respect to RBS so long as RBS is the RBS Primary Lender, its Related Lenders shall be each other Person to whom RBS has directly or indirectly assigned any of the Loans; and
     (v) with respect to any Person that has succeeded RBS as the RBS Primary Lender, its Related Lenders shall be each other Person who acquired any Loans directly or indirectly from RBS.
     “Related Security” means with respect to any Receivable:
     (i) any and all security interests or liens and property subject thereto from time to time securing or purporting to secure payment of such Receivable;
     (ii) all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable; and
     (iii) all proceeds of the foregoing.
     “Release Price” means, with respect to a Pledged Receivable to be released hereunder, an amount equal to the present value of the then remaining Scheduled Payments under such Pledged Receivables (including any Balloon Payment or Put Payment) discounted monthly at the discount rate used in calculating the Amortized Equipment Cost, plus interest accrued thereon from and including the Remittance Date immediately preceding the date such Pledged Receivable is to be released through (but not including) the next succeeding Remittance Date.
     “Remittance Date” means the (23rd) day of each month beginning December, 2007, or, if such date is not a Business Day, the next succeeding Business Day; provided, that the first Remittance Date shall occur on December 13, 2007; provided, further, that the final Remittance Date shall occur on the Collection Date.
     “Reuters LIBOR01 Page” means the display page so designated on the Reuters Monitor Money Rates Service or any other page that may replace that page on that service for the purpose of displaying comparable rates or prices.
     “Resource America” means Resource America, Inc., a Delaware corporation.
     “Rollover Interest Period” means any Interest Period other than any Interest Period applicable to the Loan arising as a result of the Borrowing on the Borrowing Date.

     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).
     “Scheduled Payments” means, with respect to any Receivable, the periodic payments payable under the terms of the related Contract (but not including any such periodic payment to the extent paid in advance by the related Obligor).
     “Secured Parties” means each Class A Lender, each Class B Lender, the Servicer, the Backup Servicer and any other successor Servicer, the Custodian, the Lenders’ Bank, each Qualified Swap Counterparty and their respective successors and assigns.
     “Segregated Collateral Pool” means each pool of Pledged Assets selected by the Collateral Agent or the MS Primary Lender pursuant to Section 7.03(b).
     “Servicer” means, at any time, LEAF Financial or any other Person then authorized, pursuant to Section 6.01, to service, administer and collect Pledged Receivables.
     “Servicer Advance” has the meaning assigned to such term in Section 6.19.
     “Servicer Default” means the occurrence of any of the following events:
     (i) the failure of the Servicer to deliver any payments, collections or proceeds which it is obligated to deliver under the terms hereof or of any other Transaction Document at the times it is obligated to make such deliveries under the terms hereof or of any other Transaction Document, and such failure remains unremedied for two Business Days;
     (ii) the failure of the Servicer to satisfy any of its reporting, certification, notification or documentation requirements under the terms hereof or of any other Transaction Document or the failure of the Servicer to observe or perform any material term, covenant or agreement hereunder or under any other Transaction Document (other than those described in clause (i) above) and such failure shall remain unremedied for 10 days (or, with respect to a failure with respect to any such requirement set forth in (x) Sections 6.10(b) or 6.10(d) hereof, 5 Business Days or (y) Section 6.10(e) hereof, 1 Business Day) after the Servicer first has knowledge, whether constructive or actual, of such failure;
     (iii) any representation, warranty or statement of the Servicer made herein or in any other Transaction Document shall prove to be incorrect in any material respect, and, solely if such incorrect representation, warranty or statement can be remedied, such representation, warranty or statement is not made true within 15 days;
     (iv) the occurrence of an Event of Default;
     (v) the occurrence of a Program Termination Event described in clauses (iv), (vi) or (xii) of the definition of Program Termination Events; or
     (vi) the occurrence of any Bankruptcy Event in respect of the Servicer.

     “Servicer Pension Plan” means a “pension plan” as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA and to which the Servicer or any ERISA Affiliate of Servicer may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
     “Servicing Agreement Electronic Images” has the meaning set forth in Section 5.03.
     “Servicing Charges” means the sum of (a) all late payment charges paid by Obligors under Contracts after payment in full of any Scheduled Payments due in a prior Collection Period and Scheduled Payments for the related Collection Period and (b) any other incidental charges or fees received from an Obligor, including, but not limited to, late fees, collection fees, taxes and charges for insufficient funds.
     “Servicing Fee” means, for any Fee Period, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to (i) the Servicing Fee Rate multiplied by (ii) the Eligible Receivables Balance as of the first day of such Fee Period multiplied by (iii) a fraction, the numerator of which shall be the actual number of days in such Fee Period and the denominator of which shall be 360. Upon assuming the duties of the Servicer hereunder, the Backup Servicer shall also be entitled to receive a one-time acceptance fee of $60,000, which shall be considered part of the “Servicing Fee” hereunder but shall be in addition to the amount set forth in the sentence above.
     “Servicing Fee Rate” means 1.00%.
     “Standby Backup Servicer’s Fee” means, for any Fee Period or portion thereof prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the greater of (i) the Standby Backup Servicing Fee Rate, multiplied by the Eligible Receivables Balance as of the first day of such Fee Period, multiplied by a fraction, the numerator of which shall be the actual number of days in such Fee Period and the denominator of which shall be 360, or (ii) $2,800. The “Standby Backup Servicer’s Fee” shall also include (i) a one-time acceptance fee of $6,000 payable on November 13, 2008 and (ii) reasonable out-of-pocket expenses incurred by the Standby Backup Servicer in the performance of its duties.
     “Standby Backup Servicing Fee Rate” means .0220%.
     “State” means one of the fifty states of the United States or the District of Columbia.
     “Successor Servicer’s Indemnified Amounts” has the meaning assigned to that term in Section 6.09.
     “Successor Servicing Agreement” has the meaning set forth in Section 6.01(a).
     “Swapped Rate” means, with respect to any Qualifying Interest Rate Swap, the annual rate of interest (expressed as a percentage) which the Borrower, as the fixed-rate payor, is required to pay under such Qualifying Interest Rate Swap in order to receive the floating rate of interest provided for under such Qualifying Interest Rate Swap.
     “Tangible Net Worth” means, with respect to any Person, the amount calculated in accordance with GAAP as (i) the consolidated net worth of such Person and its consolidated subsidiaries (excluding any mark-to-market gain or loss on any swap or other hedging agreement (only to the extent included in such consolidated net worth) that is secured by collateral which is not marked-to-market), plus (ii) to the extent not otherwise included in such consolidated net worth, the unsecured subordinated Debt of such Person and the unsecured subordinated Debt of each of such Person’s consolidated subsidiaries, in each case, which has been issued to such Person’s or consolidated subsidiary’s parent, the terms and conditions of which are reasonably satisfactory to the Lenders, minus (iii) the consolidated intangibles of such Person and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP, plus (iv) all preferred stock issued by such Person.
     “Targeted Advance Rate” means, on any Remittance Date, a fraction, (i) the numerator of which is the sum of the aggregate principal balance of the Class A Notes and the Class B Notes as of the immediately preceding Remittance Date after giving effect to distributions of principal on such Remittance Date in accordance with the priority of payments in Section 2.04(a), and (ii) the denominator of which is the aggregate Amortized Equipment Cost of all Pledged Receivables as of the immediately preceding Remittance Date.
     “Target Principal Amount” means, for any Remittance Date, the lesser of (a) the product of (i) the Targeted Advance Rate for such Remittance Date, times (ii) the amount equal to the aggregate Amortized Equipment Cost of all Pledged Receivables as of the immediately preceding Remittance Date less the aggregate Amortized Equipment Cost of all Pledged Receivables as of such Remittance Date and (b) the aggregate principal balance of the Class A Notes as of such Remittance Date prior to any principal payments on the Class A Notes.
     “Termination Event” means the occurrence, on or after 60 days after the Borrowing Date, of any of the following events:
     (i) the rolling weighted average of the Delinquency Rates in respect of any three consecutive Collection Periods, calculated by the Lenders solely with respect to Receivables, exceeds 3.5%; or
     (ii) the Cumulative Net Loss Rate, calculated by (or in a manner satisfactory to) the Lenders solely with respect to Receivables, exceeds the applicable Cumulative Net Loss Rate Percentage on the last day of the corresponding calendar month.
     “Titling Requirements” means, (i) in the case of any Vehicle leased or sold to an Obligor pursuant to a Contract, the Certificate of Title for such Vehicle indicates the Obligor, as owner, and the Borrower or an Approved Lienholder, as lienholder, or (ii) in the event that any Vehicle leased or sold to an Obligor pursuant to a Contract indicates NBBF, as owner, on the related

Certificate of Title, then within 90 days after the Closing Date the Certificate of Title for such Vehicle shall indicate the Borrower, as owner, and an Approved Lienholder, as lienholder.
     “Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Lockbox Intercreditor Agreement, the Collection Account Agreement, the Fee Letter, the Custodial Agreement, the Originator Insurance Agreement, the FDIC Documents, the Class A Notes, the Class B Notes, each lease bailment agreement with a sub-custodian, each Qualifying Interest Rate Swap and each document and instrument related to any of the foregoing.
     “Transition Costs” means any documented expenses and allocated cost of personnel reasonably incurred by the Backup Servicer in connection with a transfer of servicing from the Servicer to the Backup Servicer as the successor Servicer; provided, that such expenses and allocated costs do not exceed $60,000.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
     “Underlying Originator” means Netbank or other originator of a Contract, other than the Originator, engaged, in the ordinary course of business in providing financing to Obligors for the purposes of acquiring or leasing the related Equipment.
     “Underlying Originator Credit and Collection Policy” means the credit and collection policy of an Underlying Originator, as such policy may hereafter be amended, modified or supplemented from time to time in compliance with this Agreement.
     “United States” means the United States of America.
     “Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
     “Vehicle” means a new or a used automobile, minivan, sports utility vehicle, light duty truck or heavy duty truck, or any other equipment, ownership of which is subject to a motor vehicle certificate of title statute.
     “Warehouse Facility” means the facility in the aggregate amount of up to $250,000,000, as evidenced by the Receivables Loan and Security Agreement, dated as of October 31, 2006, among Resource Capital Funding II, LLC as borrower, LEAF Financial, Morgan Stanley Bank, as lender, and U.S. Bank National Association, as same may be modified, amended, or supplemented from time to time.
     “Weekly Collection Period” means, with respect to any calendar week, the period beginning on, and including, the first day of the most recently ended calendar week and ending on, and including, the last day of the most recently ended calendar week.
     “Weekly Reporting Date” has the meaning set forth in Section 6.10(e).
     “Weighted Average Swapped Rate” means, as of any date of determination, the weighted average (weighted solely based on the Calculated Swap Amortizing Balances of such Qualifying

Interest Rate Swaps as of such date of determination) of the Swapped Rates of the Qualifying Interest Rate Swaps in effect on such date of determination.
     SECTION 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
     SECTION 1.03 Interpretation following Collateral Split. On and after the Collateral Split Effective Date, all terms in this Article I and all terms defined elsewhere in this Agreement shall have the meanings set for herein in each of the Loan Agreements, in each case as modified by Section 7.03 hereof.
     SECTION 1.04 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
ARTICLE II
THE RECEIVABLES FACILITY
     SECTION 2.01 Borrowings. (a) On the Borrowing Date, subject to the terms and conditions hereinafter set forth, Morgan Stanley, as Class A Lender, and Morgan Stanley AFI, as Class B Lender, shall make the term loan in principal amounts equal to (i) in the case of the Class A Lenders, the Class A Advance Amount (the “Class A Loan” and a “Loan”), and (ii) in the case of the Class B Lenders, the Class B Advance Amount, respectively, to the Borrower secured by Pledged Assets. On the Borrowing Date, no Loan shall be made if (i) the Aggregate Advance Amount shall exceed the Maximum Advance Amount, (ii) any Program Termination Event or an event that but for notice or lapse of time or both would constitute a Program Termination Event shall have occurred and be continuing or (iii) the Facility Amount, after giving effect to such Borrowing, would exceed the Borrowing Limit.
     (b) The Class A Loan shall be evidenced by one or more promissory notes substantially in the form of Exhibit H-1 (each, a “Class A Note” and collectively the “Class A Notes”) and the Class B Loan shall be evidenced by one or more promissory notes substantially in the form of Exhibit H-2 (each, a “Class B Note” and collectively the “Class B Notes” and, together with the Class A Notes, collectively, the “Notes”).
     SECTION 2.02 The Borrowing.
     (a) Reserved.
     (b) (i) The Borrowing shall be made on at least two (2) Business Days’ irrevocable written notice from the Borrower to the applicable Lender (such written notice, the “Notice of Borrowing”), provided that such Notice of Borrowing is received by such Lender no later than 12:00 noon (New York City time) on the Business Day of receipt. Any Notice of Borrowing received after 12:00 noon (New York City time) shall be deemed received prior to 12:00 noon (New York City time) on the following Business Day. The Notice of Borrowing shall specify (A) the aggregate amount of the Borrowing, (B) the date of the Borrowing, (C) the allocation of the Loans as Class A Loans and Class B Loans and (D) in an electronic file acceptable to the Lenders, the Eligible Receivables to be Pledged in connection with the Borrowing (and upon the Borrowing, such Receivables shall be Pledged Receivables hereunder). On the date of the Borrowing, upon satisfaction of the applicable conditions set forth in Article III Morgan Stanley, as Class A Lender, and Morgan Stanley AFI, as Class B Lender, shall make available to the Borrower the portion of the Borrowing constituting the Class A Advance Amount and the Class B Advance Amount, respectively, on the Borrowing Date, no later than 2:00 P.M. (New York City time), in same day funds (net of amounts payable to or for the benefit of each related Lender), by payment into the account which the Borrower has designated in writing.
     (ii) The Notice of Borrowing delivered to a Lender pursuant to this Section 2.02(b) shall be in an electronic file format acceptable to such Lender (A) accompanied by a copy of the Notice of Pledge (and the Receivables Schedule attached thereto), which was sent to the Custodian pursuant to the terms of the Custodial Agreement in connection with the pledge of Eligible Receivables to be made in connection therewith and (B) specifying for each Receivables pledged therein the information set forth on Exhibit B hereto.
     (iii) The Class A Loan shall bear interest at the Class A Interest Rate and the Class B Loan shall bear interest at the Class B Interest Rate.
     (iv) The Borrower may not reborrow any amounts that are repaid with respect to the Loans.
     (v) Determinations by any Lender of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower and the other Lenders by written notice from such Lender promptly after such Lender learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Loans at the Adjusted Eurodollar Rate or the Base Rate, shall be conclusive absent manifest error.
     SECTION 2.03 Determination of Interest Periods and Interest Rates.
     (a) The initial Interest Period applicable to the Borrowing shall commence on, and include, the date of the Borrowing and shall terminate on, and include, the day immediately prior to the next occurring Remittance Date. Each Rollover Interest Period shall commence on, and include, the Remittance Date following the last day of the immediately preceding Interest Period and shall terminate on, and include, the day immediately prior to the next occurring Remittance Date.
     (b) The interest rate per annum (the “Interest Rate”) applicable to any Loan for any Interest Period shall be equal to the applicable Class A Interest Rate (for the Class A Notes) or the applicable Class B Interest Rate (for the Class B Notes); provided, however, that if a Lender shall have notified the Borrower that a Eurodollar Disruption Event has occurred, the Interest Rate for all Loans shall be equal to the Base Rate until such Eurodollar Disruption Event has ceased, at which time the Interest Rate shall again be equal to the applicable Class A Interest Rate and applicable Class B Interest Rate.
     SECTION 2.04 Remittance Procedures. Subject to Section 7.03(c)(i)(E) (if then applicable) and the proviso set forth in Section 2.04(a), the Servicer, as agent for the Lenders, with the prior written consent of the Collateral Agent, shall instruct the Lenders’ Bank and, if the Servicer fails to do so, the Collateral Agent shall instruct the Lenders’ Bank, to apply funds on deposit in the Collection Account as described in this Section 2.04.
     (a) Remittance Date Transfers From Collection Account. The Servicer shall, with the prior written consent of the Collateral Agent, and if the Servicer fails to do so, the Collateral Agent shall, by 10:00 a.m. (St. Paul, Minnesota time) on each Remittance Date, direct the Lenders’ Bank to transfer collected funds held by the Lenders’ Bank in the Collection Account which were remitted to the Collection Account during the Collection Period with respect to such Remittance Date (“Available Funds”), in the following amounts and priority; provided, however, that if the Lenders’ Bank does not receive such instruction from (i) the Servicer (accompanied by the Collateral Agent’s written consent) or (ii) the Collateral Agent by 10:00 a.m. (St. Paul, Minnesota time) on such Remittance Date, subject to the provisions of the Discrepancy Procedure, the Lenders’ Bank shall apply such funds in accordance with the information calculated by the Servicer on the related Monthly Remittance Report:
     (i) to the Borrower, in an amount equal to such funds which were paid by Obligors with respect to their obligation under the related Contracts to pay any taxes (it being agreed by the Borrower that such amount shall be promptly paid to the taxing authorities entitled thereto), together with (provided the current Scheduled Payment has been paid in full) late fees, interest on overdue amounts and other amounts not in respect of Scheduled Payments;
     (ii) to the related Qualifying Swap Counterparty under each Qualifying Interest Rate Swap, in an amount equal to (and for the payment of) all amounts which are due and payable by the Borrower to such Qualifying Swap Counterparty on such Remittance Date, pursuant to the terms of the applicable Qualifying Interest Rate Swap or this Agreement;
     (iii) on a pro rata basis, to (v) the Backup Servicer in an amount equal to the Standby Backup Servicer’s Fee (to the extent accrued and unpaid as of the last day of the immediately preceding Fee Period) at any time prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder and (w) the Custodian, the Custodian’s Fee, (x) the Collateral Agent, the Collateral Agent’s Fee, (y) the Lenders’ Bank, the Lenders’ Bank Fee and (z) each Lender, only on the Remittance Date occurring in November 2008, all of such Lender’s portion of the “Amendment Fee” (as defined in that certain Amendment Fee Letter, dated as of November 13, 2008, among the Borrower and each Lender);
     (iv) at any time prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder, to the Servicer in an amount equal to the Servicing Fee which is accrued and unpaid as of the last day of the immediately preceding Fee Period and, at any time after the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder, to the Backup Servicer in an amount equal to (1) the Active Backup Servicer’s Fees which are accrued and unpaid as of the last day of the immediately preceding Fee Period plus (2) any Transition Costs not previously reimbursed to the Backup Servicer plus (3) the Successor Servicer’s Indemnified Amounts;
     (v) on a pro rata basis, (x) to the Collateral Agent, any indemnification amounts then due and payable to the Collateral Agent and (y) to the Custodian, any indemnification amounts then due and payable to the Custodian;
     (vi) to the parties hereto on a pro rata basis, all reasonable (and reasonably documented) costs and expenses of such parties (including, without limitation reasonable attorney’s fees) incurred in connection with the Collateral Split;
     (vii) (A) first, to each Class A Lender, in an amount equal to (and for the pro rata payment of) interest (including post-petition interest) on its Class A Loans which is accrued and unpaid as of the last day of the immediately preceding Fee Period; and then (B) second, to each Class B Lender, in an amount equal to (and for the pro rata payment of) interest (including post-petition interest) on its Class B Loans which is accrued and unpaid as of the last day of the immediately preceding Fee Period;
     (viii) to the Servicer in an amount equal to any Servicer Advances (and amounts to be reimbursed as Servicer Advances pursuant to Section 6.19) not previously reimbursed to the Servicer;
     (ix) so long as no Termination Event or Event of Default has occurred and is continuing, and prior to the Facility Maturity Date, to the holders of the Class A Notes, pro rata, the Target Principal Amount;
     (x) if the principal amount of all Class A Notes shall have been paid in full, pro rata, to the holders of the Class B Notes until the principal amount of all Class B Notes shall have been paid in full;
     (xi) to the Owner, so long as no Termination Event or Event of Default has occurred and is continuing, and prior to the Facility Maturity Date (and, at any time after a Collateral Split, no Termination Event or Event of Default under either the MS Loan Agreement or the RBS Loan Agreement has occurred and is continuing), the Equity Payment;
     (xii) (A) to the holders of the Class A Notes, all remaining amounts to pay principal of the Class A Notes until the principal amount of all Class A Notes shall have been paid in full, and (B) thereafter, to the holders of the Class B Notes until the principal amount of all Class B Notes shall have been paid in full;
     (xiii) (A) first, to the Class A Lenders, pro rata, in an amount equal to the aggregate amount of all other Obligations then due from the Borrower to the Class A Lenders or any Affected Party hereunder related to the Class A Lenders for the account of such parties as applicable; and then (B) second, to the Class B Lenders, pro rata, in an amount equal to the aggregate amount of all other Obligations then due from the Borrower to the Class B Lenders or any Affected Party hereunder related to the Class B Lenders for the account of such parties as applicable;
     (xiv) (A) first, to Morgan Stanley, as Class A Lender, in an amount equal to (and for the pro rata payment of) the Fees, if any, which are due and payable to it on such Remittance Date pursuant to the terms of the Fee Letter; and then (B) second, to Morgan Stanley AFI, as Class B Lender, in an amount equal to (and for the pro rata payment of) the Fees, if any, which are due and payable to it on such Remittance Date pursuant to the terms of the Fee Letter;
     (xv) at any time after a Collateral Split, to the Collateral Agent under the RBS Loan Agreement for application in accordance with the priority of payments set forth in Section 2.04(a) of the RBS Loan Agreement; and
     (xvi) to the order of the Borrower, any remaining amounts.
     (b) Subordination. In the event that any Lender receives a payment or other distribution hereunder other than in accordance with the priority of payments set forth in Section 2.04(a), such Lender promptly shall pay over all such amounts to the Person(s) to whom such amounts are due in accordance with the priority of payments set forth in Section 2.04(a).
     (c) Deficiency Payments. Notwithstanding anything to the contrary contained in this Section 2.04 or in any other provision in this Agreement, if, on any day prior to the Collection Date, a Facility Deficiency shall have occurred, then the Borrower shall remit to the respective Lenders no later than the close of business of such Lender on such day (or if such day is not a Business Day, no later than the close of business of such Lender on the next succeeding Business Day), (i) so long as no Termination Event or Event of Default shall have occurred and be continuing, the amount required to eliminate any Facility Deficiency or (ii) if any Termination Event or Event of Default shall have occurred and is continuing, the entire outstanding Facility Amount, first to the Class A Notes until paid in full, and then to the Class B Notes until paid in full.
     (d) Remittance Reports. On each Remittance Date, the Servicer shall deliver to the Lenders an electronic file, in a form acceptable to the Lenders, setting forth all of the information set forth on Schedule VII.
     (e) Instructions to the Lenders’ Bank. All instructions and directions given to the Lenders’ Bank by the Servicer, the Borrower or the Lenders pursuant to this Section 2.04 shall be in writing (including instructions and directions transmitted to the Lenders’ Bank in electronic format), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of this Section 2.04. The Servicer and the Borrower shall immediately transmit to the Lenders by telecopy a copy of all instructions and directions given to the Lenders’ Bank by such party pursuant to this Section 2.04. Each applicable Lender shall immediately transmit to the Servicer and the Borrower by telecopy a copy of all instructions and directions given to the Lenders’ Bank by the Lenders, pursuant to this Section 2.04.
     SECTION 2.05 Reserved.
     SECTION 2.06 Reserved.
     SECTION 2.07 Payments and Computations, Etc. (a) All amounts to be deposited or paid by the Borrower or the Servicer to any Lender hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by such Lender. The Borrower shall, to the extent permitted by law, pay to each applicable Lender interest on all amounts not paid or deposited when due hereunder (whether owing by the Borrower or the Servicer) at the Base Rate, plus 2%, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of such Lender in respect of each of the Class A Notes and the Class B Notes and shall be paid in accordance with Section 2.04(a). Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections with respect to any Pledged Receivable if at any time such distribution is rescinded or returned by a Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Breakage Fee and other fees hereunder (including, without limitation, the Fees, the Active Backup Servicer’s Fee, the Standby Backup Servicer’s Fee, the Custodian’s Fee and the Servicing Fee) shall be made on the basis of a year of 360 days (or 365 or 366 days for interest calculated at the Base Rate) for the actual number of days (including the first but excluding the last day) elapsed.
     (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee payable hereunder, as the case may be; provided, however, that with respect to the calculation of interest, such extension of time shall not be included in more than one Interest Period.
     (c) If the Borrowing requested by the Borrower and approved by the Lenders pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of a Lender or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct of such Lender or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Loans or maintain Loans made by such Lender during such Interest Period. The applicable Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

     SECTION 2.08 Fees. (a) The Borrower shall pay Morgan Stanley, as Class A Lender, and Morgan Stanley AFI, as Class B Lender, certain fees, including the Exit Fee (the “Fees”), in the amounts and on the dates set forth in a fee letter (the “Fee Letter”), dated the date hereof, among the Borrower, Morgan Stanley and Morgan Stanley AFI.
     (b) All of the Fees payable pursuant to this Section 2.08 (other than Fees payable on or prior to the Borrowing Date) shall be payable solely from amounts available for application pursuant to, and subject to the priority of, payment set forth in, Section 2.04.
     SECTION 2.09 Increased Costs; Capital Adequacy. (a) If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (including, without limitation, any law or regulation resulting in any interest payments paid to any Lender under this Agreement being subject to United States withholding tax) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender or any Affiliate, successor or assign or participant thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Loan (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, the Borrower shall, from time to time, within ten days after written demand complying with Section 2.09(c) by such Lender, on behalf of such Affected Party, pay to such Lender, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments.
     (b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule or regulation, directive, request or accounting principle or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive, request or accounting principle from any central bank, other governmental authority, agency or accounting authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), each Lender shall be paid, on behalf of such Affected Party (from Collections with respect to Pledged Receivables pursuant to, and subject to the priority of payment set forth in, Section 2.04), such additional amounts as will compensate such Affected Party for such reduction.
     (c) In determining any amount provided for in this Section 2.09, the Affected Party may use any reasonable averaging and attribution methods. Each Lender, on behalf of any Affected Party making a claim under this Section 2.09, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent demonstrable error.

     (d) If, as a result of any event or circumstance similar to those described in Section 2.09(a) or 2.09(b), any Affected Party (that is a Lender) is required to compensate a bank or other financial institution (including, without limitation, any Affiliate of Morgan Stanley) providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement, then, upon demand by such Affected Party, the Borrower shall pay, in accordance with Section 2.04, to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it, and shall notify each Qualified Swap Counterparty of such payment.
     SECTION 2.10 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent (and its successors and assigns) for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase and Sale Agreement, each Qualifying Interest Rate Swap, the Contract related to each Pledged Receivable, all other agreements, documents and instruments evidencing, securing or guarantying any Pledged Receivable and all other agreements, documents and instruments related to any of the foregoing (the “Assigned Documents”). Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent (or any designee thereof, including, without limitation, the Servicer), following an Event of Default or a Program Termination Event, shall have the right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Collateral Agent or any of its Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. In addition, each of the Servicer and the Borrower confirms and agrees that the Servicer and the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Collateral Agent and each Lender a notice of (i) any breach of any representation, warranty, agreement or covenant under any such Assigned Document or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, immediately upon learning thereof. The parties hereto agree that such assignment to the Collateral Agent shall terminate upon the Collection Date.
     SECTION 2.11 Grant of a Security Interest. To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement, the Borrower hereby (i) collaterally assigns and pledges to the Collateral Agent (and its successors and assigns), for the benefit of the Secured Parties, and (ii) grants a security interest to the Collateral Agent (and its successors and assigns), for the benefit of the Secured Parties, in all property of the Borrower, whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Pledged Assets”), including, without limitation, all of the Borrower’s right, title and interest in, to and under:
     (a) all Receivables purchased by, or otherwise transferred or pledged to (pursuant to the terms of the Purchase and Sale Agreement) the Borrower under the Purchase and Sale Agreement from time to time (such Receivables, the “Pledged Receivables”, all Other Conveyed Property related to the Pledged Receivables purchased by (or otherwise transferred or pledged pursuant to the terms of the Purchase and Sale Agreement) to the Borrower under the Purchase and Sale Agreement, all Related Security related to the Pledged Receivables, all interest of the Borrower in all Obligor Collateral related to the Pledged Receivables (together with all security interests in and Insurance Proceeds related to such Obligor Collateral and all proceeds from the disposition of such Obligor Collateral, whether by sale to the related Obligors or otherwise), all Collections and other monies due and to become due under the Contracts related to the Pledged Receivables received on or after the date such Pledged Receivables were purchased by (or purportedly purchased by) the Borrower under the Purchase and Sale Agreement;
     (b) the Assigned Documents, including, in each case, without limitation, all monies due and to become due to the Borrower under or in connection therewith;
     (c) the Collection Account, the Lockbox, the Lockbox Account, and all other bank and similar accounts relating to Collections with respect to Pledged Receivables (whether now existing or hereafter established) and all funds held therein, and all investments in and all income from the investment of funds in the Collection Account, the Lockbox Account, and such other accounts;
     (d) the Records relating to any Pledged Receivables;
     (e) all UCC financing statements filed by the Borrower against the Originator under or in connection with the Purchase and Sale Agreement;
     (f) Reserved;
     (g) each Qualifying Interest Rate Swap, any other interest rate protection agreement entered into with respect to the transactions contemplated under the RLSA and, in each case, all payments thereunder;
     (h) all Liquidation Proceeds relating to any Pledged Receivables; and
     (i) all proceeds of the foregoing property described in clauses (a) through (g) above, including interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Pledged Receivables.
The Borrower hereby authorizes the Collateral Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
     SECTION 2.12 Evidence of Debt. Each Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the related Loan (and its related Class A Note and Class B Note) owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries made in such account(s) of such Lender shall be conclusive and binding for all purposes, absent manifest error.
     SECTION 2.13 Release of Pledged Receivables. (a) Subject to Section 2.15 hereof, upon the repayment of the Loans and all other Obligations payable to each Secured Party under this Agreement and any other Transaction Document, the security interest of the Collateral

Agent in each Pledged Receivable and the related Other Conveyed Property and Related Security shall be released and the Borrower hereby authorized to file, on behalf of the Collateral Agent, UCC termination statements in respect thereof.
     (b) The Borrower shall notify the Collateral Agent of any Release Price to be paid pursuant to this Section 2.13 on the Business Day on which such Release Price shall be paid specifying the Pledged Receivables to be released and the Release Price.
     (c) Promptly after the Collection Date has occurred, the Collateral Agent shall re-assign and transfer to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Pledged Assets, free and clear of any Adverse Claim resulting solely from an act by the Collateral Agent but without any other representation or warranty, express or implied, by or recourse against the Collateral Agent.
     SECTION 2.14 Treatment of Amounts Paid by the Borrower. Amounts paid by the Borrower pursuant to Section 2.13 on account of Pledged Receivables shall be treated as payments on Pledged Receivables hereunder.
     SECTION 2.15 Prepayment; Certain Indemnification Rights; Termination. (a) The Borrower may prepay, in whole or in part, the outstanding principal amount of any Class A Notes and/or Class B Notes. All such prepayments with respect to the Class A Notes shall be made on a pro rata basis among the Class A Lenders. All such prepayments with respect to the Class B Notes shall be made on a pro rata basis among the Class B Lenders. Any amounts so prepaid shall be applied to repay the outstanding principal amount of Loans allocated to an Interest Period or Interest Periods selected by the related Lender. If the Borrower intends to make an optional prepayment pursuant to this Section 2.15(a), the Borrower shall give five (5) Business Days’ prior written notice thereof to the Lenders, specifying the intended Prepayment Date, the intended Prepayment Amount, a calculation of any applicable Breakage Fee and any amounts payable by the Borrower in connection with the termination of a Qualified Interest Rate Swap (such cost, an “Other Swap Breakage Cost”). Any such optional prepayment shall be accompanied by all interest accrued with respect thereto and the Breakage Fee and Other Swap Breakage Cost with respect to the applicable Prepayment Amount and Prepayment Date. If such notice is given, the principal amount specified in such notice (together with all interest accrued with respect thereto and the Breakage Fee and Other Swap Breakage Cost related thereto) shall be due and payable on the Prepayment Date specified therein. Notwithstanding the foregoing, any payment by the Borrower required pursuant to Section 2.04(c) or, in connection with the occurrence of an Event of Default, pursuant to Section 7.01 hereof shall not be considered an optional prepayment and no Breakage Fee or Other Swap Breakage Cost shall be required to be paid in respect thereof.
     (b) Without limiting any other provision hereof, the Borrower agrees to indemnify each Lender, the Qualifying Swap Counterparty and any Affiliate thereof and to hold each such Person harmless from any cost, loss or expense which it may sustain or incur as a consequence of (i) the Borrower making any optional prepayment pursuant to Section 2.15(a) hereof, (ii) any default by the Borrower in making any optional prepayment pursuant to Section 2.15(a) hereof after notice of such prepayment has been given, (iii) any failure by the Borrower to take a Loan hereunder after notice of such Loan has been given pursuant to this Agreement, (iv) any acceleration of the maturity of any Loans by any Lender in accordance with the terms of this Agreement, including, but not limited to, any Breakage Fees, any cost, loss or expense arising related to the termination (in whole or in part) or amendment of any Qualifying Interest Rate Swap and from interest or fees payable by such Lender to lenders of funds obtained by it in order to advance or maintain the Loans hereunder. Indemnification pursuant to this Section shall survive the termination of this Agreement and shall include reasonable fees and expenses of counsel and expenses of litigation.
     (c) Notwithstanding any other provision hereof, the Borrower shall not terminate or amend this Agreement or any other Transaction Document or reduce the Borrowing Limit prior to the Facility Maturity Date without the Lenders’ prior written consent, which consent may be withheld in each Lender’s sole discretion.
     (d) At any time prior to the occurrence of a Termination Event or an Event of Default, the Borrower shall have the right to deliver written notice, which notice shall be sent to the Lenders and the holders of the Class B Notes (the “Class B Buyout Notice”) designating a purchaser for (without recourse, warranty or representation (other than the holders of such Class B Notes own such Class B Notes free and clear of any liens created or granted by the holders of such Class B Notes)) the entire (but not less than the entire) outstanding principal amount of Class B Notes (and all associated rights, titles, claims and privileges associated therewith, including rights under this Agreement) for an amount (the “Class B Buyout Price”) equal to the outstanding principal amount of, and accrued but unpaid interest on, the Class B Notes (including any make-whole premium payable) and all other amounts then payable to the holder(s) of the Class B Notes under this Agreement. The purchase of the Class B Notes pursuant to this Section shall close no later than the date specified in such Class B Buyout Notice, which date shall be subject to the prior written approval of the holder of the Class B Notes. The Class B Buyout Price shall be remitted by wire transfer in immediately available federal funds to the holder(s) of the Class B Notes to account(s) specified by such holder(s). Interest shall be calculated to but excluding the Business Day on which such purchase shall occur if the Class B Buyout Price is wired to the holder(s) of the Class B Notes prior to 1:00 pm New York time and interest shall be calculated to and including such Business Day if the Class B Notes Buyout Price is wired to the holder(s) of the Class B Notes later than 1:00 pm New York time.
ARTICLE III
CONDITIONS OF LOANS
     SECTION 3.01 Conditions Precedent to Borrowing. The Borrowing hereunder is subject to the conditions precedent that:
     (a) the Class A Arrangement Fee and the Class B Arrangement Fee (as such terms are defined in the Fee Letter) shall have been paid in full in accordance with the terms of the Fee Letter and all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and
     (b) each Lender shall have received on or before the date of the Borrowing the items listed in Schedule I hereto, each in form and substance satisfactory to such Lender.
     SECTION 3.02 Conditions Precedent to All Borrowings. The Borrowing by the Borrower from the Lenders shall be subject to the further conditions precedent that:
     (a) Reserved;
     (b) After giving effect to the Borrowing requested by the Borrower the following statements shall be true (and the Borrower shall be deemed to have certified that):
     (i) the Facility Amount will not exceed the Borrowing Limit; and
     (ii) the Facility Amount will not exceed the Facility Limit.
     (c) On the Borrowing Date, the following statements shall be true and correct, and the Borrower by accepting any amount of the Borrowing shall be deemed to have represented that:
     (i) the representations and warranties contained in Section 4.01 are true and correct in all material respects, before and after giving effect to the Borrowing to take place on the Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date;
     (ii) no event has occurred and is continuing, or would result from the Borrowing, which constitutes a Program Termination Event hereunder or an event that but for notice or lapse of time or both would constitute a Program Termination Event;
     (iii) no event has occurred and is continuing, or would result from the Borrowing, which constitutes a Termination Event hereunder or an event that but for notice or lapse of time or both would constitute a Termination Event;
     (iv) Reserved;
     (v) the requirements set forth in Section 2.01(a) hereof shall have been complied with;
     (vi) (a) the Borrower has delivered to each Lender a copy of the applicable Notice of Borrowing and the related Notice of Pledge (together with the attached Receivables Schedule) pursuant to Section 2.02, each appropriately completed and executed by the Borrower, (b) the Borrower has delivered or caused to have been delivered to the Custodian the Notice of Pledge with respect to the Receivables being Pledged hereunder three (3) Business Days prior to the Borrowing Date, and (c) the Contract related to each Receivable being Pledged hereunder on the Borrowing Date has been duly assigned by the Originator to the Borrower and duly assigned by the Borrower to the Collateral Agent;
     (vii) all terms and conditions of the Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Receivable being Pledged hereunder on the Borrowing Date (and the Other Conveyed Property and Related Security related thereto), including, without limitation, the perfection of the Borrower’s interests therein (other than with respect to Equipment which has an Amortized Equipment Cost of less than $25,000 and is leased under Dollar Purchase Option Contracts or $50,000 and is leased under FMV Contracts), shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent a first priority perfected security interest in such Receivables, Related Security and the Other Conveyed Property related thereto and the proceeds thereof shall have been made, taken or performed;
     (viii) (A) the Initial Servicer shall have taken or caused to be taken all steps necessary under all applicable law (including the filing of an Obligor Financing Statement) in order to cause a valid, subsisting and enforceable perfected, first priority security interest to exist in Originator’s favor in the Obligor Collateral securing each Receivable being Pledged hereunder on the Borrowing Date (other than with respect to Equipment which has an Amortized Equipment Cost of less than $25,000 and is leased under Dollar Purchase Option Contracts or $50,000 and is leased under FMV Contracts), (B) the Originator shall have assigned the perfected, first priority security interest in the Obligor Collateral to the Borrower pursuant to the Purchase and Sale Agreement and (C) the Borrower shall have assigned the perfected, first priority security interest in the Obligor Collateral (and the proceeds thereof) referred to in clause (A) above to the Collateral Agent, pursuant to Section 2.11 hereof;
     (ix) Reserved; and
     (x) the Borrower shall have taken all steps necessary under all applicable law in order to cause to exist in favor of the Collateral Agent a valid, subsisting and enforceable first priority perfected security interest in the Borrower’s interest in the Obligor Collateral related to each Receivable being Pledged hereunder on the Borrowing Date (other than with respect to Equipment which has an Amortized Equipment Cost of less than $25,000 and is leased under Dollar Purchase Option Contracts or $50,000 and is leased under FMV Contracts);
     (d) No law or regulation shall prohibit, and no order, judgment or decree of any Government Entity shall prohibit or enjoin, the making of such Loans by any Lender in accordance with the provisions hereof; and
     (e) The Lenders shall have received and found to be satisfactory with respect to Pledged Receivables being Pledged in connection with the Borrowing, which have been previously pledged to any lender by the Originator, the Borrower or any Affiliate thereof under any other financing facility, evidence of the release of any liens granted in connection with such financing with respect to any such Pledged Receivables.
     (f) Unless a credit agreement and/or security agreement, including but not limited to any such agreement with National City Bank, as agent, related to Receivables being Pledged by the Borrower in connection with the Borrowing, shall have provided for an automatic release of the Agent’s or Collateral Agent’s, as applicable, lien and security interest in such Receivables granted thereunder, the applicable agent or lender shall have executed and delivered to the Borrower and the Collateral Agent a partial release letter and the Borrower shall have duly filed with the appropriate filing office a UCC-3 partial release evidencing the release contained in such release letter, in each case in a form satisfactory to the Collateral Agent.
     SECTION 3.03 Advances Do Not Constitute a Waiver. No advance of a Loan by any Lender hereunder shall constitute a waiver of any condition to such Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the date hereof, on the Borrowing Date and on the first day of each Rollover Interest Period, as follows:
     (a) Each Receivable designated as an Eligible Receivable on any Facility Limit Certificate or Monthly Remittance Report is an Eligible Receivable. Each Receivable included as an Eligible Receivable in any calculation of the Facility Limit or the Eligible Receivables Balance is an Eligible Receivable.
     (b) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Pledged Receivables requires such qualification.
     (c) The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent a first priority perfected security interest in the Pledged Assets on the terms and conditions of this Agreement. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Government Entity, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Pledged Receivables, other than such as have been met or obtained.
     (d) The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of formation or limited liability company agreement of the Borrower or any contract or other agreement to which or the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.
     (e) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of Borrower or with respect to this Agreement, which, if adversely determined, could have a Material Adverse Effect.
     (f) In selecting the Receivables to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of any Lender.
     (g) The grant of the security interest in the Pledged Assets by the Borrower to the Collateral Agent pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. No such Pledged Assets have been sold, transferred, assigned or pledged by the Borrower to any Person, other than the Pledge of such Assets to the Collateral Agent pursuant to the terms of this Agreement.
     (h) The Borrower has no Debt or other indebtedness which, in the aggregate, exceeds $10,000, other than Debt incurred under the terms of the Transaction Documents.
     (i) The Borrower has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other Transaction Documents.
     (j) No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.
     (k) The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower except for those taxes being contested in good faith by appropriate proceedings and in respect of which no penalty may be assessed from such contest and it has established proper reserves on its books. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
     (l) The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Pledged Receivables (other than those delivered to the Custodian)) is located at One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103.
     (m) The Borrower’s legal name is as set forth in this Agreement; other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lenders upon receipt of a notice delivered to the Lenders pursuant to Section 6.18), the Borrower has not changed its name since its formation; the Borrower does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lenders upon receipt of a notice delivered to the Lenders pursuant to Section 6.18).
     (n) The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
     (o) The Borrower has no subsidiaries.
     (p) The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Pledged Receivables by the Originator under the Purchase and Sale Agreement.
     (q) No Monthly Remittance Report or Facility Limit Certificate (each if prepared by the Borrower or to the extent that information contained therein is supplied by the Borrower), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Borrower to the Lenders in connection with this Agreement is or will be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed in writing to the Lenders, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (r) No proceeds of the Loans will be used by the Borrower to acquire any security in any transaction, which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.
     (s) There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Pledged Assets contemplated by Section 2.11.

     (t) The Borrower is not an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Borrower otherwise subject to regulation thereunder.
     (u) No Event of Default or Unmatured Event of Default has occurred and is continuing.
     (v) Reserved.
     (w) The Borrower is in compliance with ERISA in all material respects. No steps have been taken to terminate any Borrower Pension Plan which could result in material liability, and no contribution failure has occurred with respect to any Borrower Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Borrower Pension Plan which could result in the Borrower or any ERISA Affiliate of Borrower incurring any material liability, fine or penalty.
     (x) There is not now, nor will there be at any time in the future, any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.
     (y) Notwithstanding anything to the contrary in the Warehouse Facility, no Pledged Receivable constitutes (for purposes of the Warehouse Facility) either an “Eligible Pool A Receivable” or an “Eligible Pool B Receivable”, in each case as defined under the Warehouse Facility.
     SECTION 4.02 Representations and Warranties of the Servicer. The Servicer (so long as the Servicer is not the Backup Servicer as successor Servicer) hereby represents and warrants, as of the date hereof, on the Borrowing Date, on each Remittance Date and on the first day of each Rollover Interest Period, as follows:
     (a) Each Receivable designated as an Eligible Receivable on any Facility Limit Certificate or Monthly Remittance Report is an Eligible Receivable. Each Receivable included as an Eligible Receivable in any calculation of the Facility Limit or the Eligible Receivables Balance is an Eligible Receivable.
     (b) The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged (which includes servicing Receivables on behalf of third parties and itself) and is duly qualified and in good standing under the laws of each jurisdiction where its servicing of the Pledged Receivables requires such qualification.
     (c) The Servicer has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Government Entity is required in connection with the execution, delivery or performance by the Servicer of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document, other than such as have been met or obtained.
     (d) The execution, delivery and performance of this Agreement by the Servicer and all other agreements and instruments executed and delivered or to be executed and delivered by the Servicer pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or bylaws of the Servicer or any material contract or other agreement to which the Servicer is a party or by which the Servicer or any of its property or assets may be bound.
     (e) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer or with respect to this Agreement, which, if adversely determined, could have a Material Adverse Effect.
     (f) No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
     (g) The Servicer has filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state and local income tax returns) required to be filed, is not liable for taxes payable by any other Person (other than any Person within the Servicer’s consolidated group or similar group) and has paid or made adequate provisions for the payment of all material taxes, assessments and other governmental charges due from the Servicer except for those taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Servicer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
     (h) The chief executive office of the Servicer (and the location of the Servicer’s records regarding the Pledged Receivables (other than those delivered to the Custodian)) is located at One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103.

     (i) The Servicer’s legal name is as set forth in this Agreement; other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lenders upon receipt of a notice delivered to the Lenders pursuant to Section 6.18), the Servicer has not changed its name since its formation; the Servicer does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lenders upon receipt of a notice delivered to the Lenders pursuant to Section 6.18).
     (j) The Servicer is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Servicer is paying its debts as they become due; and the Servicer, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
     (k) As of the date hereof and as of the date of delivery of any Monthly Remittance Report or Facility Limit Certificate, no Monthly Remittance Report or Facility Limit Certificate (each if prepared by the Servicer or to the extent that information contained therein is supplied by the Servicer), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Servicer to the Lenders in connection with this Agreement is or will be inaccurate in any material respect, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (l) The Servicer is not an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Servicer otherwise subject to regulation thereunder.
     (m) No Event of Default or Unmatured Event of Default has occurred and is continuing.
     (n) Each of the Pledged Receivables was underwritten and is being serviced in conformance with Originator’s and the Servicer’s standard underwriting, credit, collection, operating and reporting procedures and systems (including, without limitation, the Credit and Collection Policy).
     (o) Any Computer Tape or Listing made available by the Servicer to the Lenders was complete and accurate in all material respects as of the date on which such Computer Tape or Listing was made available.
     (p) The Servicer is in compliance with ERISA in all material respects. No steps have been taken to terminate any Servicer Pension Plan which could result in material liability, and no contribution failure has occurred with respect to any Servicer Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Servicer Pension Plan which could result in the Servicer or any ERISA Affiliate of Servicer incurring any material liability, fine or penalty.
     (q) There is not now, nor will there be at any time in the future, any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein),

providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.
     (r) Notwithstanding anything to the contrary in the Warehouse Facility, no Pledged Receivable constitutes (for purposes of the Warehouse Facility) either an “Eligible Pool A Receivable” or an “Eligible Pool B Receivable”, in each case as defined under the Warehouse Facility.
     SECTION 4.03 Resale of Receivables Upon Breach of Covenant or Representation and Warranty by Borrower. The Borrower or the Servicer, as the case may be, shall inform the other parties to this Agreement and the Qualifying Swap Counterparty promptly, in writing, upon the discovery of any breach of the representations, warranties and/or covenants contained in Section 4.01, Section 4.02 or Section 5.01; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Borrower under this Section 4.03 to sell any Pledged Receivable. Upon the discovery by or notice to the Borrower of any such breach that also constitutes a LEAF Purchase Event under and as defined in the Purchase and Sale Agreement, the Borrower shall have an obligation to, and the Borrower shall, resell to the Originator pursuant to the Purchase and Sale Agreement (and the Collateral Agent may enforce such obligation of the Borrower to sell) any Pledged Receivable adversely affected by any such breach. The Servicer shall notify the Collateral Agent promptly, in writing, of any failure by the Borrower to so resell any such Pledged Receivable. In connection with the resale of such Pledged Receivable, the Borrower shall remit funds in an amount equal to the Release Price for such Pledged Receivable to the Collection Account on the date of such resale and the Collateral Agent, in consideration for payment (and automatically upon deposit in the Collection Account), of the Release Price shall be deemed to have released its security interest in such Pledged Receivables. It is understood and agreed that the obligation of the Borrower to resell to the Originator, and the obligation of the Originator to purchase, any Receivables which are adversely affected by a LEAF Purchase Event is not intended to, and shall not, constitute a guaranty of the collectibility or payment of any Receivable which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the related Obligor.
     SECTION 4.04 Representations and Warranties of the Lenders. (A) Each of Morgan Stanley, as Class A Lender, and Morgan Stanley AFI, as Class B Lender, hereby represents and warrants, on the Borrowing Date and on the first day of each Rollover Interest Period and (B) each Lender hereby represents and warrants on the first day of each Rollover Interest Period following the date on which it became a Lender hereunder, that it is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act.
ARTICLE V
GENERAL COVENANTS OF THE BORROWER AND THE SERVICER
     SECTION 5.01 General Covenants. (a) The Borrower will observe all corporate procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under applicable law.
     (b) The Borrower will at all times ensure that (i) its members act independently and in its interests and in the interests of its creditors, (ii) it shall at all times maintain at least one independent manager who (A) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of the Borrower or an Affiliate thereof (other than acting as independent manager or in a similar capacity) and (B) is not a member of the Borrower or an Affiliate thereof (other than a special independent member of the Borrower or a limited purpose corporation, business trust, partnership or other entity organized for the purpose of acquiring, financing or otherwise investing, directly or indirectly, in assets or receivables originated, owned or serviced by Originator or an Affiliate of any of them), (iii) its assets are not commingled with those of Originator or any other Affiliate of the Borrower, (iv) its members duly authorize all of its limited liability company actions, (v) it maintains separate and accurate records and books of account and such books and records are kept separate from those of Originator and any other Affiliate of the Borrower and (vi) it maintains minutes of the meetings and other proceedings of the members. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.
     (c) The Borrower will pay its operating expenses and liabilities from its own assets.
     (d) The Borrower will not have any of its indebtedness guaranteed by Originator or any Affiliate thereof. Furthermore, the Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of Originator, and the Borrower will not engage in business transactions with Originator, except on an arm’s-length basis. The Borrower will not hold Originator out to third parties as other than an entity with assets and liabilities distinct from the Borrower. The Borrower will cause any of its financial statements consolidated with those of Originator to state that the Borrower is a separate corporate entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.
     (e) In its capacity as Servicer, LEAF Financial will, to the extent necessary, maintain separate records on behalf of and for the benefit of the Lenders, act in accordance with instructions and directions, delivered in accordance with the terms hereof, from the Borrower, and/or the Lenders in connection with its servicing of the Pledged Receivables hereunder, and will ensure that, at all times when it is dealing with or in connection with the Pledged Receivables in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.
     (f) The Servicer (if LEAF Financial or an Affiliate thereof) shall, to the extent required by applicable law, disclose all material transactions associated with this transaction in appropriate regulatory filings and public announcements. The annual financial statements of Resource America (including any consolidated financial statements) shall disclose the effects of the transactions contemplated by the Purchase and Sale Agreement as a sale of Receivables,

Related Security and Other Conveyed Property to the Borrower, and the annual financial statements of the Borrower shall disclose the effects of the transactions contemplated by this Agreement as a loan to the extent required by and in accordance with GAAP, it being understood that the Loans to the Borrower under this Agreement will be treated as debt on the consolidated financial statements of Resource America.
     (g) The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Thacher Proffitt & Wood LLP, as special counsel to the Originator and the Borrower, issued in connection with the Purchase and Sale Agreement and relating to the issues of substantive consolidation and true conveyance of the Pledged Receivables.
     (h) Except as otherwise provided herein or in any other Transaction Document, neither the Borrower nor the Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or (if the Servicer is LEAF Financial or an Affiliate thereof) suffer to exist any Adverse Claim upon or with respect to, any Pledged Receivable, any Collections related thereto or any other Pledged Assets related thereto, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof. Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets. Except as otherwise provided herein or in any other Transaction Document, the Servicer shall not create, or (if the Servicer is LEAF Financial or an Affiliate thereof) permit any action to be taken by any Person to create, any Adverse Claim upon or with respect to any of the Borrower’s assets.
     (i) The Borrower will not merge or consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) other than with respect to asset dispositions in connection with an optional prepayment pursuant to Section 2.15(a) hereof, or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person without the prior written consent of the Lenders.
     (j) The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase and Sale Agreement in any manner other than a sale and absolute assignment of Receivables, Related Security and Other Conveyed Property by Originator to the Borrower constituting a “true conveyance” for bankruptcy purposes.
     (k) The Borrower will not amend, modify, waive or terminate any terms or conditions of the Purchase and Sale Agreement or any Qualifying Interest Rate Swap without the written consent of the Controlling Holders and the Collateral Agent, and shall perform its obligations thereunder.
     (l) The Borrower will not make any amendment, modification or other change to its certificate of formation or limited liability company agreement that would materially and adversely affect the Lenders without each Lender’s prior written consent, and shall notify the

Lenders prior to making any amendment, modification or other change to its certificate of formation or limited liability company agreement prior to the effectiveness thereof.
     (m) Neither the Borrower nor (if the Servicer is LEAF Financial or an Affiliate thereof) the Servicer will make or allow to be made any material amendment to the Credit and Collection Policy without the prior written consent of the Lenders (and the Lenders hereby agree to take commercially reasonable efforts to respond to any request for such consent in a timely manner). Neither the Borrower nor (if the Servicer is LEAF Financial or an Affiliate thereof) the Servicer will make or allow to be made any non-material amendment to the Credit and Collection Policy without the prior written consent of the Lenders; provided, that if the Lenders have not responded to a written request for such consent within ten (10) Business Days of receipt thereof, the Lenders shall be deemed to have consented to such request.
     (n) If the Borrower or the Servicer receives any Collections with respect to any Pledged Receivable, the Borrower or the Servicer, as applicable, will remit such Collections to the Collection Account within one (1) Business Day of the Borrower’s or the Servicer’s identification thereof.
     (o) The Servicer shall cause:
     (i) the Obligor under each Contract to remit all payments owed or otherwise payable by such Obligor under such Contract (or any servicer on its behalf) to the Lockbox or by wire transfer to the Lockbox Account;
     (ii) the Lockbox Bank to deposit all Collections with respect to any Pledged Receivable in the Lockbox into the Lockbox Account on each Business Day; and
     (iii) the Lockbox Bank to remit all Collections with respect to any Pledged Receivable on deposit in the Lockbox Account (or any sub-account thereof or any related account) to the Collection Account on each Business Day.
     (p) Prior to the closing of any securitization transaction with respect to any Pledged Receivables, the Servicer shall deliver to the Primary Lenders a complete list, in form and substance satisfactory to each Primary Lender, identifying all assets which constitute or constituted Pledged Receivables at any time on or following the Closing Date and prior to the date of such securitization transaction.
     (q) The Borrower shall deliver to the Lenders on each Purchase Date a copy of the Assignment delivered to it on such Purchase Date.
     (r) Each of the Servicer (and, if the Servicer is not LEAF Financial or an Affiliate thereof, upon the Servicer gaining knowledge thereof) and the Borrower shall promptly notify the Lenders of the occurrence of any Servicer Default, Event of Default, Program Termination Event, Termination Event (and any event that, if it continues uncured, would, with lapse of time or notice or lapse of time and notice, constitute any Servicer Default, Event of Default, Program Termination Event or Termination Event).

     (s) Each of the Servicer (if the Servicer is LEAF Financial or an Affiliate thereof) and the Borrower shall take all actions (in the case of Obligor Collateral with an Amortized Equipment Cost over $100,000) and all commercially reasonable actions (in the case of Obligor Collateral with an Amortized Equipment Cost of $100,000 or less) necessary to ensure that the Originator is at all times named as loss payee under each Insurance Policy with respect to Obligor Collateral related to a Pledged Receivable.
     (t) On the Borrowing Date, a Qualifying Interest Rate Swap, in form and substance satisfactory to the Lenders, shall be duly executed by the Borrower and a Qualifying Swap Counterparty, and any amounts required to have been paid thereunder as of such Remittance Date shall have been paid and any obligations required to have been performed thereunder as of such Remittance Date shall have been performed.
     (u) The Pledged Receivables shall not be refinanced with any proceeds of the Warehouse Facility.
     (v) The Borrower shall not acquire any debt obligation or interest therein if, after giving effect to such acquisition, more than 40 percent of the debt obligations or interests therein held by the Borrower (as determined under the rules of Treasury Regulation 301.7701(i)-1(c)) would consist of real estate mortgages or interests therein (as defined in Treasury Regulation 301.7701(i)-1(d)).
     (w) If the Obligor Collateral related to any Receivable securing the Borrowing is a Vehicle, the Borrower shall, within 40 days after the Closing Date, deliver to the applicable Registrar of Titles an application for a Certificate of Title for such Vehicle satisfying the Titling Requirements.
     (x) In connection with satisfying the Titling Requirements, the Servicer shall take commercially reasonable efforts to deliver or cause to be delivered to the Custodian in accordance with this Agreement and the Custodial Agreement, the original certificate of title for each Vehicle registered in Florida.
     (y) Notwithstanding anything to the contrary set forth herein, neither the Borrower nor the Servicer shall permit, without the prior written consent of the Lenders, (i) any voluntary prepayment in full by an Obligor or any other Person on behalf of such Obligor of the then current remaining balance of any Pledged Receivable evidenced by a Loan Contract (including, without limitation, all principal and interest due with respect to such Pledged Receivable, but excluding any penalties, costs and fees with respect thereto) or (ii) any voluntary prepayment in full by an Obligor or any other Person on behalf of such Obligor of all of the periodic payments payable under the terms of the related Contract with respect to any Pledged Receivable evidenced by a Lease Contract (including, without limitation, all scheduled payments due with respect to such Pledged Receivable, but excluding any penalties, costs and fees with respect thereto).
     (z) Within the applicable time period required by any agreement, document or instrument related to a credit facility, provided to (i) LEAF Financial, Resource America, any LEAF Managed Entity or any of such Person’s respective Affiliates that have entered into any credit facility where such Person is a lender (a “LEAF Affiliate Borrower”) or (ii) any subsidiary of LEAF Financial, Resource America or any LEAF Managed Entity (each, a “LEAF Credit Facility Document”), but in any event no later than two days following the Servicer’s knowledge thereof, the Servicer shall notify the Collateral Agent and each Lender if (i) LEAF Financial, Resource America, any of their respective subsidiaries or any LEAF Affiliate Borrower fails to observe or perform any covenant or agreement under any LEAF Credit Facility Document or (ii) any event of default, servicer default, unmatured event of default or unmatured servicer default (each such event set forth in clause (i) or (ii), an “Other Default”) occurs under any such LEAF Credit Facility Document, whether or not such Other Default is called, waived or cured.
     (aa) LEAF Financial shall not and shall not cause any subordinated Debt of LEAF Financial or any of its consolidated subsidiaries, in either case, which has been issued to such Person’s parent, to be accelerated prior to the Facility Maturity Date.
     SECTION 5.02 Check-in Requirements.
     (a) The Borrower hereby covenants and agrees that, (i) not later than 20 days after the Borrowing Date, it shall cause to be delivered to the Custodian the Priority Documents related to Contracts whose aggregate Amortized Equipment Cost constitutes not less than 50% of the aggregate Amortized Equipment Cost of all Contracts, and (ii) not later than 40 days after the Borrowing Date, it shall cause to be delivered to the Custodian the Priority Documents for each Pledged Receivable; provided, however, that the Borrower shall be permitted to deliver to the Custodian a machine copy of any original, executed Contract (certified as a true copy (a “Certified True Copy”) by an officer of either the Obligor or the Borrower or its predecessor as lessor or lender thereunder) for Contracts whose aggregate Amortized Equipment Cost constitutes not more than 5% of the aggregate Amortized Equipment Cost of all Contracts.
     (b) The Borrower hereby covenants and agrees that if the aggregate Discounted Balance of all Contracts for which the Custodian has received only a Certified True Copy exceeds the aforesaid 5% limit for any period exceeding fifteen days, then on the first Business Day after such fifteenth day it shall resell the Pledged Receivables related to all such Contracts to the Originator, deposit the Release Price for each such Pledged Receivable to the Collection Account and remit to the respective Lenders (no later than the close of business of such Lender on such Business Day), pro tanto, as a partial prepayment of the outstanding principal amount of the Notes (together with interest accrued and unpaid on such prepayment through such date of prepayment), pro rata according to their respective Percentages, and otherwise comply with the requirements of Section 4.03 hereof with respect to all such Pledged Receivables.
     (c) The Custodian hereby agrees that, within one Business Day (to the extent the number of Receivable Files received on any Business Day is no greater than 1,000 and that such Receivable Files are delivered to the Custodian in the same order as the Receivable Schedule) or within such greater number of Business Days as the parties hereto mutually agree (to the extent the number of Receivable Files received on any Business Day exceeds 1,000), it shall deliver to the Borrower, each Lender and the Servicer (i) a Collateral Receipt for all Receivable Files received on that date and (ii) an Exception Report) covering any Deficiencies noted in such Collateral Receipt. Additionally, on each Business Day, the Custodian hereby agrees to deliver to

Borrower, each Lender and the Servicer a cumulative report of any uncured Deficiencies identified in all prior Collateral Receipts.
     (d) The Borrower hereby covenants and agrees that, (i) subject to the proviso in Section 5.02(a) hereof, not later than 60 days after the Borrowing Date, it shall cause to be delivered to the Custodian every item constituting the Receivable File for each Pledged Receivable, including every item identified in each Exception Report delivered by the Custodian pursuant to Section 5.02(c) hereof and (ii) for each Pledged Receivable with respect to which it shall not have complied with the immediately preceding clause (i), it shall, to the extent it has not complied therewith within fifteen noncomplying days after receipt of an Exception Report with respect to any such Deficiency pursuant to this Section 5.02(d), on the first Business Day after, resell the Pledged Receivables related to all such Contracts to the Originator, deposit the Release Price for each such Pledged Receivable to the Collection Account and remit to the respective Lenders (no later than the close of business of such Lender on such Business Day), pro tanto, as a partial prepayment of the outstanding principal amount of the Notes (together with interest accrued and unpaid on such prepayment through such date of prepayment), pro rata according to their respective Percentages, and otherwise comply with the requirements of Section 4.03 hereof with respect to all such Pledged Receivables.
     (e) The events described in subsections (b) and (d)(ii) hereof shall constitute a Check-in Repurchase Event.
     SECTION 5.03 Delivery of Servicing Agreement Electronic Images to the Backup Servicer. On or prior to November 26, 2008, the Servicer shall deliver to the Backup Servicer electronic images of all existing servicing agreements and vendor contracts related to the Pledged Receivables (“Servicing Agreement Electronic Images”) in an electronic format mutually acceptable to the Servicer and the Backup Servicer. On each Backup Servicer Delivery Date following November 26, 2008, the Servicer shall deliver to the Backup Servicer all Servicing Agreement Electronic Images in an electronic format mutually acceptable to the Servicer and the Backup Servicer with respect to all then existing servicing agreements and vendor contracts which had not previously been delivered to the Backup Servicer.
ARTICLE VI
ADMINISTRATION AND SERVICING; CERTAIN COVENANTS
     SECTION 6.01 Appointment and Designation of the Servicer. (a) The Borrower and the Lenders hereby appoint the Person designated by the Controlling Holders from time to time, pursuant to this Section 6.01 (the “Servicer”), as their agent to service, administer and collect the Pledged Receivables and otherwise to enforce their respective rights and interests in and under the Pledged Receivables and the other Pledged Assets. The Servicer shall collect such Pledged Receivables under the conditions referred to above by means of the collection procedures as set forth in the Credit and Collection Policy, to the extent consistent with the provisions of this Article VI. Unless otherwise specified by the Borrower, the Servicer’s authorization under this Agreement shall terminate on the Collection Date. Until the Controlling Holders give notice to the Borrower of a designation of a new Servicer upon the occurrence and during the continuance of any Servicer Default, or consents in writing to the appointment by the

Borrower of a new Servicer, LEAF Financial is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer, pursuant to the terms hereof at all times until the earlier of the Controlling Holders’ designation of the Backup Servicer or any other Person as the new Servicer (upon the occurrence and during the continuance of any Servicer Default), the delivery by the Controlling Holders of their written consent to the appointment by the Borrower of a new Servicer or the Collection Date. Upon the occurrence and during the continuance of any Servicer Default, the Controlling Holders may at any time designate as Servicer the Backup Servicer, or any other Person with demonstrated experience in servicing equipment leases and loans, to succeed LEAF Financial or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to (i) the terms hereof or (ii) such other terms as are agreed to in writing by such successor Servicer and the Controlling Holders, and which (x) require such successor Servicer to service the Pledged Receivables in a commercially reasonable manner that is (A) consistent with the servicing of similar equipment leases and loans by such successor Servicer and (B) no less stringent than the servicing standard required by the Credit and Collection Policy and (y) does not provide for payment of servicing or other fees which in the aggregate exceed the Servicing Fee as in effect on the date hereof without the prior written consent of the Lenders (such other terms described in this clause (ii) being set forth in a separate servicing agreement, such agreement, a “Successor Servicing Agreement”).
     Each of the Borrower and LEAF Financial hereby grants to any successor Servicer an irrevocable power of attorney to take any and all steps in the Borrower’s, LEAF Financial’s or the Servicer’s name, as applicable, and on behalf of the Borrower or LEAF Financial, necessary or desirable, in the determination of such successor Servicer, to service, administer or collect any and all Pledged Receivables. In accordance therewith, each of the Borrower and LEAF Financial shall deliver an executed power of attorney in the form of Exhibit J hereto to each of the Backup Servicer and the Collateral Agent.
     (b) The Servicer is hereby authorized to act for the Borrower and the Lenders and, in such capacity, shall manage, service, administer and arrange collections on the Pledged Receivables and perform the other actions required by the Servicer under this Agreement (including, without limitation, the covenant set forth in Section 5.01(y) hereof) for the benefit of the Lenders. The Servicer agrees that its servicing of the Pledged Receivables shall be carried out in accordance with customary and usual procedures of institutions which service equipment lease and loan contracts and receivables and, to the extent more exacting, the degree of skill and attention that the Servicer exercises from time to time, with respect to all comparable equipment lease and loan contracts and receivables that it services for itself or others in accordance with the Credit and Collection Policy (or if the Backup Servicer or any other successor Servicer has been appointed as Servicer, the Backup Servicer’s or such other successor Servicer’s customary collection policies) and, to the extent more exacting, the requirements of this Article VI. The Servicer’s duties shall include, without limitation, collecting and posting of all Collections with respect to any Pledged Receivable, responding to inquiries of Obligors on the Pledged Receivables, investigating delinquencies, sending invoices, payment statements or payment books to Obligors, reporting any required tax information to Obligors, policing the collateral, enforcing the terms of the Contracts (and any documents related thereto) related to any Pledged Receivables, complying with the terms of the Lockbox Agreement, accounting for Collections with respect to any Pledged Receivable, furnishing monthly and annual statements to the Lenders with respect to distributions and performing the other duties specified herein.
     (c) Following the occurrence of a Servicer Default which is then continuing, the Collateral Agent, at the direction of the Controlling Holders acting in their sole discretion, may direct the Obligors to make all payments under the Pledged Receivables directly to the Backup Servicer, a successor Servicer, the Collateral Agent or any lockbox or account established by any of such parties. Any Collections received in any lockbox or account established pursuant to this clause (c) (or received directly by any Lender or the Collateral Agent) shall be applied to the Obligations in accordance with the priority of payments set forth in Section 2.04.
     (d) To the extent consistent with the standards, policies and procedures otherwise required hereby, the Servicer shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable. The Servicer is authorized to release liens on Obligor Collateral in order to collect Insurance Proceeds with respect thereto and to liquidate such Obligor Collateral in accordance with its customary standards, policies and procedures; provided, however, that, notwithstanding the foregoing, the Servicer shall not, (i) except pursuant to an order from a court of competent jurisdiction, release an Obligor from payment of any unpaid amount under any Pledged Receivable or (ii) waive the right to collect the unpaid balance of any Pledged Receivable from such Obligor, except that, subject to Section 6.02(a), the Servicer may forego collection efforts if the amount which the Servicer, in its reasonable judgment, expects to realize in connection with such collection efforts is determined by the Servicer, in its reasonable judgment, to be less than the reasonably expected costs of pursuing such collection efforts and if the Servicer would forego such collection efforts in accordance with its customary procedures. The Servicer is hereby authorized to commence, in its own name (in its capacity as Servicer), if possible, or in the name of the Borrower or the Lenders (provided that if the Servicer is acting in the name of the Borrower or the Lenders, the Servicer shall have obtained the Borrower’s or the Lenders’ consent, as the case may be, which consent shall not be unreasonably withheld), a legal proceeding to enforce any Pledged Receivable (or any terms or provisions of the related Contract) or to commence or participate in any other legal proceeding (including, without limitation, a bankruptcy proceeding) relating to or involving a Pledged Receivable or any related Contract, Obligor or Obligor Collateral. If the Servicer commences or participates in such a legal proceeding in its own name, the Borrower or the Lenders, as the case may be, shall thereupon be deemed to have automatically assigned such Pledged Receivable to the Servicer solely for purposes of commencing or participating in any such proceeding as a party or claimant, and the Servicer is authorized and empowered by the Borrower or the Lenders, as the case may be, to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. The Borrower or the Lenders, as the case may be, shall furnish the Servicer with any powers of attorney and other documents which the Servicer may reasonably request in writing and which the Servicer deems necessary or appropriate and take any other steps which the Servicer may deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement. If, however, in any suit or legal proceeding it is held that the Servicer may not prosecute such suit or legal proceeding on the grounds that it is not an actual party in interest or a holder entitled to enforce such suit or legal proceeding, the

Borrower shall take such steps as the Servicer deems necessary to prosecute such suit or legal proceeding, including bringing suit in its name.
     SECTION 6.02 Collection of Receivable Payments; Modification and Amendment of Receivables; Lockbox Agreements. (a) Consistent with and subject to the standards, policies and procedures required by this Agreement, the Servicer shall collect all payments called for under the terms and provisions of the Contracts related to the Pledged Receivables (and the terms and provisions of any documents related thereto) as and when the same shall become due and shall follow such collection procedures with respect to the Pledged Receivables and the related Contracts and Insurance Policies as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower and the Lenders with respect thereto.
     (b) The Servicer shall remit all payments by or on behalf of the Obligors received directly by the Servicer to the Collection Account, without deposit into any intervening account as soon as practicable, but in no event later than the end of business on the Business Day of identification thereof as payments by or on behalf of the Obligors.
     SECTION 6.03 Realization Upon Receivables. Consistent with the standards, policies and procedures required by this Agreement, the Servicer shall use its best efforts to repossess (or otherwise comparably convert the ownership of) and liquidate any Obligor Collateral securing a Pledged Receivable within a number of days consistent with the Credit and Collection Policy of an uncured failure of the related Obligor to make any payment which it is obligated to make under the related Contract or an earlier date that would be customary under the circumstances involved (as determined in accordance with the Credit and Collection Policy) and, in any case, in a manner as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower and the Lenders with respect thereto; provided, however, that the Servicer need not repossess (or otherwise comparably convert the ownership of) and liquidate the Obligor Collateral securing such a Pledged Receivable if, in the reasonable opinion of the Servicer, the value of such Obligor Collateral does not exceed by more than an insignificant amount the cost to repossess (or otherwise comparably convert the ownership of) and liquidate such Obligor Collateral. The Servicer is authorized to follow such customary practices and procedures as it shall deem necessary or advisable, consistent with the standard of care required by Section 6.01, which practices and procedures may include reasonable efforts to realize upon any guaranties, selling the related Obligor Collateral at public or private sale, the submission of claims under an Insurance Policy and other actions by the Servicer in order to realize upon such Pledged Receivable. The foregoing is subject to the provision that, in any case in which the Obligor Collateral shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Obligor Collateral, unless it shall determine in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the related Pledged Receivable by an amount greater than the amount of such expenses. All Liquidation Proceeds shall be remitted directly by the Servicer to the Collection Account without deposit into any intervening account as soon as practicable, but in no event later than one (1) Business Day after identification thereof as Liquidation Proceeds. The Servicer shall pay on behalf of the Borrower any personal property taxes assessed on repossessed Obligor Collateral, and the Servicer shall be entitled to reimbursement of any such tax as a Servicer Advance.

     SECTION 6.04 Insurance Regarding Equipment. (a) At the time of the Pledge of any Receivable hereunder, the Servicer shall require each Obligor to obtain and maintain (or with respect to an Underlying Originator, cause such Underlying Originator to obtain and maintain) Insurance Policies in accordance with the terms of the Credit and Collection Policy and its customary servicing procedures and shall furnish evidence of such insurance (except if the Equipment relating to such Obligor has an aggregate Amortized Equipment Cost of $100,000 or less) to the Lenders.
     (b) The Servicer may, and upon the request of the Collateral Agent shall, sue to enforce or collect upon the Insurance Policies, in its own name (but in its capacity as Servicer), if possible, or as agent of the Borrower and the Lenders. If the Servicer elects to commence a legal proceeding to enforce an Insurance Policy, the act of commencement shall be deemed to be an automatic assignment of the rights of the Borrower and the Lenders under such Insurance Policy to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce an Insurance Policy on the grounds that it is not an actual party in interest or a holder entitled to enforce the Insurance Policy, the Borrower shall take such steps as the Servicer deems necessary to enforce such Insurance Policy, including bringing suit in its name.
     SECTION 6.05 Maintenance of Security Interests in Obligor Collateral. (a) The Initial Servicer and the Borrower shall take all steps necessary, under all applicable law, in order to (i) cause a valid, subsisting and enforceable first priority perfected security interest to exist in favor of the Collateral Agent in the Borrower’s interests in the Obligor Collateral, all Other Conveyed Property and all Related Security related to each Receivable (and the proceeds thereof) being Pledged hereunder, to secure a Loan on the Borrowing Date thereof including (A) the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Obligor Collateral, Other Conveyed Property and all Related Security and naming the Borrower as debtor and the Collateral Agent as the secured party, (B) filing Obligor Financing Statements against all Obligors purchasing or leasing Obligor Collateral, and (C) other than with respect to a Lease Contract related to Equipment which has an Amortized Equipment Cost of less than $25,000 if such Lease Contract is a Dollar Purchase Option Contract or $50,000 if such Lease Contract is a FMV Contract, causing the filing of UCC-3 assignment statements in the applicable jurisdictions adequately describing the Equipment and other collateral being transferred by the Underlying Originator to the Originator and naming the applicable Underlying Originator as the assignor and Originator as the assignee, (ii) ensure that such security interest is and shall be prior to all other liens upon and security interests in the Borrower’s interests in such Obligor Collateral, Other Conveyed Property and Related Security (and the proceeds thereof) that now exist, or may hereafter arise or be created other than Permitted Liens, and (iii) ensure that immediately prior to the Pledge of such Receivable by the Borrower to the Collateral Agent, such Obligor Collateral, Other Conveyed Property and Related Security is free and clear of all Adverse Claims other than Permitted Liens; and
     (b) The Initial Servicer shall take all steps, as are necessary (subject to Section 6.05(a)), to maintain perfection of the security interest in the Borrower’s interests in the Obligor Collateral, Other Conveyed Property and Related Security related to each Pledged Receivable (and the proceeds thereof) in favor of the Collateral Agent including but not limited to, obtaining the execution by the Borrower and the recording, registering, filing, rerecording, refiling, and reregistering of all security agreements, financing statements and continuation statements as are necessary to maintain and/or perfect such security interests granted by the Borrower and the recordation of the Borrower’s or the applicable Approved Lienholder’s lien on the Certificate of Title for any Vehicle included in such Obligor Collateral, all in accordance with the Titling Requirements. Without limiting the generality of the foregoing, the Borrower and each Lender each hereby authorizes the Initial Servicer, and the Initial Servicer agrees, to take any and all steps necessary (subject to Section 6.05(a)) to re-perfect the security interest in the Borrower’s interests in any Obligor Collateral (and the Borrower’s interests therein), Other Conveyed Property and Related Security related to each Pledged Receivable (and the proceeds thereof) in favor of the Collateral Agent as may be necessary, due to the relocation of such Obligor Collateral or for any other reason.
     SECTION 6.06 Pledged Receivable Receipts. The Servicer shall make a deposit into the Collection Account in an amount equal to the Collections with respect to any Pledged Receivable received, or made by, or on behalf of it, within one Business Day of such Collections being received, or made by, or on behalf of it.
     SECTION 6.07 No Rights of Withdrawal. Until the Collection Date, the Borrower shall have no rights of direction or withdrawal, with respect to amounts held in the Collection Account or the Lockbox Account, except with respect to funds not related to any Pledged Assets, which were incorrectly deposited into any such account.
     SECTION 6.08 Permitted Investments. The Borrower shall, pursuant to written instruction, direct the Lenders’ Bank (and if the Borrower fails to do so, the Lenders may, pursuant to written instruction, direct the Lenders’ Bank) to invest, or cause the investment of, funds on deposit in the Collection Account in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, the Lenders’ Bank shall invest, or cause the investment of, such funds in Permitted Investments described in clause (v) of the definition thereof. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding any Remittance Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of a securities intermediary or its nominee for the benefit of the Lenders, and otherwise comply with assumptions of the legal opinion of Thacher Proffitt & Wood LLP, delivered in connection with this Agreement. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account, shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Lenders’ Bank or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account.
     SECTION 6.09 Servicing Compensation. As compensation for its activities hereunder, the Servicer shall be entitled to be paid the Servicing Fee from the Collection Account as provided in Section 2.04(a). The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor, except with respect to reasonable expenses of the Servicer incurred in connection with the repossession and disposition of any Obligor Collateral (which the Servicer may retain from the proceeds of the disposition of such Obligor Collateral) and any Servicer Advances made by the Servicer pursuant hereto. The Servicing Fee may not be transferred in whole, or in part, except in connection with the transfer of all the Servicer’s responsibilities and obligations under this Agreement. At any time after the occurrence of a Servicer Default and the appointment of the Backup Servicer or any other successor Servicer as the Servicer hereunder, the Backup Servicer shall be entitled to receive an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to expenses incurred by the Backup Servicer or any such other successor Servicer, acting in its capacity as the Servicer, in connection with its obligations under Sections 6.05(a) and (b) hereof (such expenses, the “Successor Servicer’s Indemnified Amounts”).
     SECTION 6.10 Reports to the Lenders and the Backup Servicer; Account Statements; Servicing Information. (a) The Borrower will deliver to the Lenders and each Qualifying Swap Counterparty, (i) on the Program Termination Date, a report identifying the Pledged Receivables (and any information with respect thereto requested by the Lenders) on the day immediately preceding the Program Termination Date, and (ii) upon a Lender’s reasonable request and upon reasonable notice, on any other Business Day, a report identifying the Pledged Receivables (and any information with respect thereto, reasonably requested by such Lender) as of such day.
     (b) At least five (5) Business Days prior to each Remittance Date, the Servicer shall prepare and deliver, or have delivered, to the Lenders and each Qualifying Swap Counterparty (i) a Monthly Remittance Report and any other information reasonably requested by a Lender, relating to all Pledged Receivables (including, if requested, a Computer Tape or Listing), all information in the Monthly Remittance Report and all other such information to be accurate as of the last day of the immediately preceding Collection Period, and (ii) in an electronic format mutually acceptable to the Servicer and the Lenders, all information reasonably requested by the Lenders relating to all Pledged Receivables. If any Monthly Remittance Report indicates the existence of a Facility Deficiency, the Borrower shall, on the date of delivery of such Monthly Remittance Report, prepay to the Lenders, for the account of the Lenders, a portion of the Loans as is necessary to cure such Facility Deficiency, in accordance with Section 2.04(c) hereof.
     (c) By no later than the Borrowing Date, the Borrower (or the Initial Servicer on its behalf) shall also prepare and deliver to the Lenders a Facility Limit Certificate containing information accurate as of the date of delivery of such Facility Limit Certificate. If any Facility Limit Certificate indicates the existence of a Facility Deficiency, the Borrower shall on the date of delivery of such Facility Limit Certificate prepay to the Lenders, for the account of the Lenders, a portion of the Loans, to the extent necessary to cure such Facility Deficiency, in accordance with Section 2.04(c) hereof.
     (d) At least five (5) Business Days prior to each Remittance Date (each such day, a “Backup Servicer Delivery Date”), the Servicer shall prepare and deliver or have delivered, to the Backup Servicer (i) the Monthly Remittance Report in respect of the immediately-preceding Collection Period and (ii) a computer tape or a diskette or any other electronic transmission in a format acceptable to the Backup Servicer containing (x) the information with respect to the

Pledged Receivables during such Collection Period which was necessary for preparation of such Monthly Remittance Report and (y) any other information which is reasonably requested by the Backup Servicer or the Collateral Agent.
     (e) No later than the second Business Day of each calendar week commencing with the week beginning on November 24, 2008 (each such day, a “Weekly Reporting Date”), the Servicer shall prepare and deliver, or have delivered, to the Lenders and the Backup Servicer a computer tape or a diskette or any other electronic transmission in a format acceptable to the Backup Servicer containing any information which is reasonably requested by the Backup Servicer or the Collateral Agent.
     (f) The Borrower shall deliver to the Lenders all reports it receives pursuant to the Purchase and Sale Agreement within one Business Day of the receipt thereof.
     (g) Each of the Borrower and the Servicer shall prepare and deliver, or have delivered, to the Lenders, the Collateral Agent and the Backup Servicer any information which is reasonably requested by the Backup Servicer, the Collateral Agent or any Lender.
     SECTION 6.11 Statements as to Compliance; Financial Statements. (a) The Servicer shall deliver to the Backup Servicer, the Borrower and the Lenders on or before March 31st of each year, beginning with 2008, an Officer’s Certificate stating, as to each signatory thereof, that (x) a review of the activities of the Servicer during the preceding calendar year (or the portion of the preceding calendar year commencing on the date of this Agreement and ending December 31, 2007 in the case of the first such review) and of its performance under this Agreement has been made under such officer’s supervision, and (y) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such calendar year (or portion thereof, as the case may be) or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken to cure such default.
     (b) The Servicer (if LEAF Financial or an Affiliate thereof) shall, at its expense, cause a firm of nationally recognized independent certified public accountants acceptable to the Lenders (the “Independent Accountants”), who may also render other services to the Servicer, the Backup Servicer, any other successor Servicer or to the Borrower, to deliver to the Borrower and the Lenders, on or before March 31st of each year, beginning 2008, with respect to the twelve (12) months ended the immediately preceding December 31, a statement (the “Accountant’s Report”) addressed to the Board of Directors of the Servicer and to the Lenders, to the effect that such firm has examined such Facility Limit Certificates and Monthly Remittance Reports prepared by the Servicer during the twelve (12) months ended the immediately preceding December 31 as it deemed necessary in order to issue the Accountants’ Report and issued its report thereon, and that such examination was made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances. The Accountants’ Report shall further state that (i) a review in accordance with agreed upon procedures was made; and (ii) except as disclosed in the Accountant’s Report, no exceptions or errors in the Facility Limit Certificates and Monthly Remittance Reports examined were found except for (A) such exceptions as the Independent Accountants believe to be immaterial and (B) such other exceptions as shall be set forth in the Accountants’ Report. The Accountants’ Report shall also indicate that the firm is independent of the Borrower and the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.
     (c) As soon as available and no later than forty-five (45) days after the end of each calendar quarter in each fiscal year of the Borrower or Resource America, the Borrower shall deliver to the Lenders two copies of:
     (i) a balance sheet of the Borrower and Resource America as of the end of such calendar quarter, setting forth in comparative form the corresponding figures for the most recent year-end for which an audited balance sheet has been prepared, which balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Borrower or Resource America, as applicable, stating that such balance sheet presents fairly the financial condition of the Borrower or Resource America, as the case may be, and has been prepared in accordance with GAAP consistently applied; and
     (ii) statements of income, stockholders’ equity and cash flow of the Borrower and Resource America for such calendar quarter setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Borrower or Resource America, as applicable, stating that such financial statements present fairly the financial condition and results of operations of the Borrower or Resource America, as the case may be, and have been prepared in accordance with GAAP consistently applied.
     (d) As soon as available and no later than forty-five (45) days after the end of each calendar quarter in each fiscal year of Resource America, LEAF Financial shall deliver to the Lenders two copies of:
     (i) a consolidated balance sheet of Resource America and its consolidated subsidiaries (including Originator and Servicer) as of the end of such calendar quarter, setting forth in comparative form the corresponding figures for the most recent year-end for which an audited balance sheet has been prepared, which such balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of Resource America stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied; and
     (ii) consolidated statements of income, stockholders’ equity and cash flow of Resource America and its consolidated subsidiaries (including Originator and Servicer) for such calendar quarter, in each case, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of Resource America stating that such financial statements present fairly the financial condition and results of operations of the companies being reported upon and have been prepared in accordance with GAAP consistently applied.
     (e) As soon as available and no later than ninety (90) days after the end of each fiscal year of the Borrower or Resource America, LEAF Financial shall deliver to the Lenders two copies of:
     (i) a balance sheet of the Borrower and Resource America as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lenders stating that such balance sheet presents fairly the financial condition of the Borrower or Resource America, as applicable, and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and
     (ii) statements of income, stockholders’ equity and cash flow of the Borrower and Resource America for such fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lenders stating that such financial statements present fairly the financial condition of the Borrower or Resource America, as applicable, and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).
     (f) As soon as available and no later than ninety (90) days after the end of each fiscal year of Resource America, LEAF Financial shall deliver to the Lenders two copies of:
     (i) a consolidated and consolidating balance sheet of Resource America and its consolidated subsidiaries (including Originator and Servicer) as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lenders stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and
     (ii) consolidated and consolidating statements of income, stockholders’ equity and cash flow of Resource America and its consolidated subsidiaries (including Originator) for such fiscal year; in each case setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lenders stating that such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).
     SECTION 6.12 Access to Certain Documentation; Obligors; Background Check. (a) The Collateral Agent (and its agents or professional advisors) shall at the expense of the Borrower, have the right under this Agreement, once during each calendar quarter, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, financial statements or other information of the Servicer and the Borrower, or held by another for the Servicer or the Borrower or on its behalf, concerning this Agreement, provided, that, prior to the occurrence of an Event of Default, the Borrower shall not be responsible for the expenses of the Collateral Agent to the extent that such expenses exceed $25,000 in the aggregate in any calendar year. Each Lender (and its agents or professional advisors) shall, at the expense of the Borrower and as frequently as such Lender may desire, have the right under this Agreement after the occurrence and during the continuance of an Event of Default, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records or other information of the Servicer or the Borrower, or held by another for the Servicer or the Borrower or on its behalf, concerning this Agreement. Each Lender and the Collateral Agent (and its respective agents and professional advisors) shall coordinate examinations and audits under this Section 6.12(a) in order to minimize expense and inconvenience to the Borrower. Each Lender and the Collateral Agent (and its respective agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that each Lender and the Collateral Agent may disclose such information if required to do so by law or by any regulatory authority and may disclose information relevant to the tax treatment and tax structure of the transactions contemplated by this Agreement.
     (b) The Collateral Agent (and its respective agents or professional advisors) shall, at the ratable expense of the Lenders (based on Percentages), have the right under this Agreement to contact Obligors once with respect to any Receivable which is Pledged hereunder to request that each such Obligor verify and confirm by return letter the existence and amount of such Receivable, the type of Equipment leased under or securing the related Contract and such other information as such Lender deems reasonable under the circumstances (each such return letter to be mailed to a post office box established by such Lender). The Servicer and the Borrower hereby agree to cooperate with each Lender (and its respective agents or professional advisors) in connection with any attempt thereby to contact any such Obligor and shall provide to each such Lender such information as is needed in order to facilitate such contact. Each Lender (and its respective agents and professional advisors) shall treat as confidential any information obtained during any such contact with any such Obligor which is not already publicly known or available; provided, however, that each Lender (and its respective agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority and may disclose information relevant to the tax treatment and tax structure of the transactions contemplated by this Agreement.
     (c) Each Lender (or its respective agents and/or third party professional advisors) may, from time to time, cause comprehensive background checks on newly-hired senior management, key employees and principals of each of Resource Capital Corp., the Initial Servicer and Originator to be completed by an investigation service acceptable to such Lender, at the Borrower’s expense.
     SECTION 6.13 Backup Servicer. If a Servicer Default shall occur, then the Controlling Holders may, by notice to the Servicer, the Borrower and the Backup Servicer, terminate all of the rights and obligations of the Servicer under this Agreement. Upon the delivery to the Servicer of such notice, all authority and power of the Servicer under this Agreement, whether with respect to the Pledged Assets or otherwise, shall pass to and be vested in the Backup Servicer or any other successor Servicer appointed by the Controlling Holders pursuant to and under this Section, and, without limitation, the Backup Servicer or any other successor Servicer appointed hereunder is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Servicer under this Agreement. The Servicer agrees to cooperate with the Lenders and the Backup Servicer or other successor Servicer in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, providing notification to the Obligors of the assignment of the servicing function, providing the Backup Servicer or such other successor Servicer, at the Servicer’s expense, with all records, in electronic or other form, reasonably requested by the Backup Servicer or such other successor Servicer, in such form as the Backup Servicer may reasonably request and at such times as the Backup Servicer or such other successor Servicer may reasonably request, to enable such Person to assume the servicing functions hereunder and the transfer to such Person for administration by it of all cash amounts which at the time should be or should have been deposited by the Servicer in the Collection Account or thereafter be received by the Servicer with respect to the Pledged Receivables. Additionally, the Servicer agrees to cooperate in providing, at the Servicer’s expense, the Backup Servicer or any other successor Servicer as successor Servicer, with reasonable access (including at the premises of the Servicer) to Servicer’s employees and any and all books, records or other information reasonably requested by it to enable the Backup Servicer or such other successor Servicer, as successor Servicer, to assume the servicing functions hereunder. Neither any Lender nor the Backup Servicer or any other successor Servicer shall be deemed to have breached any obligation hereunder as a result of a failure to make or delay in making any distribution as and when required hereunder caused by the failure of the Servicer to remit any amounts received by it or to deliver any documents held by it with respect to the Pledged Assets. The Backup Servicer (including as successor Servicer) or any other successor Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer or such other successor Servicer hereunder.
     The Active Backup Servicer’s Fees and Transition Costs shall be paid out of Collections with respect to any Pledged Receivable as set forth in Section 2.04(a) on and after the date, if any, that the Backup Servicer assumes the responsibilities of the Servicer pursuant to this Section. The Standby Backup Servicer’s Fees and Transition Costs shall be paid out of Collections with respect to any Pledged Receivable as set forth in Section 2.04(a) prior to the date, if any, that the Backup Servicer assumes the responsibilities of the Servicer pursuant to this Section.

     Any obligations of LEAF Financial under any Transaction Document other than in its capacity as Servicer shall continue in effect notwithstanding LEAF Financial’s termination as Servicer.
     On and after the time the Servicer receives a notice of termination (with a copy delivered to the Backup Servicer) pursuant to this Section 6.13, the Backup Servicer shall be (and the Backup Servicer hereby agrees to be) the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein and shall have all the rights and powers and be subject thereafter to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the Servicer’s failure to provide information required by this Section 6.13 shall not be considered a default by the Backup Servicer or any other successor Servicer hereunder; provided, further, however, that the Backup Servicer or such other successor Servicer, as successor Servicer, shall have (i) no liability with respect to any obligation which was required to be performed by the terminated Servicer prior to the date that the Backup Servicer or such other successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or such other successor Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or any other successor Servicer, upon becoming a successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, neither the Backup Servicer nor any other successor Servicer shall have any liability relating to the representations and warranties of the Servicer contained in Article IV. Notwithstanding the above, Morgan Stanley (or, following the Collateral Split Effective Date, the Primary Lender under the related Loan Agreement) may, or shall, if the Backup Servicer or any other successor Servicer is unable to so act, appoint itself, or appoint any other established servicing institution acceptable to the Lenders in their sole discretion, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Pending appointment of a successor to the Servicer hereunder, and after the Lenders notify the Servicer to discontinue performing servicing functions under this Agreement, the Backup Servicer or any other successor Servicer (or Morgan Stanley (or, following the Collateral Split Effective Date, the Primary Lender under the related Loan Agreement) if there is no Backup Servicer or other successor Servicer) shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Lenders may make such arrangements for the compensation of such successor out of payments on Pledged Receivables as it and such successor shall agree; provided, however, that, except as provided herein, no such compensation shall be in excess of that permitted the Servicer hereunder, unless (i) agreed to by the Lenders and (ii) such compensation shall be on commercially competitive terms and rates. The Borrower, the Lenders and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. The parties hereto agree that in no event will the Backup Servicer or any other successor Servicer be liable for any special, indirect or consequential damages.

     Each of the Backup Servicer and any other successor Servicer hereby agrees that it shall, and shall take all actions necessary so that it shall at all times be ready to, assume all the rights and powers and all of the responsibilities, obligations and duties of the Servicer hereunder, within ten (10) Business Days of receiving from a Lender a notice requesting the Backup Servicer or such other successor Servicer to do so.
     Notwithstanding anything contained in this Agreement to the contrary, absent specific knowledge by any Lyon Financial Services, Inc. account representative assigned to this transaction from time to time, or written notice detailing specific Errors (as defined below) or other deficiencies, Lyon Financial Services, Inc., as successor Servicer, is authorized to accept and rely on all accounting records (including computer records) and work product of the prior Servicer hereunder relating to the Contracts (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and Lyon Financial Services, Inc. shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, commission or incorrect or nonstandard practice or procedure (collectively, “Errors”) exists in any Predecessor Servicer Work Product and such Errors cause Lyon Financial Services, Inc. to make or continue any errors (collectively, “Continued Errors”), Lyon Financial Services, Inc. shall have no liability for such Continued Errors; provided, however, that Lyon Financial Services, Inc. agrees to use its best efforts to prevent Continued Errors. In the event that Lyon Financial Services, Inc. becomes aware of Errors or Continued Errors, Lyon Financial Services, Inc. shall, with the prior consent of the Lenders, use commercially reasonable efforts to reconstruct and reconcile any affected data to correct such Errors and Continued Errors and to prevent future Continued Errors. Lyon Financial Services, Inc. shall be entitled to recover its costs thereby expended as Servicer Advances in accordance with Section 2.04(a) hereof.
     Within four (4) Business Days after each Remittance Date, provided that the Backup Servicer shall have received the information specified in Section 6.10(d) within the time specified therein, the Backup Servicer shall compare the information on the computer tape or diskette (or other means of electronic transmission acceptable to the Backup Servicer) most recently delivered to the Backup Servicer by the Servicer pursuant to Section 6.10(d) with respect to such Remittance Date to the corresponding Monthly Remittance Report delivered to the Backup Servicer by the Servicer pursuant to Section 6.10(d) and shall:
     (a) confirm that such Monthly Remittance Report is complete on its face;
     (b) confirm the distributions to be made on such Remittance Date pursuant to Section 2.04(a) hereof to the extent the Backup Servicer is able to do so given the information provided to it by the Servicer (it being hereby agreed that the Backup Servicer shall promptly notify the Servicer and the Lenders if such information is insufficient and that the Servicer shall promptly provide to the Backup Servicer any additional information required by the Backup Servicer);
     (c) confirm the mathematical computations of information in such Monthly Remittance Report; and
     (d) confirm such other information as the Backup Servicer and the Lenders may agree.

     In the event of any discrepancy between the information set forth in subparagraphs (b) or (c) above as calculated by the Servicer and that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly report such discrepancy to the Servicer and the Lenders. In the event of a discrepancy as described in the preceding sentence, the Servicer and the Backup Servicer shall attempt to reconcile such discrepancy within five (5) Business Days after reporting such discrepancy, but in the absence of a reconciliation, distributions on the related Remittance Date shall be made consistent with the information calculated by the Servicer, the Servicer and the Backup Servicer shall attempt to reconcile such discrepancy prior to the next Remittance Date, and the Servicer shall promptly report to the Lenders regarding the progress, if any, which shall have been made in reconciling such discrepancy. If the Backup Servicer and the Servicer are unable to reconcile such discrepancy with respect to such Monthly Remittance Report by the next Remittance Date that falls in April, July, October or January, the Servicer shall cause independent accountants acceptable to the Lenders, at the Servicer’s expense, to examine such Monthly Remittance Report and attempt to reconcile such discrepancy at the earliest possible date (and the Servicer shall promptly provide the Lenders with a report regarding such event). The effect, if any, of such reconciliation shall be reflected in the Monthly Remittance Report for the next succeeding Remittance Date. The provisions of this paragraph shall be referred to herein as the “Discrepancy Procedure”.
     Other than as specifically set forth in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Servicer.
     The Backup Servicer or any other successor Servicer may allow a subservicer to perform any and all of its duties and responsibilities hereunder, including but not limited to its duties as successor Servicer hereunder, should the Backup Servicer or such other successor Servicer become the successor Servicer pursuant to the terms of this Agreement; provided, however, that the Backup Servicer or such other successor Servicer, as applicable, shall remain liable for the performance of all of its duties and obligations hereunder to the same extent as if no such subservicing had occurred.
     In no event shall the Backup Servicer or any other successor Servicer (either prior to or after its appointment hereunder as Servicer) be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God.
     The Backup Servicer may, upon one hundred twenty (120) days’ prior written notice to each of the parties hereto, resign as Backup Servicer. If the Backup Servicer resigns under this Agreement, then the Controlling Holders (with the consent of the Servicer if no Program Termination Event or Event of Default has occurred and is then continuing) during such period may appoint a successor backup servicer, whereupon such successor backup servicer shall succeed to the rights, powers and duties of such Backup Servicer, and the term “Backup Servicer”, shall mean such successor backup servicer, effective upon its acceptance of such appointment and its delivery of a duly executed counterpart of this Agreement and an acknowledgment to the Backup Servicer and the other parties hereto, and such former Backup Servicer’s rights, powers and duties as Backup Servicer, shall be terminated (other than the covenant of the Backup Servicer set forth in Section 9.08, which expressly survives termination of this Agreement), without any other or further act or deed on the part of such former Backup Servicer or any of the parties to this Agreement. Such resigning Backup Servicer shall cooperate with the Custodian, the Collateral Agent and the successor backup servicer in order to transfer its rights and obligations as Backup Servicer hereunder to such successor Backup Servicer.
     SECTION 6.14 Additional Remedies of Lenders Upon Event of Default. During the continuance of any Event of Default, each Lender, in addition to the rights specified in Section 7.01, shall have the right to take all actions now or hereafter existing at law, in equity or by statute to protect its interests and enforce its rights and remedies (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
     SECTION 6.15 Waiver of Defaults. The Controlling Holders may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall be effective unless it shall be in writing and signed by the Controlling Holders and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
     SECTION 6.16 Maintenance of Certain Insurance. On the date hereof the Servicer shall obtain, and at all times thereafter during the term of its service as Servicer the Servicer shall maintain, in force a directors and officers liability insurance policy in an amount not less than $1,000,000 naming the Collateral Agent as loss payee with an insurance company reasonably acceptable to the Lenders.
     The Servicer shall deliver a copy of the insurance policy required under this Section 6.16 to the Lenders on the date hereof together with a certification from the applicable insurance company that such policy is in force on the date hereof.
     The Servicer shall prepare and present, on behalf of itself and the Lenders, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon, the filing of any claim on any policy described in this Section, the Servicer shall promptly notify the Lenders of such claim.
     SECTION 6.17 Segregation of Collections. The Servicer shall not commingle funds constituting Collections with respect to any Pledged Receivable with any other funds of the Servicer; provided, that such commingling may occur in the Lockbox Account so long as the Lockbox Intercreditor Agreement is in full force and effect.
     SECTION 6.18 UCC Matters; Protection and Perfection of Pledged Assets. The Borrower will not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 6.18 after compliance with all terms and conditions of this Section 6.18 related thereto) unless, prior to the effective date of any such jurisdiction change, name change or use, the Borrower notifies the Collateral Agent of such change in writing and delivers to the Collateral Agent such executed financing statements as the Collateral Agent may request to reflect such jurisdiction, name change or use, together with such other documents and instruments as the Collateral Agent may request in connection therewith. The Borrower will not change the location of its chief executive office or the location of its records regarding the Pledged Receivables unless, prior to the effective date of any such change of location, the Borrower notifies the Collateral Agent of such change of location in writing and delivers to the Collateral Agent such executed financing statements as the Collateral Agent may reasonably request to reflect such change of location, together with such Opinions of Counsel, documents and instruments as the Collateral Agent may request in connection therewith. The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may reasonably request in order to perfect, protect or more fully evidence the Collateral Agent’s interest in the Pledged Assets acquired hereunder, or to enable the Collateral Agent to exercise or enforce any of its respective rights hereunder. Without limiting the generality of the foregoing, the Borrower will, upon the request of the Collateral Agent: (i) execute (if necessary) and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Collateral Agent may request, and (ii) mark its master data processing records evidencing such Pledged Receivables with a legend acceptable to the Collateral Agent, evidencing that the Collateral Agent has acquired an interest therein as provided in this Agreement. The Collateral Agent shall be entitled to conclusively rely on the filings or registrations made by or on behalf of the Borrower without any independent investigation and the Borrower’s obligation to make such filings as evidence that such filings have been made. The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pledged Receivables and the Other Conveyed Property and the Related Security related thereto and the proceeds of the foregoing now existing or hereafter arising, without the signature of the Borrower where permitted by law. The Borrower hereby ratifies and authorizes the filing by the Collateral Agent of any such financing statement made prior to the date hereof. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Pledged Receivables, or any part thereof, shall be sufficient as a financing statement. The Borrower shall, upon the request of the Collateral Agent at any time after the occurrence of an Event of Default and at the Borrower’s expense, notify the Obligors obligated to pay any Pledged Receivables, or any of them, of the security interest of the Collateral Agent in the Pledged Assets. If the Borrower fails to perform any of its agreements or obligations under this Section 6.18, the Collateral Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower upon the Collateral Agent’s demand therefor. For purposes of enabling the Collateral Agent to exercise its rights described in the preceding sentence and elsewhere in this Article VI, the Borrower hereby authorizes the Collateral Agent and its successors and assigns to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all Pledged Receivables, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections with respect to any Pledged Receivable and enforcing such Pledged Receivables and the related Contracts and, if any, the related guarantees.
     SECTION 6.19 Servicer Advances. The Servicer may, in its sole discretion, make an advance in respect of any payment due on a Pledged Receivable (other than a Defaulted Receivable) to the extent such payment has not been received by the Servicer as of its due date and the Servicer reasonably expects such payment will be ultimately recoverable (a “Servicer Advance”). The Servicer shall deposit into the Collection Account in immediately available funds the aggregate of all Servicer Advances to be made during a Fee Period on or prior to the Business Day immediately preceding the related Remittance Date. The Servicer shall be entitled to reimbursement for such Servicer Advances from monies in the Collection Account as provided in Section 2.04(a) hereof.
     SECTION 6.20 Repurchase of Receivables Upon Breach of Covenant or Representation and Warranty by Servicer. The Borrower or the Servicer, as the case may be, shall inform the other parties to this Agreement and the Initial Qualifying Swap Counterparty promptly, in writing, upon the discovery of any breach of the Servicer’s representations, warranties and/or covenants pursuant to Section 4.02, Section 6.05 or Article V; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Servicer hereunder to repurchase any Pledged Receivable. Unless such breach shall have been cured by the last day of the first full calendar month following the discovery by or notice to the Servicer of such breach (and provided that a Facility Deficiency exists on such last day), the Servicer (if LEAF Financial or an Affiliate thereof) shall have an obligation, and the Borrower shall and the Collateral Agent may, enforce such obligation of the Servicer (if LEAF Financial or an Affiliate thereof), to repurchase any Pledged Receivable materially and adversely affected by such breach. The Borrower shall notify the Collateral Agent promptly, in writing, of any failure by the Servicer to so repurchase any such Pledged Receivable. In consideration of the repurchase of such Pledged Receivable, the Servicer shall remit funds in an amount equal to the Release Price for such Pledged Receivable to the Collection Account on the date of such repurchase. The obligations of the Servicer under this Section 6.20 are in addition to, and in no way limit, any obligations of the Servicer in its individual capacity under the Purchase and Sale Agreement. It is understood and agreed that the obligation of the Servicer to purchase any Receivables is not intended to, and shall not, constitute a guaranty of the collectibility or payment of any Receivable which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the related Obligor.
     SECTION 6.21 Compliance with Applicable Law. The Servicer and the Borrower shall at all times comply in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Soldiers’ and Sailors’ Civil Relief Act of 1940 and state adaptations of the National Consumer

Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) in the conduct of its business.
     SECTION 6.22 Receipt of Certificates of Title. Any Receivable with respect to which the Obligor Collateral includes a Vehicle and for which the Servicer shall not have (i) received a Certificate of Title satisfying the Titling Requirements and (ii) delivered such Certificate of Title to the Custodian within 90 days of the first day of inclusion of such Pledged Receivable in the calculation of the Facility Limit, shall no longer be deemed to be an Eligible Receivable and, therefore, shall no longer be included in the calculation of the Facility Limit. In the case of any Receivable excluded from the calculation of the Facility Limit pursuant to the previous sentence, the Receivable so excluded from the calculation of the Facility Limit may at a later time be included in the calculation of the Facility Limit, provided, that (i) the Custodian shall have received the Certificate of Title described above with respect to such Receivable from the applicable Registrar of Titles and delivered such Certificate of Title to the Custodian and (ii) such Receivable is otherwise an Eligible Receivable at such time.
     SECTION 6.23 Lenders’ Bank Limitation of Liability. (a) The Lenders’ Bank undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by the parties hereto that there are no implied duties or obligations under this Agreement. Neither the Lenders’ Bank nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages which result from the gross negligence or willful misconduct of it or them. In no event will the Lenders’ Bank or any of its officers, directors, employees or agents be liable for any consequential, indirect or special damages.
     (b) The Lenders’ Bank shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything which it may do or refrain from doing in connection herewith.
     (c) The Lenders’ Bank may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it by any other Person and which in good faith it believes to be genuine and which has been signed by the proper party or parties. The Lenders’ Bank may rely on and shall be protected in acting upon the written instructions of any designated officer of the Borrower, the Servicer or any Lender.
     (d) The Lenders’ Bank may consult with counsel reasonably satisfactory to it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.
     (e) The Lenders’ Bank shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of its rights or powers, if the Lenders’ Bank believes that repayment of such funds (repaid in accordance with the terms of this Agreement) or adequate indemnity against such risk or liability is not reasonably assured to it.

     (f) The Lenders’ Bank shall not be deemed to be a fiduciary of any party hereto.
     (g) The parties hereto agree that in no event will the Lenders’ Bank be liable for special, indirect or consequential damages.
ARTICLE VII
EVENTS OF DEFAULT
     SECTION 7.01 Events of Default. If any of the following events (each an “Event of Default”) shall occur:
     (a) the occurrence of any Bankruptcy Event with respect to the Borrower, Owner, Resource America, the Originator or the Servicer; or
     (b) any representation or warranty made or deemed to be made by the Borrower or the Servicer (or any of its officers) under or in connection with this Agreement (or any remittance report or other information or report delivered pursuant hereto) or any other Transaction Document shall prove to be false or incorrect in any respect and shall remain false or incorrect for a period fifteen (15) Business Days after the Servicer or the Borrower become aware, or are notified by a Lender, the Custodian or any other Person, that such representation or warranty is false or incorrect; provided, however, that if any breach described above is cured by the repurchase of Receivables pursuant to Article VI of the Purchase and Sale Agreement or by a repayment hereunder, or repurchase pursuant to Sections 4.03 or 6.20 hereof, such breach shall cease to constitute an Event of Default; or
     (c) (i) the Borrower or the Servicer shall fail to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document (other than described in clause (ii) below) in any material respect and such failure remains unremedied for fifteen (15) Business Days; or (ii) either the Servicer or the Borrower shall fail to make any payment or deposit to be made by it when due hereunder or under any other Transaction Document and such failure remains unremedied for two (2) Business Days; or
     (d) the Borrower, Owner, Resource America or the Servicer shall fail to pay (and such failure remains unremedied for two (2) Business Days) any principal of or premium or interest on any Debt in an amount in excess of $10,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other default under any agreement or instrument relating to any Debt of the Borrower or the Servicer or any other event, shall occur if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or
     (e) the Originator, the Borrower or any of their respective subsidiaries shall have suffered any material adverse change to its business, financial condition or any other condition which, in any Lender’s sole discretion, constitutes a material impairment of the Originator or the Borrower’s ability to perform its Obligations; or

     (f) (i) the Collateral Agent shall at any time fail to have a valid, perfected, first priority security interest in any of the Pledged Assets (other than Equipment which has a value of less than (x) $25,000 if such Equipment is leased under Dollar Purchase Option Contracts or (y) $50,000 if such Equipment is leased under FMV Contracts) or (ii) any purchase by the Borrower of a Receivable and the Collections, Related Security and Other Conveyed Property with respect thereto under the Purchase and Sale Agreement shall, for any reason, cease to create in favor of the Borrower a perfected ownership interest in such Receivable and the Collections, Related Security and the Other Conveyed Property with respect thereto; provided, however, that if an event described in the foregoing clause (i) or (ii) is cured by the repurchase of Receivables pursuant to Article VI of the Purchase and Sale Agreement or by a repayment hereunder or repurchase pursuant to Sections 4.03 or 6.20 hereof, within five Business Days, such event shall cease to constitute an Event of Default; or
     (g) the Borrower or the Servicer shall have suffered any material adverse change to its financial condition or operations which would affect the collectibility of the Pledged Receivables or the Borrower’s or the Servicer’s ability to conduct its business or fulfill its obligations hereunder or under any other Transaction Document; or
     (h) the Servicer’s or the Borrower’s activities are terminated for any reason, including any termination thereof by a regulatory, tax or accounting body; or
     (i) the occurrence of a Change of Control; or
     (j) the Purchase and Sale Agreement or any other Transaction Document or any material provision of any of them shall cease to be in full force and effect and enforceable in accordance with its terms, or the Servicer, the Borrower, or any Affiliate of the Servicer or the Borrower shall so assert in writing; or
     (k) the occurrence of a Servicer Default; or
     (l) either (1) the Facility Amount exceeds the Facility Limit or (2) the aggregate outstanding principal amount of the Class A Notes exceeds the Class A Facility Limit; and, in each case, such event shall remain unremedied for two Business Days; or
     (m) the auditor’s opinion accompanying the audited annual financial statements of the Servicer or the Borrower is qualified in any manner; or
     (n) (i) any Qualifying Interest Rate Swap shall cease to be in full force and effect, (ii) the Borrower or the Servicer fail to comply with any hedging requirement hereunder or (iii) the counterparty under any Qualifying Interest Rate Swap or former or purported Qualifying Interest Rate Swap fails to qualify as a Qualifying Swap Counterparty and does not post cash collateral in a manner satisfactory to the Lenders is not replaced by a Qualifying Swap Counterparty within 45 days of such counterparty’s failure to so qualify, (iv) the occurrence of any default by the Borrower or Servicer in the observance or performance of any of the terms or provisions of any Qualifying Interest Rate Swap or (v) any interest rate swap agreement represented by the Borrower or the Servicer to be a Qualifying Interest Rate Swap shall fail to be, or cease to be, a Qualifying Interest Rate Swap; or

     (o) Resource America or LEAF Financial shall, at any time, permit its respective Tangible Net Worth to be less than its respective Minimum Tangible Net Worth; or
     (p) either (i) the provisions of the Transaction Documents relating to the Backup Servicer or its duties under any of the Transaction Documents cease to be in full force and effect and enforceable in accordance with their terms, or the Backup Servicer shall so assert in writing, (ii) Lyon Financial Services, Inc. or any successor Backup Servicer resigns, is removed by the Lenders, or otherwise ceases to act as the Backup Servicer, and such Backup Servicer is not replaced by a new Backup Servicer satisfactory to the Lenders within 45 days of such resignation, removal or other event; or
     (q) the occurrence of three or more Termination Events; or
     (r) the Facility Maturity Date shall have occurred and the aggregate outstanding principal amount of the Loans and all accrued Fees and interest and other Obligations have not been paid in full; or
     (s) any occurrence of an event described in clause (ii) of the definition of Other Default; or
     (t) (i) as of November 30, 2008, the available unrestricted cash on hand (the “Available Cash”) of LEAF Financial is less than $3,000,000, (ii) as of December 31, 2008, the Available Cash of LEAF Financial is less than $3,000,000, (iii) as of January 31, 2009, the Available Cash of LEAF Financial is less than $4,000,000, (iv) as of February 28, 2009, the Available Cash of LEAF Financial is less than $5,000,000, (v) on any date of determination during the period beginning on December 1, 2008 and ending on December 31, 2008, (x) the rolling 30-day average of Available Cash of LEAF Financial is less than $2,000,000 or (y) the Available Cash of LEAF Financial is less than $1,600,000, (vi) on any date of determination during the period beginning on January 1, 2009 and ending on January 31, 2009, (x) the rolling 30-day average of Available Cash of LEAF Financial is less than $3,000,000 or (y) the Available Cash of LEAF Financial is less than $2,400,000, (vii) on any date of determination during the period beginning on February 1, 2009 and ending on February 28, 2009, (x) the rolling 30-day average of Available Cash of LEAF Financial is less than $4,000,000 or (y) the Available Cash of LEAF Financial is less than $3,200,000 or (viii) thereafter, on any date of determination, (x) the rolling 30-day average of Available Cash of LEAF Financial is less than $5,000,000 or (y) the Available Cash of LEAF Financial is less than $4,000,000; or
     (u) as of the last day of any fiscal quarter, the Interest Coverage Ratio of LEAF Financial and its consolidated subsidiaries (measured for the then current fiscal quarter) is less than 1.30 to 1.00; or
     (v) as of the last day of each fiscal quarter, the Leverage Ratio of Resource America shall be greater than 2.00 to 1.00; or
     (w) as of the last day of each fiscal quarter, the Leverage Ratio of LEAF Financial shall be greater than 5.00 to 1.00; or

     (x) as of the last day of any calendar month, the Liquidity Availability Amount with respect to all LEAF Managed Entities is less than $100,000,000; or
     (y) (A) for the fiscal quarter of LEAF Financial and its consolidated subsidiaries ending on September 30, 2008, the amount equal to (i) the total revenues of LEAF Financial and its consolidated subsidiaries for such period, minus (ii) the total expenses of LEAF Financial and its consolidated subsidiaries for such period, plus (iii) an amount equal to such Person’s provision for losses on investments for such period, is less than ($2,700,000), (B) for the fiscal quarter of LEAF Financial and its consolidated subsidiaries ending on December 31, 2008, the amount equal to (i) the total revenues of LEAF Financial and its consolidated subsidiaries for such period, minus (ii) the total expenses of LEAF Financial and its consolidated subsidiaries for such period, plus (iii) an amount equal to such Person’s provision for losses on investments for such period, is less than $1,400,000 or (C) thereafter, for any two consecutive fiscal quarters of LEAF Financial and its consolidated subsidiaries, the amount equal to the consolidated net income of LEAF Financial and its consolidated subsidiaries for such period is a negative number; or
     (z) the occurrence of any “Event of Default” or “Program Termination Event” under and as defined in the Warehouse Facility;
then the Controlling Holders may, by notice to the Borrower and each Qualifying Swap Counterparty, declare the Program Termination Date to have occurred; provided, that, in the case of any event described in Section 7.01(a) above, the Program Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Receivables from Originator under the Purchase and Sale Agreement and (ii) at the option of each Primary Lender in its sole discretion, such Primary Lender may (x) declare the related Loans made to the Borrower by such Primary Lender and its Related Lenders hereunder and all interest and all Fees accrued on such Loans and any other Obligations to be immediately due and payable (and the Borrower shall pay such Loans and all such amounts and Obligations immediately) or (y) deliver a Collateral Split Notice to the Collateral Agent and the other Parties hereto pursuant to Section 7.03. Any Collections received in any such account (or received directly by any Lender or the Collateral Agent) shall be applied to the Obligations in accordance with the priority of payments set forth in Section 2.04(a). In addition, upon any such declaration or upon any such automatic occurrence, the Lenders and the Collateral Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.
     SECTION 7.02 Additional Remedies of the Lenders. (a) Following the occurrence of the Program Termination Date, the Collateral Agent shall not foreclose upon or sell the Pledged Assets, except in accordance with this Section 7.02.
     (b) Upon the occurrence of the Program Termination Date and at the written direction of the Controlling Holders, the Collateral Agent shall foreclose upon and promptly sell the Pledged Assets in a commercially reasonable manner, in a recognized market (if one exists), at such price or prices as the Collateral Agent may reasonably deem satisfactory in consultation with the Lenders, and shall apply the proceeds thereof to the Obligations in accordance with the priority of payments set forth in Section 2.04. The parties recognize that it may not be possible to sell all of the Pledged Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Pledged Assets may not be liquid. Accordingly, the Collateral Agent may elect, in its sole discretion, the time and manner of liquidating any Pledged Assets, and nothing contained herein shall obligate the Collateral Agent to liquidate any Pledged Assets immediately on the Program Termination Date or to liquidate all Pledged Assets in the same manner or on the same Business Day. For the avoidance of doubt, once the Collateral Agent has begun the foreclosure process, each Program Termination Event which caused the Program Termination Date to occur may not be cured without the prior written consent of the Lenders and the Collateral Agent.
     (c) Any amounts received from any sale or liquidation of the Pledged Assets pursuant to this Section 7.02 in excess of the Obligations will be returned to the Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may otherwise direct.
     (d) Each of the Class A Lenders, the Class B Lenders, the Collateral Agent and the Initial Qualifying Swap Counterparty shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of any applicable state, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to such Person at law, in equity or under any other agreement between such Person and the Borrower.
     (e) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Program Termination Event or Event of Default.
     SECTION 7.03 Collateral Splitting.
     (a) Following the occurrence of a Program Termination Event, but prior to the exercise of remedies by the Collateral Agent pursuant to Section 7.02, each Primary Lender shall have the right (but no obligation) to deliver a written notice (a “Collateral Split Notice”) to the Collateral Agent, each of the other parties hereto and the Qualifying Swap Counterparty requesting that the Collateral Agent divide the Pledged Receivables (and the related Pledged Assets) into Segregated Collateral Pools in accordance with subsection (b) below.
     (b) If a Collateral Split Notice has been delivered by any Primary Lender pursuant to subsection (a) above, then upon the expiration of the Collateral Split Buyout Rights (and assuming such rights have not been exercised), the Collateral Agent shall promptly and randomly select two portions of the Pledged Receivables (and the related Pledged Assets) to be “Segregated Collateral Pools” with respect to each of the Primary Lenders and their respective Related Lenders. Each Segregated Collateral Pool shall have an aggregate Discounted Balance equal to (x) the sum of the Percentages for the applicable Primary Lender and its Related Lenders, multiplied by (y) the aggregate Discounted Balance of all Pledged Receivables at such time (such selection not to result in the separation of Pledged Receivables with the same Obligor into multiple Segregated Collateral Pools). Notwithstanding the foregoing, if at such time RBS is a Primary Lender and each Primary Lender and its Related Lenders, collectively, have aggregate Percentages equal to 50%, then (A) the MS Primary Lender shall promptly cause the Pledged Receivables (and the related Pledged Assets) to be split into two Segregated Collateral Pools based on the procedure described in the two preceding sentences (except such splitting need not be random) and (B) no later than three (3) Business Days following the date on which such split occurs, RBS shall select which Segregated Collateral Pool shall constitute the Segregated Collateral Pool with respect to RBS, as Primary Lender, and its Related Lenders. The remaining Segregated Collateral Pool shall constitute the Segregated Collateral Pool with respect to Morgan Stanley, as Primary Lender, and its Related Lenders. The division of the Pledged Receivables (and the related Pledged Assets) in accordance with this subsection (b) into Segregated Collateral Pools and the designation of each such Segregated Collateral Pool to the related Lenders shall be hereinafter referred to as the “Collateral Split”.
     (c) Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, from and after the Collateral Split Effective Date:
     (i) The Loans made by the MS Primary Lender and its Related Lenders, on the one hand, and the RBS Primary Lender and its Related Lenders, on the other hand (each, a “Lender Group”), shall be deemed to be governed by two separate “Loan Agreements”. Each Loan Agreement shall be evidenced by this Agreement as in effect on the Collateral Split Effective Date, together with any subsequent amendments thereto made in accordance with Section 9.01 hereof. The terms and conditions of each Loan Agreement and the Persons deemed to be parties thereto shall be the same as the terms of this Agreement as in effect on the Collateral Split Effective Date (as subsequently and separately amended in accordance with Section 9.01 hereof); provided, however, that (A) each reference herein to a “Lender” or the “Lenders” shall be deemed to refer solely to the Lenders in the applicable Lender Group (and their subsequent successors and assigns), and the Lenders in one Lender Group shall not be deemed to be parties to the Loan Agreement for the other Lender Group, and shall not have any rights, privileges, duties or obligations under such other Loan Agreement except to the extent expressly provided in Sections 2.04 and 9.01 thereof, (B) each reference herein to the “Collateral Agent” shall be deemed to refer to the Primary Lender of the applicable Lender Group on the Collateral Split Effective Date (and its subsequent successors and assigns), (C) each reference to the “Loans” or “Notes” (or any similar or related term) shall be deemed to refer solely to the Loans or Notes of the applicable Lender Group, (D) each reference to the “Pledged Receivables” or the other “Pledged Assets” (or any similar or related term) shall be deemed to refer to the Pledged Receivables and/or Pledged Assets included in the applicable Lender Group’s Segregated Collateral Pool, (E) Section 2.04(a) of the Loan Agreement for the RBS Lender Group (as defined below) (the “RBS Loan Agreement”) shall be replaced in its entirety with the language set forth on Schedule 2.04(a) hereto and any reference in the MS Loan Agreement or the related Transaction Documents to Section 2.04 of the RBS Loan Agreement shall be understood to refer to Schedule 2.04(a), (F) the Backup Servicer shall continue to be a party to the Loan Agreement related to the MS Primary Lender and its Related Lenders (the “Morgan Stanley Lender Group”) on the terms and conditions set forth therein, but shall not be deemed to be a party to the Loan Agreement related to the RBS Primary Lender and its Related Lenders (the “RBS Lender Group”) and shall have no rights, privileges, duties or obligations thereunder, and (G) the security interest granted to the Collateral Agent by the Borrower pursuant to Section 2.11 of this Agreement or any other provision of the Transaction Documents shall continue in effect (and shall be assigned to the RBS Collateral Agent to the extent specified in subsection (v) below), and no new grant shall be deemed to be made pursuant to Section 2.11 of either Loan Agreement For the avoidance of doubt, (I) the parties hereto intend that this subsection (i), upon taking effect, shall be treated as an amendment and restatement of the terms of this Agreement (as such terms apply separately to the Loans of each Lender Group and its related Segregated Collateral Pool) and not as a cancellation, termination or novation of this Agreement;
     (ii) Without limiting the generality of subsection (i) above, LEAF Financial or the Person then acting as Servicer shall continue to be the Servicer (in separate capacities) with respect to each Loan Agreement and each Segregated Collateral Pool until removed by the applicable Controlling Holders in accordance with Section 6.01 of the applicable Loan Agreement;
     (iii) Without limiting the generality of subsection (i) above, U.S. Bank National Association or the Person then acting as Custodian shall continue to be the Custodian (in separate capacities) with respect to each Loan Agreement and each Segregated Collateral Pool until removed in accordance with the applicable Loan Agreement and the Related Custodial Agreement. The rights, privileges, duties and obligations of the Custodian with respect to each Loan Agreement and the related Segregated Collateral Pool shall be governed by a custodial agreement (the “Related Custodial Agreement” with respect thereto) having all the same terms and conditions as the Custodial Agreement in effect on the Collateral Split Effective Date, except that (A) each Related Custodial Agreement shall only apply to the related Segregated Collateral Pool, (B) all references therein to the “RLSA” (and all terms defined by reference to the “RLSA”) shall be deemed to refer solely to the related Loan Agreement and the respective terms defined therein (as modified by subsection (i) above). Except as otherwise expressly provided in Section 2.04 of the Loan Agreement related to the other Segregated Collateral Pool, the Custodian’s Fees and other amounts due to the Custodian in respect of a particular Segregated Collateral Pool shall be paid solely from Collections on such Segregated Collateral Pool in accordance with Section 2.04 of the related Loan Agreement. Each reference to the “Custodial Agreement” or the “Custodian” in a Loan Agreement or any other related agreement shall be deemed to refer solely to the Related Custodial Agreement with respect to such Loan Agreement and the Person appointed as Custodian thereunder;
     (iv) Without limiting the generality of subsection (i) above, but subject to the remainder of this subsection (iv), U.S. Bank National Association or the Person then acting as Lenders’ Bank shall continue to be the Lenders’ Bank (in separate capacities) with respect to each Loan Agreement and each Segregated Collateral Pool until removed in accordance with the applicable Loan Agreement. Promptly following the Collateral Split Effective Date, and unless otherwise agreed to in writing by the MS Primary Lender, the RBS Lender Group shall promptly establish a separate collection account to be used to receive Collections in respect of its Segregated Collateral Pool (the “RBS Collection Account”) which may be in the name of the Lender’s Bank under the RBS Loan Agreement, the RBS Primary Lender or an affiliate of the RBS Primary Lender, and each of the parties to the RBS Loan Agreement shall cooperate with the RBS Primary Lender in establishing the RBS Collection Account on substantially the same terms and conditions as the current Collection Account has been established under the Transaction Documents; provided that the RBS Lender Group shall have no obligation to use U.S. Bank National Association or any of its Affiliates as account bank with respect to such account. From the Collateral Split Effective Date until the date on which the RBS Collection Account has been established and is operational, each reference in the Loan Agreements to the “Collection Account” shall continue to refer to the Collection Account in existence on the Collateral Split Effective Date, and Collections in respect of both Segregated Collateral Pools shall continue to be deposited into such account in accordance with the applicable Loan Agreement. The Servicer for each Lender Group shall take all actions necessary to ensure that each Segregated Collateral Pool is accounted for separately, and that Collections in respect of each pool are applied in accordance with the applicable Loan Agreement. From and after the date on which the RBS Collection Account has been established and is operational, (A) the Servicer for the RBS Lender Group shall provide notice to the Obligors in respect of the Pledged Receivables in the related Segregated Collateral Pool and take commercially reasonably steps to ensure that such Obligors make all payments in respect of such Receivables to the RBS Collection Account or an associated Lockbox Account, (B) the RBS Lender Group shall no longer have any rights, privileges, duties or obligations under the Collection Account Agreement, and all references therein to the “Lenders” or the “Collateral Agent” shall refer solely the Collateral Agent appointed under the Loan Agreement for the MS Lender Group and the Lenders included in such group (the “MS Loan Agreement”), (C) all references in the Collection Account Agreement to the “RLSA” (and all terms defined by reference to the “RLSA”) shall be deemed to refer solely to the MS Loan Agreement and the respective terms defined therein (as modified by subsection (i) above), and (D) each reference to the “Collection Account” or the “Collection Account Agreement” in the RBS Loan Agreement or any other related agreement shall be deemed to refer solely to the RBS Collection Account and the account control agreement established with respect thereto. Except as otherwise expressly provided in Section 2.04 of the Loan Agreement related to the other Segregated Collateral Pool, the Lenders’ Bank Fees and other amounts due to the Lenders’ Bank in respect of a particular Segregated Collateral Pool shall be paid solely from Collections on such Segregated Collateral Pool in accordance with Section 2.04 of the related Loan Agreement. If any Servicer, Lender or other party to either Loan Agreement receives any Collections in respect of the unrelated Segregated Collateral Pool, it shall hold such amounts in trust for the Persons to whom such amounts are due and shall promptly remit such amounts to the related Servicer for such Segregated Collateral Pool;
     (v) The rights, privileges, duties and obligations, if any, of the Lenders in each Lender Group and the related Collateral Agents under or in respect of the Purchase and Sale Agreement, the Lockbox Intercreditor Agreement, the Originator Insurance Agreement, the FDIC Documents, and each Nominee Lienholder Agreement shall apply solely with respect to their related Loans, Loan Agreements and Segregated Collateral

Pools. Morgan Stanley (or such other Person as shall be acting as Collateral Agent on the Collateral Split Effective Date) hereby assigns and delegates to the new Collateral Agent for the RBS Lender Group (the “RBS Collateral Agent”), and the new Collateral Agent hereby accepts and assumes, effective as of the Collateral Split Effective Date, all of Morgan Stanley’s rights, privileges, duties and obligations in respect of the new Collateral Agent’s Segregated Collateral Pool (including, without limitation, its security interest in the Pledged Receivables and other Pledged Assets included in such Segregated Collateral Pool granted pursuant to Section 2.11 of this Agreement). Notwithstanding the foregoing, each of the Lenders and the Collateral Agent shall retain any rights to indemnification under the Transaction Documents arising in connection with circumstances in existence prior to the Collateral Split Effective Date; provided, that from any after the Collateral Split Effective Date, any claims for indemnification in respect of such circumstances shall be payable solely from Collections in respect of its related Segregated Collateral Pool, except to the extent expressly provided in Section 2.04 of the unrelated Loan Agreement;
     (vi) The “Secured Parties” in respect of each Loan Agreement shall be comprised of each related Lender, the related Collateral Agent, the related Custodian, the related Lender’s Bank, the “Secured Parties” under (and as defined in) the other Loan Agreement and, in the case of the MS Loan Agreement, the Backup Servicer and their respective successors and assigns in such capacities, and the Collateral Agent for such Loan Agreement shall be deemed to hold its security interest in the related Segregated Collateral Pool solely for the benefit of such Persons. Each of the Secured Parties shall be entitled to receive payments in respect of the Obligations owed to it under its related Loan Agreement and the other related transaction documents solely to the extent funds are available thereunder in accordance with the priority of payments set forth in Section 2.04 of its related Loan Agreement or Section 2.04 of the unrelated Loan Agreement. For the avoidance of doubt, a Collateral Split shall be considered a modification of the relative rights of the Secured Parties only and not the termination of any existing grant of a security interest by the Borrower. In connection with a Collateral Split, each of the Borrower and the Collateral Agent under this Agreement (prior to the Collateral Split Effective Date) shall cooperate with the RBS Collateral Agent in taking any actions as may be necessary to ensure the continued perfection and priority of such Collateral Agent’s security interest in the Segregated Collateral Pool for the RBS Lender Group, including, without limitation, filing (or authorizing the filing of) any necessary UCC financing statements or financing statement amendments (including assignments); and
     (vii) The Equity Payment payable to the Owner in accordance with the priority of payments set forth in Section 2.04 of this Agreement (prior to the Collateral Split Effective Date) shall, following the Collateral Split Effective Date, be divided into two payments, one payable under each Loan Agreement in accordance with the priority of payments set forth in Section 2.04 thereof. The amount of each such partial payment shall equal each relevant Lender Group’s Allocable Share of the entire Equity Payment then due; provided, that in no event shall any partial payment be made under a Loan Agreement, if, at such time, any Termination Event or Event of Default has occurred and is continuing under such Loan Agreement.

     (d) Any Lender Group replacing the Servicer with respect to its Loan Agreement shall promptly deliver to the Lenders in the other Lender Group prompt notice of such replacement, together with a copy of the executed Successor Servicing Agreement and all amendments thereto.
     (e) Borrower agrees to pay all reasonable (and reasonably documented) costs and expenses of the parties hereto (including, without limitation reasonable attorney’s fees) incurred in connection with the Collateral Split on the Remittance Date immediately prior to the Collateral Split Effective Date in accordance with the priority of payments set forth in Section 2.04(a)(vi).
     SECTION 7.04 Collateral Split Buyout Rights. If any Primary Lender delivers a Collateral Split Notice pursuant to Section 7.03(a), then the other Primary Lender and each of its Related Lenders shall have the right (its “Collateral Split Buyout Right”) to purchase 100% (but, subject to the following sentence, not less than 100%) of the Loans made by such notifying Lender and its Related Lenders (the “Buyout Loans”), which Collateral Split Buyout Right shall terminate if not exercised within ten (10) days following the date on which the Collateral Split Notice is delivered. If more than one Lender desires to exercise its Collateral Split Buyout Right with respect to the Buyout Loans, it shall be entitled to purchase up to its ratable share (based on Percentages) of such Loans. Upon the exercise of its Collateral Split Buyout Right, each exercising Lender shall purchase its ratable share of the Buyout Loans by paying a purchase price to the selling Lenders equal to such exercising Lender’s ratable share of (i) the outstanding principal balance of the Buyout Loans on the date of assignment, plus (ii) the amount of unpaid interest accrued thereon through such date. Such assignment shall be made in accordance with Section 9.04 hereof pursuant to documentation that is reasonably acceptable to the buyer and seller, except that such assignment documentation shall not require any representation or warranty by, or recourse to, the seller, other than the representation that the Loans (or sold portion thereof) are being conveyed to the buyer free and clear of any lien or other encumbrance created by or through the buyer. If any selling Lender is the Collateral Agent, concurrently with any assignment of the Buyout Loans pursuant to the foregoing provisions of this Section 7.04, the Collateral Agent shall assign and delegate to the purchasing Lender with the greatest interest in Class A Notes, or if no purchasing Lender is a Class A Lender, to the purchasing Lender with the greatest interest in the Class B Notes, or in either case, such Person’s designee, all of its rights and obligations as Collateral Agent under this Agreement pursuant to documentation reasonably acceptable to the Collateral Agent, such assignee and the other purchasing Lenders, if any, and the Borrower or the Servicer, as applicable, if such documentation shall diminish any rights or increase any obligations of such Person thereunder; provided, however, that if any rights or obligations of the Borrower or the Servicer would be materially and adversely affected by such assignment and delegation, then the consent of the Borrower and the Servicer, as applicable, shall be required with respect to such assignment and delegation documentation. In connection with any assignment pursuant to this Section 7.04, the selling Lenders shall be entitled to retain all of their rights in respect of any unpaid fees, as well as any claims for indemnity or similar rights arising from circumstances in existence prior to date of assignment. The preceding sentence shall survive the assignment by any applicable selling Lender of its Loans or other rights under this Agreement.

ARTICLE VIII
INDEMNIFICATION
     SECTION 8.01 Indemnities by the Borrower. Without limiting any other rights which any Class A Lender, any Class B Lender, the Collateral Agent, the Backup Servicer (whether in its capacity as Backup Servicer or successor Servicer), the Lenders’ Bank, the Custodian, the Initial Qualifying Swap Counterparty or any of their respective Affiliates may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each Lender, the Collateral Agent, the Custodian, the Backup Servicer, the Lenders’ Bank, the Initial Qualifying Swap Counterparty and each of their respective Affiliates (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of them arising out of or as a result of this Agreement or in respect of any Pledged Assets, excluding, however, (A) Indemnified Amounts to the extent resulting solely from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party, (B) taxes (including interest and penalties imposed thereon) imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party or (C) Indemnified Amounts to the extent that they are or result from lost profits (other than principal, interest and Fees with respect to the Loans). Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting solely from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party):
     (i) any Pledged Receivable treated as or represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable;
     (ii) reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any applicable law, rule or regulation with respect to any Pledged Assets, or the nonconformity of any Pledged Assets with any such applicable law, rule or regulation;
     (iv) the failure to vest and maintain vested in the Collateral Agent or to transfer to the Collateral Agent a first priority perfected security interest in the Receivables which are, or are purported to be, Pledged Receivables, together with all related Other Conveyed Property, Collections, Related Security and other Pledged Assets related thereto (including, without limitation, the Borrower’s interest in and to any and all Obligor Collateral with respect to such Receivables), free and clear of any Adverse Claim whether existing at the time of the related Borrowing or at any time thereafter;

     (v) the failure to maintain, as of the close of business on each Business Day prior to the Collection Date, a Facility Amount which is less than or equal to the lesser of (x) the Borrowing Limit on such Business Day and (y) the Facility Limit on such Business Day;
     (vi) the failure to maintain, as of the close of business on each Business Day prior to the Collection Date, a Facility Amount, which is less than or equal to the Facility Limit;
     (vii) Reserved;
     (viii) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables which are, or are purported to be, Pledged Receivables or the other Pledged Assets related thereto, whether at the time of the Borrowing or at any subsequent time;
     (ix) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Receivable which is, or is purported to be, a Pledged Receivable (including, without limitation, a defense based on such Receivable (or the Contract evidencing such Receivable) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
     (x) any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;
     (xi) the failure of the Borrower to pay when due any taxes payable in connection with the Pledged Receivables or the Pledged Assets related thereto;
     (xii) any repayment by a Lender of any amount previously distributed in payment of Loans or payment of interest or Fees or any other amount due hereunder, in each case which amount such Lender believes in good faith is required to be repaid;
     (xiii) the commingling by the Borrower of Collections of Pledged Receivables at any time with other funds;
     (xiv) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans or the Pledged Assets;
     (xv) any failure by the Borrower to give reasonably equivalent value to Originator in consideration for the transfer by Originator to the Borrower of any Receivable or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
     (xvi) Reserved;

     (xvii) any failure of the Borrower or any of its agents or representatives to remit to the Collection Account, Collections of Pledged Receivables remitted to the Borrower or any such agent or representative;
     (xviii) any failure on the part of the Borrower duly to observe or perform in any material respect any covenant or agreement under any Qualifying Interest Rate Swap; and/or
     (xix) any Contract related to any Pledged Receivable being rejected by an Obligor under Section 365 of the Bankruptcy Code in the event that a Bankruptcy Event has occurred with respect to such Obligor.
Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the applicable Lender on behalf of the applicable Indemnified Party within two (2) Business Days following such Lender’s written demand therefor on behalf of the applicable Indemnified Party (and such Lender shall pay such amounts to the applicable Indemnified Party promptly after the receipt by such Lender of such amounts). Each Lender, on behalf of any related Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
     If the Borrower has made any payments in respect of Indemnified Amounts to a Lender, on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.
     SECTION 8.02 Indemnities by Servicer. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer (if LEAF Financial or one of its Affiliates) hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses (including reasonable attorneys’ fees and disbursements) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) suffered or sustained by any Indemnified Party as a consequence of any of the following, excluding, however, Servicer Indemnified Amounts resulting solely from (A) any gross negligence, bad faith or willful misconduct of any Indemnified Party claiming indemnification hereunder, (B) taxes (including interest and penalties imposed thereon) imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party; (C) Indemnified Amounts to the extent that they are or result from lost profits (other than principal, interest and Fees with respect to the Loans); and (D) Indemnified Amounts to the extent the same includes losses that arise solely due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or would constitute recourse to Servicer for such losses:
     (i) the inclusion, in any computations made by it in connection with any Facility Limit Certificate or Monthly Remittance Report or other report prepared by it hereunder, of any Pledged Receivables which were not Eligible Receivables as of the date of any such computation;
     (ii) reliance on any representation or warranty made by the Servicer (if LEAF Financial or one of its Affiliates) or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or delivered;
     (iii) the failure by the Servicer (if LEAF Financial or any of its Affiliates) to comply with (A) any term, provision or covenant contained in this Agreement, or any agreement executed in connection with this Agreement, or (B) any applicable law, rule or regulation applicable to it with respect to any Pledged Assets;
     (iv) any action or inaction by the Servicer (if LEAF Financial or one of its Affiliates) that causes the Collateral Agent not to have a first priority perfected security interest in the Receivables that are, or are purported to be, Pledged Receivables, together with all related Other Conveyed Property, Collections, Related Security and other Pledged Assets related thereto (including without limitation, the Borrower’s interest in and to any and all Obligor Collateral with respect to such Receivables), free and clear of any Adverse Claim whether existing at the time of the related Borrowing or any time thereafter;
     (v) the commingling by the Servicer (if LEAF Financial or one of its Affiliates) of the Collections of Pledged Receivables at any time with any other funds;
     (vi) any failure of the Servicer (if LEAF Financial or one of its Affiliates) or any of its agents or representatives (including, without limitation, agents, representatives and employees of the Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account, Collections of Pledged Receivables remitted to the Servicer or any such agent or representative;
     (vii) the failure by the Servicer (if LEAF Financial or any of its Affiliates) to perform any of its duties or obligations in accordance with the provisions of this Agreement or errors or omissions related to such duties; and/or
     (viii) notwithstanding whether any Pledged Receivable shall have been repurchased by the Servicer pursuant to Section 6.20, any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article V or Article VI.
     (b) Any Servicer Indemnified Amounts shall be paid by the Servicer (if LEAF Financial or one of its Affiliates) to each related Lender, for the benefit of the applicable Indemnified Party, within two (2) Business Days following receipt by the Servicer of such Lender’s written demand therefor (and such Lender shall pay such amounts to the applicable Indemnified Party promptly after the receipt by such Lender of such amounts).
     (c) If the Servicer has made any indemnity payments to a Lender, on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.
     Each applicable Indemnified Party shall deliver to the indemnifying party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01 Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Controlling Holders and, to the extent any of their rights or obligations hereunder are adversely affected thereby, the Backup Servicer or other successor Servicer, the Custodian, the Lenders’ Bank, each Qualifying Swap Counterparty and, at any time after the Collateral Split Effective Date, each related “Secured Party” (which shall not be unreasonably withheld) under (and as defined in) (a) the MS Loan Agreement (in the case of amendments to the RBS Loan Agreement) or (b) the RBS Loan Agreement (in the case of amendments to the MS Loan Agreement) (the “Amendment Consent Parties”); and no waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Controlling Holders and the Amendment Consent Parties; provided, however, that at all times the written agreement of all of the affected Lenders shall be required with respect to any amendment or modification of, or waiver or consent with respect to, any provision of this Agreement which would (i) extend the due date for the payment of principal or interest on the Class A Loan or the Class B Loan, (ii) reduce the principal or interest payable in respect of any Class A Note or any Class B Note, (iii) subject to Section 7.03, result in the release of the security interest of the Collateral Agent in any Pledged Asset or (iv) modify the definition of “Controlling Holders”, Section 2.04(a), Article VII or this Section 9.01; and provided, further, that at any time after the Collateral Split Effective Date, the consent of the Amendment Consent Parties with respect to each Loan Agreement shall only be required in respect of any amendment or modification of, or waiver or consent with respect to, any provision of such Loan Agreement which would modify Section 2.04(a) (including any defined terms used therein) or this Section 9.01 (including any defined terms used herein). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 9.02 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication, communication by facsimile copy or electronic mail) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth on Schedule VI hereto or specified in such party’s Assignment and Acceptance or at such other address (including, without limitation, an electronic mail address) as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by facsimile copy or electronic mail, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article II shall not be effective until received.
     SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 9.04 Binding Effect; Assignability; Multiple Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Lenders, the Collateral Agent, the Backup Servicer or any other successor Servicer, as applicable, the Custodian, the Lenders’ Bank and their respective successors and permitted assigns. This Agreement and each Lender’s rights and obligations hereunder (and under its related Note) and interest herein shall be assignable in whole or in part (including by way of the sale of participation interests therein) by such Lender and its successors and assigns; provided, however, that if either of Morgan Stanley or Morgan Stanley AFI assigns all or any portion of its Notes to any third party at any time prior to the Collateral Split, then RBS shall have the right (but no obligation) to sell to the assigning party a portion of its Notes of the same class sold to such third party such that, after giving effect to the assignment by Morgan Stanley or Morgan Stanley AFI to such third party and the assignment by RBS pursuant to this proviso, the aggregate amount of Notes of the sold class that are held by Morgan Stanley or Morgan Stanley AFI, on the one hand, and RBS, on the other hand, will be equal; and, provided, further, that if RBS assigns all or any portion of its Notes to any third party at any time prior to the Collateral Split, then whichever of Morgan Stanley or Morgan Stanley AFI is then holding Notes of the sold class shall have the right (but no obligation) to sell to RBS a portion of its Notes of such class such that, after giving effect to the assignment by RBS to such third party and the assignment by Morgan Stanley or Morgan Stanley AFI, as the case may be, to RBS pursuant to this proviso, the aggregate amount of Notes of the sold class that are held by Morgan Stanley or Morgan Stanley AFI, on the one hand, and RBS, on the other hand, will be equal (it being understood and agreed that, for the avoidance of doubt, neither of the two preceding provisos shall apply to any pledge or other hypothecation by any such Lender of its rights and obligations hereunder or interests herein solely to the extent that such pledge or hypothecation does not constitute a sale). The purchase price for any assignment made pursuant to either proviso of the foregoing sentence shall be based on the same discount to par, or premium over par, that applies to the relevant third party assignment, taking into account any fees or other arrangements that would affect the economics of such assignment. None of the Borrower, the Servicer or the Backup Servicer or any other successor Servicer may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Lenders; provided that the Borrower shall be permitted, on not less than 10 Business Days’ prior written notice to the other parties hereto and with the prior written consent of the Lenders, to be provided in the sole discretion of the Lenders, to assign all of its rights and obligations hereunder to, and simultaneously with the transfer of all Pledged Assets to, a Permitted Transferee which shall have assumed in a writing satisfactory to the Lenders all such rights and obligations and acquired all such Pledged Assets. The parties to each assignment or participation made pursuant to this Section 9.04 shall execute and deliver to the applicable Lender, for its acceptance and recording in its books and records, an assignment and acceptance agreement (an “Assignment and

Acceptance”) or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to (i) the parties to such Assignment and Acceptance and (ii) prior to an Event of Default, the Borrower. Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording thereof as described in the preceding sentence. Each Lender shall notify the Borrower of any assignment or participation thereof made pursuant to this Section 9.04. Each Lender may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Pledged Assets furnished to such Lender by or on behalf of the Borrower or the Servicer; provided, however, that such Lender shall not disclose any such information until it has obtained an agreement from such assignee or participant or proposed assignee or participant that it shall treat as confidential (under terms mutually satisfactory to such Lender, the Borrower, the Servicer and such assignee or participant or proposed assignee or participant) any information obtained which is not already publicly known or available, and may disclose information relevant to the tax treatment and tax structure of the transactions contemplated by this Agreement.
     (b) Reserved.
     (c) Subject to Section 9.04(a), each of the parties hereto hereby agrees to execute any amendment to this Agreement that is required in order to facilitate the addition of any new Lender hereunder as contemplated by this Section 9.04 and which does not have any adverse effect on the Borrower, the Originator, the Servicer or any Affiliate thereof.
     SECTION 9.05 Term of This Agreement. This Agreement including, without limitation, the Borrower’s obligation to observe its covenants set forth in Articles V and VI and the Servicer’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article IX and the provisions of Section 9.08 and Section 9.09 shall be continuing and shall survive any termination of this Agreement.
     SECTION 9.06 GOVERNING LAW; JURY WAIVER; CONSENT TO JURISDICTION. (a) THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE LENDERS IN THE PLEDGED RECEIVABLES, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     (b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT

OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
     (c) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
     SECTION 9.07 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Backup Servicer or any other successor Servicer (whether in its capacity as Backup Servicer or successor Servicer), the Custodian, the Lenders’ Bank, the Collateral Agent, each Lender and its respective Affiliates under Section 8.01 hereof, the Borrower agrees to pay on demand all reasonable (and reasonably documented) costs and expenses of the Backup Servicer or such other successor Servicer, the Custodian, the Lenders’ Bank, the Collateral Agent and each Lender incurred in connection with the preparation, execution or delivery of, or any waiver or consent issued or amendment prepared in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or in connection herewith or therewith or incurred in connection with any amendment, waiver or modification of this Agreement, any other Transaction Document, and any other documents to be delivered hereunder or thereunder or in connection herewith or therewith that is necessary or requested (and, with respect to such Lender, actually entered into) by any of the Borrower, the Servicer, the Collateral Agent, such Lender or made necessary or desirable as a result of the actions of any regulatory, tax or accounting body affecting such Lender and its Affiliates, or which is related to an Event of Default, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Backup Servicer or any other successor Servicer, as applicable, the Custodian, the Lenders’ Bank, the Collateral Agent and each Lender with respect thereto and with respect to advising the Backup Servicer or any other successor Servicer, the Custodian, the Lenders’ Bank, the Collateral Agent and each Lender as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Backup Servicer or any other successor Servicer, the Custodian, the Lenders’ Bank, the Collateral Agent or any Lender in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

     (b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to any Lender which is specific to this Agreement or the funding or maintenance of Loans hereunder.
     (c) The Borrower shall pay on demand all other costs, expenses and taxes (excluding franchise and income taxes) incurred by any Lender or the Initial Qualifying Swap Counterparty or any shareholder thereof related to this Agreement, any other Transaction Document or any Qualifying Interest Rate Swap or similar interest rate cap agreement (“Other Costs”), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for such Lender or the Initial Qualifying Swap Counterparty with respect to (i) advising such Person as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith and (ii) the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith; provided, however, that the Borrower shall have no obligation to pay the fees and out-of-pocket expenses of counsel to the Initial Qualifying Swap Counterparty related to the initial negotiation, execution and delivery of any Qualifying Interest Rate Swap.
     (d) Without limiting any other provision hereof, the Borrower shall pay on demand all costs, expenses and fees of the Backup Servicer prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder related to its duties under this Agreement.
     (e) Any Person making a claim under this Section 9.07 shall submit to the Borrower a notice setting forth in reasonable detail the basis for and the computations of the applicable costs, expenses, taxes or similar items.
     SECTION 9.08 No Proceedings. The Servicer, the Backup Servicer, any other successor Servicer, the Custodian, the Collateral Agent, each Class A Lender, each Class B Lender and the Lenders’ Bank each hereby agree that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event prior to two years and one day after the Collection Date.
     SECTION 9.09 Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Lender as contained in this Agreement or any other agreement, instrument or document entered into by the Borrower or such Lender pursuant hereto or in connection herewith shall be had against any administrator of the Borrower or such Lender or any incorporator, affiliate, stockholder, officer, employee or director of the Borrower or such Lender or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Borrower or any Lender pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 9.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Borrower or any Lender or any incorporator, stockholder, affiliate, officer, employee or director of the Borrower or such Lender or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Borrower or such Lender contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Borrower or any Lender and each incorporator, stockholder, affiliate, officer, employee or director of the Borrower or such Lender or of any such administrator, or any of them, for breaches by the Borrower or such Lender of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 9.09 shall survive the termination of this Agreement.
     SECTION 9.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Fee Letter.
     SECTION 9.11 Tax Characterization. Notwithstanding any provision of this Agreement, the parties hereto intend that the Loans advanced hereunder shall constitute indebtedness of the Borrower for federal income tax purposes.
     SECTION 9.12 Calculation of Performance Triggers. Notwithstanding anything to the contrary herein, Included Repurchased Receivables shall be treated as Pool Receivables for purposes of each calculation of the Cumulative Net Loss Rate, and Delinquency Rate required to be made hereunder (but for no other purpose).
ARTICLE X
THE COLLATERAL AGENT
     SECTION 10.01 Authorization and Action. Each Lender hereby designates and appoints Morgan Stanley as initial Collateral Agent hereunder (subject to Section 7.03), and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower, the Servicer, any other Person or any of their respective successors or assigns. The Collateral Agent shall not be required to take any action that exposes the Collateral Agent to personal liability or that is contrary to this Agreement or applicable law. The appointment and authority of the Collateral Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.
     SECTION 10.02 No Implied Duties. The Collateral Agent shall be obligated to perform only the duties as are specifically set forth in this Agreement, and no implied covenants, obligations or any fiduciary relationship with any Lender or any other Person shall be read into this Agreement against the Collateral Agent.
     SECTION 10.03 Limits on Liability. Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be (i) liable for any acts, omissions, errors of judgment or mistakes of fact or law made, taken or omitted to be made or taken by it in accordance with this Agreement and the other Transaction Documents (including acts, omissions, errors or mistakes with respect to the Collateral), except for those arising out of or in connection with the Collateral Agent’s gross negligence or willful misconduct or (ii) responsible in any manner to any Secured Party for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or any other document furnished in connection herewith, or for any failure of the Borrower, its Affiliates or any Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article III. The Collateral Agent may consult with counsel, accountants and other experts, and any opinion or advice of any such counsel, any such accountant and any such other expert shall be full and complete authorization and protection in respect of any action taken or suffered by the Collateral Agent hereunder in accordance therewith. The Collateral Agent shall have the right at any time to seek instructions concerning the administration of the Pledged Assets from any court of competent jurisdiction. The Collateral Agent may conclusively rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which it has no reasonable reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. Absent its gross negligence or willful misconduct, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement and the other Transaction Documents, if any.
     SECTION 10.04 Acknowledgement. Each Lender hereby acknowledges and agrees that its rights and obligations as a “Lender” under the Collection Account Agreement are being held by Morgan Stanley in its capacity as Collateral Agent for the benefit of the Secured Parties.
     SECTION 10.05 Additional Exculpatory Provisions. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Servicer, except as specified herein. The Collateral Agent shall not be deemed to have knowledge of any Program Termination Event unless the Collateral Agent has received notice from the Borrower, the Servicer or a Secured Party.
     SECTION 10.06 Non-Reliance on Collateral Agent. Each Lender expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, its Affiliates or any Servicer, shall be deemed to constitute any representation or warranty by the Collateral Agent. Each Lender represents and warrants to the Collateral Agent that it has and will, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and its Affiliates and made its own decision to enter into this Agreement.
     SECTION 10.07 Reimbursement and Indemnification. The Lenders severally agree to reimburse and indemnify the Collateral Agent and each of its officers, directors, employees, representatives and agents ratably (based on their respective portions of the Loans), to the extent not paid or reimbursed by the Borrower or the Servicer for any amounts for which the Collateral Agent, acting in its capacity as Collateral Agent, is entitled to with respect to (i) reimbursement by the Borrower hereunder and (ii) any other expenses incurred by the Collateral Agent, in connection with the administration and enforcement of this Agreement or any other Transaction Document; provided, however, that (i) RBS and its assigns will not be responsible for any expenses which the Collateral Agent elects to incur in its discretion exceeding $50,000 in the aggregate without the prior approval of RBS and its assigns, as applicable.
     SECTION 10.08 Collateral Agent in its Individual Capacity. The Collateral Agent and each of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Collateral Agent were not the Collateral Agent hereunder.
     SECTION 10.09 Successor Collateral Agent. The Collateral Agent may, upon thirty (30) Business Days’ prior written notice to the Borrower, the Servicer, the Lenders, the Backup Servicer or any other successor Servicer, as applicable, the Custodian and the Lenders’ Bank resign as Collateral Agent; provided, that each Lender agrees to become the successor Collateral Agent in such capacity hereunder in accordance with the next sentence with the approval of the Controlling Holders. If the Collateral Agent resigns under this Agreement, then the Controlling Holders during such period shall appoint from among the Lenders a successor collateral agent, whereupon such successor agent shall succeed to the rights, powers and duties of such Collateral Agent, and the term “Collateral Agent”, shall mean such successor agent, effective upon its acceptance of such appointment and its delivery of a duly executed counterpart of this Agreement and an acknowledgment to the Collateral Agent, and such former Collateral Agent’s rights, powers and duties as Collateral Agent, shall be terminated, without any other or further act or deed on the part of such former agent or any of the parties to this Agreement; provided, however, that if Morgan Stanley resigns as Collateral Agent, RBS shall have the option to assume the duties of the Collateral Agent upon the effectiveness of such resignation. After such retiring agent’s resignation hereunder as Collateral Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent, under this Agreement. Notice of the appointment of a successor Collateral Agent, shall be provided by the resigning Collateral Agent and the new Collateral Agent to the Borrower, the Servicer, the Lenders, the Backup Servicer or other successor Servicer, the Custodian and the Lenders’ Bank. Such resigning Collateral Agent shall cooperate with the Custodian and the successor Collateral Agent in order to transfer is rights and obligations as Collateral Agent hereunder to such successor Collateral Agent (including, in order to transfer, assign and perfect the security interest of such Collateral Agent for the benefit of the Secured Parties in the Collateral, and hereby authorizes the filing of all financing statement and/or the recordation of all certificates, instruments or other records necessary under the laws of any applicable state).
     SECTION 10.10 Release of Collateral. Subject to Sections 2.13 and 4.03, the Collateral Agent shall not release its interest in any of the Pledged Assets without the prior written consent of all of the Lenders.
[Signature page to follow.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	LEAF CAPITAL FUNDING III, LLC

By:
Name:
Title:

THE SERVICER:	LEAF FINANCIAL CORPORATION

By:

Name:
Title:

CLASS A LENDER AND THE COLLATERAL AGENT	MORGAN STANLEY BANK

By:

Name:
Title:

CLASS B LENDER	MORGAN STANLEY ASSET FUNDING INC.

By:

Name:
Title:

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CLASS A LENDER	THE ROYAL BANK OF SCOTLAND PLC

By: Greenwich Capital Markets, Inc., as agent

By:
Name:
Title:

CLASS B LENDER	THE ROYAL BANK OF SCOTLAND PLC

By: Greenwich Capital Markets, Inc., as agent

By:

Name:
Title:

THE CUSTODIAN AND	U.S. BANK NATIONAL ASSOCIATION
THE LENDERS’ BANK:
By:

Name:
Title:

THE BACKUP SERVICER	LYON FINANCIAL SERVICES, INC. (D/B/A U.S. BANK PORTFOLIO SERVICES)

By:

Name:
Title:

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